                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        UNIQUE CASUAL RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        UNIQUE CASUAL RESTAURANTS, INC.
                              ONE CORPORATE PLACE
                               55 FERNCROFT ROAD
                       DANVERS, MASSACHUSETTS 01923-4001

                                OCTOBER 16, 1998

               SALE OF SUBSIDIARY -- YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

     We have agreed to sell our wholly-owned subsidiary, Fuddruckers, Inc. ("Fuddruckers"), to King Cannon, Inc. ("King Cannon"), a private company controlled by Michael R. Cannon, a well-known restaurant innovator from the United Kingdom, and are asking our shareholders to approve the sale. Our Fuddruckers restaurant business is engaged in the operation and franchise of a chain of casual dining restaurants in the United States and Canada, and through a licensee, in Europe, Africa and the Middle East. Founded in 1980, Fuddruckers is an established brand with broad consumer acceptance, encompassing 204 company-owned and franchised units.

     In exchange for all of the stock of Fuddruckers, King Cannon has agreed to pay us a total of $43 million in cash, subject to certain adjustments. We believe this is a fair and attractive price. The sale will take place pursuant to a stock purchase agreement dated as of July 31, 1998. The full text of the stock purchase agreement is included at the back of this document as Annex A.

     After the sale, our operations will consist primarily of Champps Americana, a chain of 16 company-operated and 11 franchised casual dining restaurants located throughout the United States. In addition, we will own a 17% passive interest in LaSalsa Fresh Mexican Grill, a privately held restaurant company based in California, and a 50% interest in Restaurant Consulting Services, Inc., a diversified consulting and technology company offering data processing, strategic planning and other technology services on an outsource basis to its customers.

     The sale will not be completed unless it is approved by holders of a majority of our outstanding shares of common stock. We have scheduled a special meeting of our shareholders for this vote. YOUR VOTE IS VERY IMPORTANT.

     UNIQUE'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE SALE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE SALE AND THE STOCK PURCHASE AGREEMENT, AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED SALE.

     Whether or not you plan to attend the meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us. A postage paid envelope is provided for your convenience. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposed sale. If you fail to return your card and do not vote at the meeting, it will have the same effect as a vote against the proposed sale.

     Only shareholders of record as of Friday, September 25, 1998 are entitled to attend and vote at the meeting.

     The date, time and place of the meeting is as follows:

                            Thursday, November 5, 1998, 10:00 a.m.
                            Tara Hotel
                            50 Ferncroft Road
                            Danvers, Massachusetts

     This document provides you with detailed information about the proposed sale. In addition, you may obtain information about us from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

     On behalf of your Board of Directors, we thank you for your continued support, and again urge you to vote FOR approval of the proposed sale.

                                   Sincerely,

                                   DONALD C. MOORE
                                   Chief Executive Officer

 Proxy Statement dated October 15, 1998 and first mailed to shareholders on or about October 16, 1998.

                        UNIQUE CASUAL RESTAURANTS, INC.
                              ONE CORPORATE PLACE
                               55 FERNCROFT ROAD
                             DANVERS, MASSACHUSETTS
                                 (978) 774-6606

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
              TO BE HELD ON THURSDAY, NOVEMBER 5, 1998, 10:00 A.M.

To the Unique Shareholders:

     Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Unique Casual Restaurants, Inc., a Delaware corporation ("Unique"), will be held on Thursday, November 5, 1998 at the Tara Hotel, 50 Ferncroft Road, Danvers, Massachusetts, at 10:00 a.m. A Proxy Card and Proxy Statement for the Special Meeting are enclosed.

     The Special Meeting is for the purpose of:

          1. Considering and voting upon a proposal to sell all of the stock of Unique's wholly-owned subsidiary, Fuddruckers, Inc., to King Cannon, Inc. (the "Proposed Transaction"), pursuant to the terms of that certain stock purchase agreement dated as of July 31, 1998 (the "Stock Purchase Agreement"). A copy of the Stock Purchase Agreement is attached as Annex A to the accompanying Proxy Statement.

          2. Transacting such other business as may properly come before the Special Meeting and any adjournment thereof. Unique's Board of Directors is not aware of any other business that will be presented for consideration at the Special Meeting.

     THE UNIQUE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE PROPOSED TRANSACTION ARE IN THE BEST INTERESTS OF UNIQUE AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED TRANSACTION.

     Only holders of Unique common stock of record as of the close of business on Friday, September 25, 1998 are entitled to notice of and to vote at the Special Meeting.

     The Proposed Transaction will not be completed unless it is approved by the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the Special Meeting. Therefore, a failure to vote or a vote to abstain will have the same legal effect as a vote against the Proposed Transaction.

     Under Delaware law, you are not entitled to dissenters' rights of appraisal.

     Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. If you attend the Special Meeting you may revoke your proxy and vote personally on each matter brought before the Special Meeting.

                                         By Order of the Board of Directors,

                                         DONNA L. DEPOIAN
                                         General Counsel and Secretary

Danvers, Massachusetts
October 16, 1998

            YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND
                        RETURN YOUR PROXY CARD PROMPTLY.

                               TABLE OF CONTENTS

DESCRIPTION                                                   PAGE
-----------                                                   ----
INTRODUCTION................................................     1
QUESTIONS AND ANSWERS.......................................     1
CAUTIONARY STATEMENT........................................     3
SUMMARY.....................................................     4
RISK FACTORS................................................     7
  Loss of Fuddruckers.......................................     7
  Competition...............................................     7
  Economic, Market and Other Conditions.....................     7
  Importance of Locations...................................     7
  Dependence on Key Employees...............................     7
  Government Regulation.....................................     7
SELECTED FINANCIAL DATA.....................................     8
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION...............................................     9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
  OPERATIONS AND FINANCIAL CONDITION........................    13
  General...................................................    13
  Forward-Looking Statements................................    13
  Results of Operations.....................................    13
  Income Taxes..............................................    17
  Accounting Pronouncements Not Yet Adopted.................    18
  Year 2000 Compliance......................................    18
  Financial Condition and Liquidity.........................    19
  Quantitative and Qualitative Disclosures About Market
     Risk...................................................    19
THE COMPANY.................................................    20
  Fuddruckers...............................................    20
  Champps...................................................    22
THE SPECIAL MEETING.........................................    25
  Date, Time and Place......................................    25
  Matters To Be Considered..................................    25
  Record Date; Shares Outstanding and Entitled to Vote......    25
  Quorum; Vote Required.....................................    25
  Voting and Revocation of Proxies..........................    25
  Proxy Solicitation........................................    26
THE PROPOSED TRANSACTION....................................    26
  General...................................................    26
  Background of the Proposed Transaction....................    27
  Reasons for the Proposed Transaction......................    27
  Recommendation of the Unique Board........................    29
USE OF PROCEEDS.............................................    29
ACCOUNTING TREATMENT OF THE PROPOSED TRANSACTION............    29
CERTAIN INCOME TAX CONSEQUENCES.............................    29
DISSENTERS' RIGHTS..........................................    29
REGULATORY FILINGS AND APPROVALS............................    30
INTERESTS OF CERTAIN PERSONS................................    30
TERMS OF THE STOCK PURCHASE AGREEMENT.......................    30
  Purchase Price............................................    31
  The Closing...............................................    32
  Representations and Warranties............................    32
  Certain Covenants.........................................    33

DESCRIPTION                                                   PAGE
-----------                                                   ----
  No Solicitation...........................................    34
  Non-Competition...........................................    34
  Conditions................................................    34
  Termination...............................................    36
  Termination Fees..........................................    36
  Survival of Representations and Warranties;
     Indemnification........................................    36
  Expenses..................................................    38
MARKET PRICE DATA; DIVIDENDS................................    39
SECURITY OWNERSHIP..........................................    40
INDEPENDENT PUBLIC ACCOUNTANT...............................    42
WHERE YOU CAN FIND MORE INFORMATION.........................    42
INDEX TO FINANCIAL STATEMENTS...............................   F-1
STOCK PURCHASE AGREEMENT....................................   A-1

                                  INTRODUCTION

     This Proxy Statement (the "Proxy Statement") and the accompanying proxy card are being furnished to the holders of shares of common stock, $.01 par value per share (the "Common Stock"), of Unique Casual Restaurants, Inc., a Delaware corporation ("Unique"), in connection with the solicitation of proxies by the Board of Directors of Unique (the "Unique Board") for use at the Special Meeting of the Shareholders of Unique to be held on Thursday, November 5, 1998 at the Tara Hotel, 50 Ferncroft Road, Danvers, Massachusetts, at 10:00 a.m. local time (the "Special Meeting") and any adjournments thereof.

     At the Special Meeting, Unique's shareholders will be asked to consider and vote upon (i) a proposal to sell all of the stock (the "Shares") of Unique's wholly-owned subsidiary, Fuddruckers, Inc., a Texas corporation ("Fuddruckers"), to King Cannon, Inc., a Delaware corporation ("King Cannon"), pursuant to the terms of that certain stock purchase agreement, dated as of July 31, 1998 (the "Stock Purchase Agreement"), by and among Unique, King Cannon and Champps Entertainment, Inc., a Minnesota corporation and a wholly-owned subsidiary of Unique ("Champps"), a copy of which is attached as Annex A to this Proxy Statement (the "Proposed Transaction") and (ii) such other business as may properly come before the Special Meeting and any adjournment thereof. The Unique Board knows of no matters that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement. If any other matters properly come before the Special Meeting, the persons named in the enclosed proxy card or their substitutes will vote in accordance with their best judgment on such matters.

     Please note that references to Fuddruckers in this Proxy Statement include Fuddruckers' direct and indirect equity interests in R. Wes, Inc., a Texas corporation, Fuddruckers Europe, Inc., a Texas corporation (currently inactive), 8725 Metcalf II, Inc., a Kansas corporation, Fuddruckers-EMA, E.C., a Bahrainian corporation, Atlantic Restaurant Ventures, Inc., a Virginia corporation ("ARVI"), A.R.I.V.-Rockville, Inc., a Maryland corporation, and ARVI of Pikesville, Inc., a Maryland corporation. In addition, certain assets of Unique that are used in the Fuddruckers business are being transferred to Fuddruckers prior to the sale of the Shares.

                 QUESTIONS AND ANSWERS ABOUT THE PROPOSED SALE

Q:  WHY IS UNIQUE SELLING ITS FUDDRUCKERS RESTAURANT BUSINESS?

A: The Unique Board believes that the sale of Fuddruckers is a key strategic move for Unique. A year ago the predecessor of Unique sold its foodservice business to alleviate a significant debt burden and to position Unique for restoring the profitability of its restaurant businesses, Fuddruckers and Champps. Since then, Unique has accomplished many of its goals for the continued turnaround of Fuddruckers and the expansion of Champps. However, Unique's efforts have been constrained by limited available capital resources. As the Unique Board continued to explore strategic alternatives to improve shareholder value, it concluded that a sale of Fuddruckers at this time would allow Unique to realize the benefits of Fuddruckers' improved performance and provide the capital needed to position Unique for future growth.

Q:  WHY IS UNIQUE ASKING FOR A SHAREHOLDER VOTE? WHAT VOTE IS REQUIRED?

A: Unique's counsel has advised us that the proposed sale might be a sale of "substantially all" of Unique's assets under the Delaware General Corporate Law (the "DGCL"). If so, the sale requires approval by the holders of a majority of Unique's Common Stock. Since it is not clear whether this transaction requires shareholder approval, we have decided to put the transaction to a shareholder vote to avoid any uncertainty and we will not complete the sale unless it is approved by the affirmative vote of holders of a majority of Unique's issued and outstanding Common Stock at the Special Meeting.

Q:  WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote and sign and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting, which will take place on Thursday, November 5, 1998. The Unique Board unanimously recommends that you vote in favor of the Proposed Transaction.

    Approval of the Proposed Transaction requires the affirmative vote of a majority of the outstanding shares of Unique's Common Stock. Therefore, a failure to vote or a vote to abstain will have the same legal effect as a vote against the Proposed Transaction.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before we vote your proxy at the Special Meeting. You can do so in one of three different ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Unique at the address given below. Second, you can complete a new proxy card and send it to the Secretary of Unique at the address given below. Third, you can attend the Special Meeting and vote in person. You should send any written notice or new proxy card to the Secretary of Unique at the following address: Unique Casual Restaurants, Inc., One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923-4001, Attention: Secretary.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted and they will technically count as votes against the Proposed Transaction.

Q:  WHEN DO YOU EXPECT THE SALE TO BE COMPLETED?

A: We are working to complete the transaction as quickly as possible, hopefully within a day or two after the Special Meeting.

Q:  WHO CAN HELP ANSWER QUESTIONS?

A: If you have more questions about the Proposed Transaction, you should contact:

     Unique Casual Restaurants, Inc.
     One Corporate Place
     55 Ferncroft Road
     Danvers, Massachusetts 01923-4001
     (978) 750-9909, extension 1134
     Attention: Donna Luciano

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     THIS PROXY STATEMENT AND OTHER STATEMENTS MADE FROM TIME TO TIME BY UNIQUE OR THEIR REPRESENTATIVES CONTAIN STATEMENTS WHICH MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 IN U.S.C.A. SECTIONS 77Z-2 AND 78U-5 (SUPP. 1996). WORDS SUCH AS "BELIEVE," "ANTICIPATE," "ESTIMATE," "PROJECT," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF UNIQUE AND MEMBERS OF ITS MANAGEMENT, AS WELL AS THE ASSUMPTIONS ON WHICH SUCH STATEMENTS ARE BASED. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF UNIQUE, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO MANAGEMENT OF UNIQUE THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS DETAILED HEREIN AND THOSE FACTORS SET FORTH FROM TIME TO TIME IN REPORTS OF UNIQUE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. UNIQUE UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE FORWARD-LOOKING STATEMENTS TO REFLECT CHANGED ASSUMPTIONS, THE OCCURRENCE OF UNANTICIPATED EVENTS OR CHANGES TO FUTURE OPERATING RESULTS OVER TIME.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Proposed Transaction more fully and for a complete description of the legal terms of the Proposed Transaction you should read carefully this entire document and the documents we have referred to you. See "Where You Can Find More Information" on page 42. We have included page references parenthetically to direct you to a more complete description of the topics presented in the summary.

THE COMPANY

     Unique Casual Restaurants, Inc., a Delaware corporation formed on May 27, 1997, was spun-off to holders of the common stock of DAKA International, Inc. ("DAKA") in July 1997. Unique's principal business activities are to own and operate the restaurant operations previously operated by various subsidiaries and divisions of DAKA prior to the formation and the spin-off of Unique. Unique's Fuddruckers and Champps operations, the remaining operating businesses of Unique, serve customers in casual and upscale restaurant settings, respectively. Restaurant operations are conducted through company-owned and franchised stores. In addition, Unique owns a 17% passive interest in LaSalsa Fresh Mexican Grill, a privately held restaurant company based in California ("LaSalsa"), and a 50% interest in Restaurant Consulting Services, Inc., a diversified consulting and technology company offering data processing, strategic planning and other technology services on an outsource basis to its customers ("RCS").

THE PROPOSED TRANSACTION

     The Sale of Fuddruckers (See page 26). Unique has agreed to sell its Fuddruckers restaurant business to King Cannon, a private company controlled by Michael R. Cannon, one of Britain's most successful restaurant innovators, pursuant to the Stock Purchase Agreement, a copy of which is attached as Annex A to this Proxy Statement. Specifically, Unique will sell to King Cannon all of the stock of Fuddruckers for $43 million, subject to certain adjustment based on, among other things, the level of Fuddruckers' fiscal 1998 EBITDA and closing date working capital.

     Fuddruckers had revenues of $137.6 million and an operating loss, without giving effect to the allocation of certain Unique corporate expenses, of approximately $20.9 million in the fiscal year of Unique ended June 28, 1998 ("Fiscal 1998"). The Fuddruckers business constituted approximately 64% of Unique's total revenues for Fiscal 1998 and approximately 70% of Unique's total assets as of June 28, 1998. Following the sale of Fuddruckers, Unique's operations will consist primarily of Champps, a chain of 16 company-operated and 11 franchised casual dining restaurants located throughout the United States. Unique will also continue to own its interests in LaSalsa and RCS.

     Use of Proceeds (See page 29). After-tax proceeds from the Proposed Transaction are expected to be between $33 million and $35 million after settling transaction costs and obligations of Fuddruckers not assumed by King Cannon. Unique currently intends to use such proceeds for general corporate purposes, including the development of additional Champps Americana restaurants.

     Our Reasons for the Proposed Transaction. The Unique Board believes that the sale of Fuddruckers is a key strategic move for Unique. A year ago, DAKA, Unique's predecessor, sold its foodservice business to alleviate a significant debt burden and to position Unique for restoring the profitability of its restaurant businesses, Fuddruckers and Champps. Since then, Unique has accomplished many of its goals for the continued turnaround of Fuddruckers and the expansion of Champps. However, Unique's efforts have been constrained by limited available capital resources. As the Unique Board continued to explore strategic alternatives to improve shareholder value, it concluded that a sale of Fuddruckers at this time would allow Unique to realize the benefits of Fuddruckers' improved performance and provide the capital needed to position Unique for future growth.

     To review the background and reasons for the Proposed Transaction in more detail, as well as the risks of the sale, see pages 26 through 29.

THE SPECIAL MEETING

     The Special Meeting will be held at the Tara Hotel, 50 Ferncroft Road, Danvers, Massachusetts, at 10:00 a.m. on Thursday, November 5, 1998. Shareholders will be asked to consider and vote upon the Proposed Transaction and to transact such other business as may properly come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

     You are entitled to vote at the Special Meeting if you owned shares of Common Stock as of the close of business on Friday, September 25, 1998 (the "Record Date").

     On the Record Date, there were 11,600,085 shares of Unique Common Stock allowed to vote at the Special Meeting. Shareholders will have one vote at the Special Meeting for each share of Unique Common Stock owned on the Record Date.

VOTE REQUIRED

     Unique's counsel has advised us that the Proposed Transaction might be a sale of "substantially all" of the assets of Unique under the DGCL. If so, the Proposed Transaction requires approval by a majority of the shares of Unique Common Stock outstanding on the Record Date. Since it is not clear whether this transaction requires shareholder approval, we are submitting the Proposed Transaction to a shareholder vote to avoid any uncertainty and will not complete the transaction unless it is approved by the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date and entitled to vote at the Special Meeting. Accordingly, a failure to vote or a vote to abstain will have the same legal effect as a vote against the Proposed Transaction.

OUR RECOMMENDATION TO SHAREHOLDERS

     The Unique Board believes that the Proposed Transaction is in Unique's best interests and unanimously recommends that you approve the Proposed Transaction.

THE STOCK PURCHASE AGREEMENT

     The Stock Purchase Agreement is attached as Annex A to this Proxy Statement. We encourage you to read the Stock Purchase Agreement in its entirety as it is the legal document that governs the Proposed Transaction.

     Conditions to the Stock Purchase Agreement (See page 34). The completion of the Proposed Transaction depends upon meeting a number of conditions, including the following:

          (1) approval by a majority vote of Unique's shareholders,

          (2) there being no material adverse change in Fuddruckers' business,

          (3) obtaining required governmental approvals,

          (4) continued accuracy of Unique's representations and warranties in the Stock Purchase Agreement,

          (5) performance by Unique of all pre-closing covenants in the Stock Purchase Agreement,

          (6) absence of injunctions or other court orders against the Proposed Transaction, and

          (7) the purchase price after estimated adjustments at closing not being less than $40 million.

     Termination of the Stock Purchase Agreement and Termination Fees (See page
36). The Stock Purchase Agreement may be terminated at any time by the agreement of Unique and King Cannon. In addition, either Unique or King Cannon may terminate the Stock Purchase Agreement in certain circumstances, including if:

          (1) the Proposed Transaction has not been completed by November 9, 1998, subject to extension to December 15, 1998 in certain limited circumstances; or

          (2) a court or other governmental authority prohibits the Proposed Transaction; or

          (3) it becomes impossible to satisfy a closing condition to the Stock Purchase Agreement.

     In addition, King Cannon may terminate the Stock Purchase Agreement if the Unique Board withdraws or modifies its approval or recommendation in favor of the Proposed Transaction, in which case Unique will be required to pay to King Cannon an alternative transaction fee equal to $1,720,000.

     If the Proposed Transaction fails to close due to King Cannon's breach of its obligations under the Stock Purchase Agreement, in the absence of any breach by Unique of its obligation under the Stock Purchase Agreement, and assuming that all conditions to closing have been satisfied, Unique's sole and exclusive remedy against King Cannon is to terminate the Stock Purchase Agreement and collect liquidated damages equal to $5,000,000 from King Cannon. King Cannon has furnished Unique a letter of credit for the benefit of Unique in the amount of $5,000,000 million to cover such liquidated damages if and when it is finally determined that Unique is entitled to the payment.

     If the Proposed Transaction fails to close due to the purchase price after estimated adjustments being less than $40 million or the shareholders of Unique failing to approve the Proposed Transaction, Unique is obligated to pay to King Cannon liquidated damages equal to $1 million to compensate King Cannon for the time, fees and expenses spent in pursuing the Proposed Transaction.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED TRANSACTION (SEE PAGE 30)

     In considering the Unique Board's recommendation that you vote in favor of the Proposed Transaction, you should be aware that certain directors and executive officers of Unique have interests in the Proposed Transaction as employees and/or directors that are different from, or in addition to, yours as a shareholder.

REGULATORY APPROVALS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), prohibits Unique and King Cannon from completing the Proposed Transaction until each has furnished certain information to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and a required waiting period has expired. Unique and King Cannon each filed the required notification and report forms with the Antitrust Division and the FTC and the required waiting period has expired.

ACCOUNTING TREATMENT

     Upon receipt of shareholder approval of the Proposed Transaction, Fuddruckers will be treated for accounting purposes as a discontinued operation of Unique. This means that, in future filings by Unique with the Securities and Exchange Commission (the "SEC"), financial statements for all periods will be restated to show the operations of Fuddruckers separately from Unique's continuing operations.

CERTAIN INCOME TAX CONSEQUENCES

     There will not be any federal income tax consequences for you, although the proposed sale will be a taxable event to Unique for federal and state income tax purposes. However, because Unique expects to incur a loss on the sale of Fuddruckers for federal and state income tax purposes, no tax is expected to be due. Further, the loss should be available as a carryforward item to offset taxable income of Unique, if any, in the future.

NO DISSENTERS' RIGHTS

     Under the DGCL, Unique shareholders are not entitled to dissenters' rights of appraisal or other dissenters' rights with respect to the Proposed Transaction or any other transaction contemplated by the Stock Purchase Agreement.

                                  RISK FACTORS

     In considering whether to approve the Proposed Transaction, Unique shareholders should consider, in addition to the other information contained in this document, the following matters:

LOSS OF FUDDRUCKERS; LIMITED SIZE OF OPERATIONS

     Following the sale of Fuddruckers, Unique's operations will consist primarily of Champps, a chain of 16 company-operated and 11 franchised casual dining restaurants located throughout the United States. The limited size and revenues of Unique after the sale of Fuddruckers, and Unique's dependence on a single restaurant concept, may impact Unique's future prospects and will increase its vulnerability to a possible downturn in the upscale casual dining restaurant business as whole, or in the popularity of Champps Americana restaurants in particular.

COMPETITION

     The casual dining restaurant industry is intensely competitive with respect to price, service, location, personnel, and type and quality of food. Unique and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities and effectiveness of advertising and marketing programs are also important factors. Unique anticipates that intense competition will continue to focus on pricing, and certain of Unique's competitors have substantially larger marketing budgets.

ECONOMIC, MARKET AND OTHER CONDITIONS

     The casual dining restaurant industry is affected by changes in national, regional and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of Unique and its franchisees to finance new restaurant development, improvements and additions to existing restaurants and the acquisition of restaurants from, and sale of restaurants to, franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

IMPORTANCE OF LOCATIONS

     The success of company-owned and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

DEPENDENCE ON KEY EMPLOYEES

     Unique is currently dependent to a significant degree upon the ability and experience of its senior executives, Donald C. Moore, the Chief Executive Officer of Unique, and K.C. Moylan, the Chief Executive Officer of Champps. The loss of either of these senior executives could adversely affect Unique's ability to conduct its operations or to achieve growth.

GOVERNMENT REGULATION

     Unique and its franchisees are subject to various federal, state and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to liquor sales, health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. The operation of Unique's franchise system is also subject to regulation enacted by a number of states and rules promulgated by the FTC. Unique cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

                            SELECTED FINANCIAL DATA

     We are providing the following financial and operating data to aid you in your analysis of the financial aspects of the Proposed Transaction. The historical balance sheet data as of June 28, 1998 and June 29, 1997 and 1996 and the historical statements of operations data for each of the four fiscal years in the period ended June 28, 1998 presented below are derived from Unique's audited consolidated financial statements. The historical balance sheet data as of July 1, 1995 and July 2, 1994, and the historical statements of operations data for the fiscal year ended July 2, 1994, have been derived from Unique's unaudited internal financial statements.

     Unique has been treated as if it were a stand-alone entity for all periods presented. Unique's results of operations, as presented in the accompanying consolidated financial statements for periods prior to July 17, 1997 include allocations and estimates of certain expenses, including corporate accounting, tax, cash management, information technology, legal, risk management, purchasing and human resources, historically provided to Unique by DAKA.

     The pro forma financial data included below contain certain adjustments, as explained elsewhere in this Proxy Statement, to reflect the Proposed Transaction and the use of proceeds. The selected historical and pro forma financial data should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Information and notes thereto, the consolidated financial statements of Unique and the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" appearing elsewhere in this Proxy Statement, as well as other information that we have filed with the SEC, including our Annual Report on Form 10-K for our fiscal year ended June 28, 1998 which was filed with the SEC on October 13, 1998. See "Where You Can Find More Information" on page 42.

                                                       AS OF AND FOR THE FISCAL YEARS ENDED
                                         ----------------------------------------------------------------
                                         JUNE 28,    JUNE 28,   JUNE 29,   JUNE 29,   JULY 1,    JULY 2,
                                           1998        1998       1997       1996       1995       1994
                                         ---------   --------   --------   --------   --------   --------
                                         PRO FORMA                        HISTORICAL
                                         ---------   ----------------------------------------------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Total revenues.........................   $76,711    $215,321   $205,884   $183,755   $137,730   $100,677
Income (loss) before income taxes,
  minority interests and cumulative
  effect of change in accounting for
  preopening costs.....................    (5,813)    (26,748)   (42,832)    (6,931)     4,697      3,980
Basic and diluted loss per share.......        --       (2.41)        --         --         --         --
Pro forma basic and diluted loss per
  share, as reported...................        --          --      (3.42)        --         --         --
Pro forma basic and diluted loss per
  share, as adjusted for the Proposed
  Transaction..........................     (0.51)         --         --         --         --         --
BALANCE SHEET DATA:
Total assets...........................    70,958      92,546    125,209    142,348    102,431     78,365
Long-term debt, including current
  portion..............................     6,966       6,966      5,128      6,366      4,009      3,372
Total equity...........................    44,298      50,398     79,053    108,894     73,979     57,666

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated statement of operations and balance sheet are presented to assist you in analyzing the effect of the Proposed Transaction on Unique's results of operations and financial condition. The following information gives effect to events that are directly attributable to the Proposed Transaction and are expected to have a continuing impact on Unique. Explanations of the various preliminary pro forma adjustments are included in the notes that accompany the unaudited pro forma condensed consolidated financial statements.

     This unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements of Unique and the notes thereto and the information contained in "Management's Discussion and Analysis of Results of Operation and Financial Condition" appearing elsewhere in this Proxy Statement and other information that we have filed with the SEC, including our Annual Report on Form 10-K for our fiscal year ended June 28, 1998, which we filed with the SEC on October 13, 1998.

     The following information does not necessarily represent the results of operations or the financial condition of Unique had the Proposed Transaction in fact been consummated at the beginning of the pro forma period or at June 28, 1998, respectively, and should not be taken as a prediction of what the results of operations or financial condition of Unique will be in any future periods if the Proposed Transaction is completed.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JUNE 28, 1998 (IN THOUSANDS)

                                                 AS REPORTED
                                                 HISTORICAL     PRO FORMA ADJUSTMENTS(1)    PRO FORMA
                                                 -----------    ------------------------    ---------
                                                                    DR            CR
Revenues:
  Sales........................................   $210,569       $133,858                    $76,711
  Franchising..................................      4,752          3,763                        989
                                                  --------       --------                    -------
          Total................................    215,321        137,621                     77,700
                                                  --------       --------                    -------
Costs and expenses:
  Cost of sales and operating expenses.........    189,834                     $120,525       69,309
  Selling, general and administrative..........     19,859                        9,054       10,805
  Depreciation and amortization................      8,724                        5,832        2,892
  Impairment, exit and other charges...........     24,625                       23,188        1,437
  Gain on sale.................................       (677)                                     (677)
  Interest expense.............................        494                            3          491
  Interest income..............................       (790)            46                       (744)
                                                  --------       --------      --------      -------
          Total................................    242,069             46       158,602       83,513
                                                  --------       --------      --------      -------
Loss before income taxes and cumulative effect
  of change in accounting principle............   $(26,748)      $137,667      $158,602      $(5,813)
                                                  ========       ========      ========      =======

---------------
(1) Reflects the elimination of the income and costs and expenses of Fuddruckers and its subsidiaries for the year ended June 28, 1998.

 See notes to unaudited pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 28, 1998 (IN THOUSANDS)

                                               AS REPORTED
                                               HISTORICAL     PRO FORMA ADJUSTMENTS       PRO FORMA
                                               -----------    ----------------------      ---------
                                                                 DR            CR
ASSETS:
  Cash and cash equivalents (overdraft)......   $  (646)      $43,000(a)    $10,100(b)     $27,254
                                                                  602(e)      1,400(d)
                                                                              4,202(c)
  Cash -- restricted.........................      2,602                        602(e)       2,000
  Other current assets.......................      8,387                      5,886(c)       2,501
                                                --------                                   -------
          Total current assets...............     10,343                                    31,755
  Net property...............................     73,723                     42,539(a)      31,184
  Other assets...............................      8,480                        461(a)       8,019
                                                --------                                   -------
          Total assets.......................   $ 92,546                                   $70,958
                                                ========                                   =======
LIABILITIES:
  Current liabilities........................   $ 24,238(1)    10,088(c)                   $14,150
  Long term debt, net of current portion
     ($2,209)................................      4,757(1)                                  4,757
  Other long-term liabilities................      7,753                                     7,753
                                                --------                                   -------
          Total liabilities..................     36,748                                    26,660
                                                --------                                   -------
MINORITY INTEREST AND OBLIGATIONS UNDER PUT
  AGREEMENT..................................      5,400        5,400(b)                        --
STOCKHOLDERS' EQUITY:
  Common stock...............................        116                                       116
  Additional paid-in capital.................     78,017                                    78,017
  Accumulated deficit........................    (27,735)       1,400(d)                   (33,835)
                                                --------                                   -------
          Total stockholders' equity.........     50,398        4,700(b)                    44,298
                                                --------                                   -------
          Total liabilities and stockholders'
            equity...........................   $ 92,546                                   $70,958
                                                ========                                   =======

---------------
(1) Includes an aggregate of $6,527 ($4,757 long-term portion) of capital lease obligations.

          See notes to unaudited pro forma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (IN THOUSANDS)

     The pro forma condensed consolidated balance sheet and statement of operations of Unique give effect to the sale of Fuddruckers and its subsidiaries for $43.0 million. For purposes of the unaudited pro forma condensed consolidated statement of operations, the proposed sale of Fuddruckers is assumed to have occurred at the beginning of the pro forma period. Accordingly, the pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations eliminate the operations of Fuddruckers for Fiscal 1998.

1.  WORKING CAPITAL ADJUSTMENTS

     The Stock Purchase Agreement provides for Unique to satisfy certain obligations at the closing date not assumed by King Cannon. Further, Unique and King Cannon have agreed to satisfy any net working capital surplus or deficit of Fuddruckers as of the closing date so that the net working capital of Fuddruckers will be zero on the closing date. Unique currently estimates that such working capital adjustments will result in cash transfers of approximately $4.2 million by Unique to King Cannon. Also, the pro forma condensed consolidated statement of operations does not reflect any investment income earned on the net proceeds from the Proposed Transaction or approximately $6.1 million of transaction and lease termination expenses directly related to the Proposed Transaction that will be incurred by Unique during the first and second quarter of fiscal 1999. The effects of these matters are reflected in the following pro forma balance sheet adjustments:

                                                                DR        CR
(a) Cash....................................................  $43,000
      Net property..........................................            $42,539
      Other assets..........................................                461
    To record the sale of Fuddruckers and the gross sales
     price
(b) Minority interest and put obligation....................    5,400
    Retained earnings (principally lease termination
    costs)..................................................    4,700
      Cash..................................................             10,100
    To record obligations not assumed by Buyer
(c) Current liabilities.....................................   10,088
    Current assets..........................................              5,886
      Cash..................................................              4,202
    To record effects of Fuddruckers net working capital
     deficit at June 28, 1998.

2.  TRANSACTION COSTS

     In connection with the Proposed Transaction, Unique has estimated it will incur $1.4 million in transaction costs, including estimated accounting, legal and other expenses directly attributable to the sale of Fuddruckers. The following pro forma adjustment reflects the effect of these estimated costs and expenses on the historical balance sheet:

                                                                DR       CR
(d) Retained earnings.......................................  $1,400
     Cash...................................................           $1,400

3.  ESCROWS FOR CONTINGENT OBLIGATIONS

     The Stock Purchase Agreement provides for the creation of separate escrows to cover payments for contingent obligations after the closing date for which Unique has agreed to indemnify King Cannon. The following pro forma adjustment reflects the effect of this aspect of the Stock Purchase Agreement on the historical balance sheet. Such escrow balances are returnable to Unique if unused for the intended purpose at various times, beginning one year after the closing date, subject to claims made, if any.

                                                               DR     CR
(e) Cash....................................................  $602
     Restricted cash........................................         $602
   To establish restricted cash balances of $2,000 for
   escrow deposits as of the closing date.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

     The following Management's Discussion and Analysis of Results of Operations and Financial Condition is based upon the historical consolidated financial statements of Unique, which present Unique's results of operations, financial position and cash flow. Prior to July 17, 1997, Unique historically operated as part of DAKA. These historical consolidated financial statements include the assets, liabilities, income and expenses that were directly related to the restaurant business as it was operated within DAKA prior to DAKA's spin-off of Unique on July 17, 1997 (the "Spin-Off"). Unique's statement of operations includes all of the related costs of doing business, including charges for the use of facilities and for employee benefits, and includes an allocation of certain general corporate expenses, including costs for corporate logistics, information technologies, finance, legal and corporate executives. These allocations of general corporate expenses were based on a number of factors including, for example, personnel, labor costs and sales volumes. Management believes these allocations as well as the assumptions underlying the preparation of Unique's separate consolidated financial statements to be reasonable.

     Certain other non-restaurant operating assets and liabilities of DAKA were contributed to Unique as described in Note 2 to the financial statements appearing elsewhere in this Proxy Statement. Those assets and liabilities consisting of notes receivable, property, accounts payable, accrued expenses, and contingent liabilities have been recorded within their respective captions during fiscal 1998 and resulted in a decrease to stockholders' equity of $1.5 million.

FORWARD-LOOKING STATEMENTS

     Except for the historical information contained herein, the matters discussed in the following Management's Discussion and Analysis of Results of Operations and Financial Condition of Unique and elsewhere in this Proxy Statement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Words such as "believe," "anticipate," "estimate," "project," and similar expressions are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Forward-looking statements involve risks and uncertainties, many of which may be beyond Unique's control. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results of current and future operations may vary materially from those anticipated, estimated or projected. Factors that may cause such a difference include, among others, the following: the ability of Unique to successfully implement strategies to improve overall profitability; the completion of the sale of Fuddruckers; the impact of increasing competition in the casual and upscale casual dining segments of the restaurant industry; changes in general economic conditions which impact consumer spending for restaurant occasions; adverse weather conditions; competition among restaurant companies for attractive sites and unforeseen events which increase the cost to develop and/or delay the development and opening of new restaurants; increases in the costs of product, labor, and other resources necessary to operate the restaurants; unforeseen difficulties in integrating acquired businesses; the availability and terms of financing for Unique and any changes to that financing; the revaluation of any of Unique's assets (and related expenses); and the amount of, and any changes to, tax rates.

RESULTS OF OPERATIONS

     Overview. Unique incurred an operating loss before income tax benefit and minority interests of $27.7 million for the fiscal year ended June 28, 1998, compared to a comparable operating loss of $42.8 million last year. Included in the loss before income tax benefit and minority interest for fiscal 1998 were impairment, exit and other charges of $24.6 million. Exclusive of these expense charges, Unique would have reported a net loss of $3.1 million for fiscal 1998. As discussed further below, results for the current fiscal year include a net gain of $0.7 million on the sale of a Champps restaurant. While Unique believes it has strategies that will give it the best opportunity to return to overall profitability, there can be no assurance that such strategies will be implemented within the anticipated time frame or at all, or if implemented, will be successful. Accordingly, Unique may continue to incur substantial and increasing operating losses over the next several years. The amount of net operating losses and the time required by Unique to reach sustained profitability are highly uncertain and to achieve profitability Unique must, among other things, successfully reduce selling, general and administrative expenses as a percentage of sales from historical levels while continuing to increase net revenues from its existing and continuing restaurants and successfully execute its growth strategy for the Champps Americana restaurant chain. While progress has been made in the current fiscal year in many of these areas, there can be no assurance that Unique will be able to achieve profitability at all or on a sustained basis.

     On September 24, 1998, Unique announced it had retained Bear Stearns & Co., Inc. to assist the Unique Board in evaluating and seeking financial and strategic alternatives, including a possible sale of Unique or Champps. There can be no assurance, however, that Unique will pursue a sale or any other specific alternative or that it will be able to reach any agreement or complete any transaction that it may undertake.

     Unique's Champps Americana restaurant chain is in the expansion phase. The timing of revenues and expenses associated with the opening of new restaurants or the closing or repositioning of existing restaurants are expected to result in fluctuations in Unique's quarterly results. In addition, Unique's results, and the results of the restaurant industry as a whole, may be adversely affected by changes in consumer tastes, discretionary spending priorities, national, regional or local economic conditions, demographic trends, consumer confidence in the economy, traffic patterns, weather conditions, employee availability and the type, number and location of competing restaurants. Changes in any of these factors could adversely affect Unique.

     Among other factors, the success of Unique's business and its operating results are dependent upon its ability to anticipate and react to changes in food and liquor costs and, particularly for Champps Americana restaurants, the mix between food and liquor revenues. Various factors beyond Unique's control, such as adverse weather changes, may affect food costs and increases in federal, state and local taxes may affect liquor costs. While in the past Fuddruckers and Champps have been able to manage their exposure to the risk of increasing food and liquor costs through certain purchasing practices, menu changes and price adjustments, there can be no assurance that Unique will be able to do so in the future or that changes in its sales mix or its overall buying power will not adversely affect Unique's results of operations.

     In recent periods Unique's Fuddruckers restaurant chain has experienced operational difficulties which have impacted its profitability. Unique also believes certain of its Fuddruckers locations opened in fiscal 1995, 1996 and 1997 have underperformed principally due to poor real estate selection and, in certain new markets, consumer confusion over the Fuddruckers core concept of the "World's Greatest Hamburger." Unique believes such consumer confusion was due in part to design changes to its restaurants opened in the last three fiscal years which de-emphasized the Butcher Shop and Bakery which, Unique believes, resulted in new customers not realizing the quality of the ingredients and freshness of the products used in making its sandwiches and other menu items when compared with its competitors. Unique believes it has addressed these issues for future Fuddruckers locations, although no Unique-owned Fuddruckers restaurants are presently planned to open in fiscal 1999.

     Notwithstanding these risks, Unique believes that its near-term strategies, including, but not limited to, continued expansion of Champps, improving operational excellence, and anticipated continued lower general and administrative expenses from historical levels resulting from actions taken since June 29, 1997 and the effects of the Spin-Off, the Proposed Transaction, and other related transactions, should provide it with the best opportunity for improved overall profitability.

     Overall Results of Operations. Revenues grew $9.4 million, or 4.6%, to $215.3 million in fiscal 1998 compared with $205.9 million for fiscal 1997. The increase in revenues, as more fully explained in the segment discussion which follows, resulted from increases in Champps revenues offset, in part, by decreases in Fuddruckers and Specialty Concepts revenues. Cost of sales and operating expenses were essentially unchanged on a consolidated basis at 90.2% of restaurant sales in fiscal 1998 compared with 89.0% in fiscal 1997. However, each segment's results are separately discussed below.

     Unique recorded impairment, exit and other costs of $24.6 million in fiscal 1998, and $21.7 million in fiscal 1997. Included in the fiscal 1998 amounts were $1.4 million related to the write-off of net assets and exit costs of the Great Bagel & Coffee business, $17.9 million related to impairment of Fuddruckers assets, $4.3 million related to Unique's put/call agreement with respect to a minority interest in 22 Fuddruckers restaurants, exit costs of $0.3 million associated with closing two Fuddruckers restaurants and impairment charges of $0.7 million on Fuddruckers stores sold to a franchisee at year end. Unique expects to incur additional expenses aggregating $6.1 million in connection with the Proposed Transaction which will be incurred and recorded during the first and second quarter of fiscal 1999. Unique estimates that approximately $12.3 million of these impairment, exit and other costs represent future cash outlays.

     In the fourth quarter of fiscal 1997, Unique made decisions to close its non-traditional Specialty Concepts segment restaurants and to close or refranchise certain underperforming Fuddruckers restaurants which resulted in a pre-tax charge of approximately $16.2 million. Included in these costs were charges for impairment to the carrying value of assets closed or refranchised during fiscal 1998, reacquired franchise rights, lease termination fees and other exit costs, including severance costs, associated with the restaurants to be closed.

     In fiscal 1996, Unique adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," which resulted in a pretax charge of approximately $3.0 million in 1996. The provision included charges for impairments to the carrying value of certain restaurant assets, reacquired franchise rights, investments and certain other assets.

     Champps. The following table sets forth, for the periods presented, certain financial information for Champps.

                                                         1998       1997       1996
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Restaurant sales......................................  $73,387    $57,832    $41,593
                                                        =======    =======    =======
Sales from Champps restaurants........................    100.0%     100.0%     100.0%
Operating expenses:
  Labor costs.........................................    (33.0)     (33.0)     (33.1)
  Product costs.......................................    (29.0)     (28.9)     (28.8)
  Other operating expenses............................    (27.8)     (25.7)     (23.2)
  Depreciation and amortization.......................     (4.0)      (8.2)      (8.6)
  Impairment, exit costs and other charges............       --         --       (0.2)
  Merger costs........................................       --         --       (6.3)
                                                        -------    -------    -------
Restaurant unit contribution..........................      6.3%       4.2%      (0.2)%
                                                        =======    =======    =======
Restaurant unit contribution..........................  $ 4,622    $ 2,435    $   (74)
Gain on sale of franchise.............................      677         --         --
Franchising and royalty income........................      644        539        555
                                                        -------    -------    -------
Restaurant unit, franchising and royalty
  contribution........................................  $ 5,943    $ 2,974    $   481
                                                        =======    =======    =======

  Comparison of Fiscal Years Ended June 28, 1998 and June 29, 1997

     Sales in Champps-owned restaurants increased approximately $15.6 million, or 27%, to $73.4 million for fiscal 1998 compared with $57.8 million a year ago. The increase primarily reflects three new Champps-owned restaurants in fiscal 1997 opened for the full current fiscal year, four new Champps-owned restaurants opened during 1998, and higher per restaurant average sales volumes ($5.6 million annually for same stores). Same store sales increased approximately 1% in 1998.

     Restaurant unit contribution, for fiscal 1998 increased approximately $2.2 million to $4.6 million compared with $2.4 million in the preceding year. Operating margins for 1998 were impacted by lower depreciation offset, in part, by higher occupancy costs. Other operating expenses in 1998 include preopening costs directly incurred totaling $1.9 million. Preopening costs incurred in 1997 and prior years were capitalized and amortized over 12 months. Such amortization expense totaled $1.6 million in 1997 and was included in depreciation and amortization.

  Comparison of Fiscal Years Ended June 29, 1997 and June 29, 1996

     Sales in Champps-owned restaurants increased approximately $16.2 million, or 39%, to $57.8 million for fiscal 1997 compared with $41.6 million in 1996. The increase primarily reflected six new Champps-owned restaurants during 1996 opened for all of 1997, three new Champps-owned restaurants opened in 1997, and higher per restaurant average sales volumes. Same store sales increased approximately 1% in 1997.

     Restaurant unit contribution, excluding impairment, exit costs and other charges and merger costs, for fiscal 1997 decreased approximately $0.2 million to $2.4 million compared with $2.6 million a year ago. Operating margins for 1997 were impacted by higher other operating expenses, primarily occupancy, lease and bank charges and initial higher operating expenses expressed as a percent of sales for new restaurants opened in 1997 during their first few months of operations

     Fuddruckers. The following table sets forth, for the periods presented, certain financial information for Fuddruckers.

                                                       1998        1997        1996
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Restaurant sales...................................  $133,858    $137,624    $131,592
                                                     ========    ========    ========
Sales from Fuddruckers-owned restaurants...........     100.0%      100.0%      100.0%
Operating expenses:
  Labor costs......................................     (30.2)      (32.8)      (31.9)
  Product costs....................................     (27.1)      (28.0)      (29.0)
  Other operating expenses.........................     (32.7)      (28.1)      (23.3)
  Depreciation and amortization....................      (4.2)       (6.6)       (6.1)
  Impairment, exit costs and other charges.........     (16.3)       (6.6)       (1.9)
                                                     --------    --------    --------
Restaurant unit contribution.......................     (10.5)%      (2.1)%       7.8%
                                                     --------    --------    --------
Restaurant unit contribution.......................  $(14,116)   $ (2,952)   $ 10,323
Franchising and royalty income.....................     3,763       4,021       6,574
                                                     --------    --------    --------
Restaurant unit, franchising and royalty
  contribution.....................................  $(10,353)   $  1,069    $ 16,897
                                                     ========    ========    ========

  Comparison of Fiscal Years Ended June 28, 1998 and June 29, 1997

     Sales decreased $3.8 million, or 2.7%, in fiscal 1998 compared with the same period a year ago. This decrease reflects the impact of the closing of eight units in fiscal 1998 pursuant to previously announced plans offset, in part, by an increase in same store sales of 1%. Restaurant unit contribution, excluding impairment, exit and other charges, was 5.8% in fiscal 1998 compared with 4.5% in fiscal 1997. This improvement reflects lower labor costs and product costs offset, in part, by higher discounts and coupons associated with the "Kids Eat Free Everyday" promotion from January 1, 1998 to Memorial Day in fiscal 1998, and its subsequent promotion, "Kids Eat for $.99 Everyday," introduced after Memorial Day. Depreciation and amortization expenses in fiscal 1998 were lower at 4.2% of sales compared with 6.6% last year and reflect the impact of insignificant amortization of preopening costs in the current year compared with $2.2 million a year ago, and closure of certain restaurants in 1998.

     Franchising and royalty income decreased approximately $0.2 million for fiscal 1998. During fiscal 1998, Unique did not execute any international multi-unit development agreements. Royalty income from domestic franchised restaurants remained consistent for fiscal 1998 compared to the previous year.

  Comparison of Fiscal Years Ended June 29, 1997 and June 29, 1996

     Sales from Fuddruckers-owned restaurants increased approximately $6.0 million, or 4.6%, to $137.6 million for fiscal 1997 compared with $131.6 million for fiscal 1996. This increase reflects the addition of six new Fuddruckers-owned restaurants during fiscal 1997 and the impact of a full year of operations of 26 restaurants opened in fiscal 1996, offset by a 6.6% decline in comparable restaurant sales.

     Restaurant unit contribution, excluding impairment, exit costs and other charges, decreased approximately $6.6 million. Operating margins continued to be negatively impacted by poor sales levels, higher labor and other non-food operating costs, and higher depreciation and amortization expenses offset, in part, by the impact of menu changes, a 3% price increase effective in early December 1996 and improved product costs as a percentage of sales. Changes between years in labor costs, other non-food operating expenses and depreciation and amortization expressed as a percent of sales reflect the impact of lower average sales which reduced the ability of the Company to leverage these relatively fixed expenses.

     Franchising and royalty income decreased approximately $2.6 million for fiscal 1997. During fiscal 1997, Unique did not execute any international multi-unit development agreements. Royalty income from domestic franchised restaurants remained consistent for fiscal 1997 compared to 1996.

     Specialty Concepts. On June 28, 1998, Unique ceased the operations of its Great Bagel & Coffee business, which represented the sole remaining business of its former "Specialty Concepts" segment. This decision resulted in a charge of $1.4 million for exit costs associated with the termination of leases, severance and write-downs of fixed assets abandoned. Specialty Concepts has historically included the operations of the Great Bagel & Coffee Company and the operations of certain non-traditional foodservice venues such as restaurant operations conducted by Unique in Home Depot locations under the names Leo's Delicatessen and Fudd Cafes. During the fourth quarter of fiscal 1997, Unique decided to terminate its non-traditional restaurant operations leaving only the Great Bagel & Coffee business operating. The Specialty Concepts segment generated restaurant sales of $3.3 million in 1998, $5.3 million in 1997, and $2.9 million in 1996.

     Selling, General and Administrative Expenses. The following is a discussion of Unique's selling, general and administrative expenses for the periods presented.

  Comparison of Fiscal Year Ended June 28, 1998 and June 29, 1997

     Selling, general and administrative expenses were 9.1% of revenues in fiscal 1998 compared with 15.8% in fiscal 1997. This improvement relates primarily to head count and other reductions taken in 1998 coupled with the actual costs of maintaining the corporate overhead of Unique when compared with the allocation of DAKA's overhead estimated in fiscal 1997 as previously discussed. The decrease in the current year also reflects lower marketing costs at Fuddruckers during 1998 as compared to 1997 as Unique's strategy in this segment in fiscal 1998 was to utilize the kid's meal promotion in lieu of marketing.

  Comparison of Fiscal Year Ended June 29, 1997 and June 29, 1996

     Selling, general and administrative expenses, including a component of depreciation and amortization related to corporate assets of DAKA allocated to Unique, increased approximately $8.4 million to $32.6 million for fiscal 1997. This increase primarily reflects the impact of increased marketing efforts and costs for Fuddruckers, higher overhead, including severance costs, associated with the Specialty Concepts segment and ongoing investment in corporate infrastructures. Amounts for 1997 also include establishment of legal and other reserves.

INCOME TAXES

     Prior to July 17, 1997, the operations of Unique were generally included in the consolidated U.S. federal income tax return and certain combined and separate state and local tax returns of DAKA. A benefit in lieu of taxes for 1997 and 1996 has been presented as if Unique were a separate taxpayer. Given Unique's history of losses, no benefit for net operating losses were recognized in fiscal 1998. Unique's effective tax benefit rate was approximately 8.7% for 1997, compared with an effective tax benefit rate of approximately 7.7% for the comparable period of 1996. As of June 28, 1998, Unique had net operating loss carryforwards of approximately $24.5 million. The carryforwards expire at various dates through 2012 and a portion of such carryforwards can only be applied against the taxable income of Fuddruckers and a portion against the earnings of Unique's 63% owned subsidiary, Atlantic Restaurant Ventures, Inc.

ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Unique will adopt SFAS No. 130 and SFAS No. 131 during fiscal year 1999 and SFAS No. 133 during fiscal year 2000. Management does not expect that the adoption of these statements will have a material impact on the consolidated financial statements.

YEAR 2000 COMPLIANCE

     Unique has an Information Technology Steering Committee (the "Committee") which has been given the assignment of evaluating year 2000 compliance for all of Unique's primary and mission critical software and hardware assets ("core systems") to correct or mitigate year 2000 compliance exposure. Based on the Committee's review, Unique has segregated its core systems into the following categories: consolidated accounting and financial reporting; payroll; restaurant sales and accounting; data transmission; office support; and banking services. Except for banking services, the Committee has completed its review of each of these categories and, as discussed further below, has identified several areas of non-compliance including Fuddruckers point of sale devices (cash registers) and payroll processing hardware and software as systems requiring upgrades and/or replacement in order to be year 2000 compliant.

     With respect to consolidated accounting and financial reporting core systems, Unique utilizes nationally recognized systems such as Oracle, Windows, Novell and Xcellenet which are, or with readily available upgrades will be, year 2000 compliant. Unique estimates the costs to upgrade these systems are insignificant and its exposure to catastrophic year 2000 risk to be highly unlikely.

     With respect to its payroll core systems, Unique's version of Ceridian software and the related hardware are year 2000 deficient. Ceridian and Unique are working together to provide a solution and Unique expects the solution to be in place by January 1, 1999. Unique presently estimates the cost to bring its payroll core systems year 2000 compliant to be approximately $200,000. The payroll core system is important to Unique's day to day operations. A failure of the payroll core system will be mitigated, however, by the reduction in force that will occur after the Proposed Transaction closes. Unique believes that it could manage its payroll processes manually after the sale of Fuddruckers is completed.

     Unique's restaurant sales and accounting core systems are segregated between Champps and Fuddruckers. The Champps systems are year 2000 compliant. The Fuddruckers systems will require upgrades of hardware and software which are currently available and are estimated to cost approximately $250,000. However, pending the sale of Fuddruckers, no action is planned at this time.

     Unique's data transmission and office support core systems are year 2000 compliant in all significant respects. An analysis of Unique's banking services core systems will be delayed until after the pending Fuddruckers transaction is completed. Unique believes the size of the remaining business will greatly reduce any exposure in these core systems.

     Unique has not completed its evaluation of year 2000 compliance of its primary vendors for impact on Unique. However, the Committee does not believe Unique faces any significant exposure from any vendor year 2000 issues given the availability of inventory, the size and stature of its primary vendors, and the relatively low technology nature of its business.

FINANCIAL CONDITION AND LIQUIDITY

     At June 28, 1998, Unique had a working capital deficiency of $13.9 million. The working capital needs of companies engaged in the restaurant industry are generally low as sales are made for cash and inventory and labor costs and other operating expenses are generally paid on terms. Unique was unable to obtain a line-of-credit with a bank during fiscal 1998, although equipment lease financing was obtained and remains available for future construction projects, if necessary. Given Unique's plans for the sale of its Fuddruckers restaurant chain, and existing sources of financing through sale-leaseback facilities, Unique does not anticipate any significant need for working capital for its primary business over the next twelve months. However, should the Proposed Transaction fail to close, Unique's near-term liquidity could be adversely affected. Nonetheless, Unique believes its financial resources are sufficient to sustain operations through fiscal 1999. In the event that such resources are less than anticipated, Unique has the ability to curtail its Champps expansion program and further reduce non-essential operating costs to conserve working capital. Further, Unique believes that certain of its existing restaurant units can be used as collateral for obtaining loans and could provide working capital within a relatively short timeframe.

     Capital expenditures for restaurant expansion during fiscal 1998 were funded primarily through $16.5 million of sale-leaseback and equipment financing under existing facilities and $5.7 million in cash contributions from operations and proceeds from the sale of property and equipment.

     In December 1995, Champps obtained $40.0 million of sale-leaseback financing for the construction of new Champps restaurants. As of June 28, 1998, the construction of four Champps restaurants had been fully funded under this commitment and two had been partially funded. At June 28, 1998, $20.9 million was available for use. Any unused commitment expires on December 31, 1998.

     Unique recorded impairment, exit and other costs of $24.6 million in fiscal 1998, and $21.7 million in fiscal 1997. Included in the fiscal 1998 amounts were $1.4 million related to the write-off of net assets and exit costs of the Great Bagel & Coffee business, $17.9 million related to impairment of Fuddruckers assets, $4.3 million related to Unique's put/call agreement with respect to a minority interest in 22 Fuddruckers restaurants, exit costs of $0.3 million associated with closing two Fuddruckers restaurants and impairment charges of $0.7 million on Fuddruckers stores sold to a franchisee at year end. Unique expects to incur additional expenses aggregating $6.1 million in connection with the Proposed Transaction which will be incurred and recorded during the first and second quarter of fiscal 1999. Unique estimates that approximately $12.3 million of these impairment, exit and other costs represent future cash outlays.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     As of June 28, 1998, Unique maintained a portion of its cash and cash equivalents in financial instruments with original maturities of three months or less. These financial instruments are subject to interest rate risk, and will decline in value if interest rates increase. Due to the short duration of these financial instruments, an immediate ten percent increase in interest rates would not have a material effect on Unique's financial condition.

     Unique's outstanding long-term debt at June 28, 1998 bore interest at fixed rates; therefore, Unique's results of operations would be affected by interest rate changes only to the extent that variable rate short-term notes payable are outstanding. Due to the short-term nature and insignificant amount of Unique's notes payable, an immediate ten percent change in interest rates would not have a material effect on Unique's results of operations over the next fiscal year.

     Unique's put obligation to repurchase the remaining 37% interest in Atlantic Restaurant Ventures, Inc. is subject to market risk if the historical operations of ARVI improve. Based on ARVI's historical trends and anticipated continued poor operational performance, Unique believes that the likelihood of an increase in the minimum put obligation of $5.4 million is not likely to occur.

                                  THE COMPANY

     Unique, a Delaware corporation formed on May 27, 1997, was spun-off to holders of the common stock of DAKA in July 1997. Unique's principal business activities are to own and operate the restaurant operations previously operated by various subsidiaries and divisions of DAKA prior to the formation and the spin-off of Unique. Unique's Fuddruckers and Champps operations, the only remaining businesses of Unique, serve customers in casual and upscale restaurant settings, respectively. Restaurant operations are conducted through company-owned and franchised stores. In addition, Unique owns a 17% passive interest in La Salsa, a privately held restaurant company based in California, and a 50% interest in RCS, a diversified consulting and technology company offering data processing, strategic planning and other technology services on an outsource basis to its customers.

FUDDRUCKERS

     Fuddruckers is engaged in the operation and franchise of a chain of casual dining restaurants in the United States and Canada, and through a licensee, in Europe, Africa and the Middle East. Fuddruckers restaurants, with an average bill of approximately $6.50 per person, are designed to appeal to both families and adults seeking value in a casual dining atmosphere. The restaurants offer a distinctive atmosphere created by an open grill area, a glassed-in butcher shop, a display case featuring choice steaks and hamburgers that have been freshly-cut or ground and an open bakery for hamburger buns, brownies and cookies. Each restaurant offers a substantially similar menu that prominently features Fuddruckers' signature hamburger in one-third pound and one-half pound sizes. Hamburgers are made from fresh beef, cut and ground daily at each restaurant and served on buns baked daily "from scratch" at each restaurant. The hamburgers are available with optional specialty toppings from the grill. While the menu is focused on Fuddruckers' signature hamburger, which accounts for approximately 60% of sales, it also includes fresh-cut, ribeye steak sandwiches, fresh-cut, ribeye, chopped steak and chicken platters with baked potatoes, various grilled chicken breast sandwiches, hot dogs, a variety of tossed and specially prepared salads and soups, fish sandwiches, french fries, onion rings, soft drinks, high quality milkshakes and bakery items. Beer and wine are served and, generally, account for approximately 3% of restaurant sales. The restaurants permit guests to participate in the preparation of their meals by allowing them to garnish their own entrees from a bountiful array of fresh lettuce, tomatoes, onions, pickles, relish and a variety of condiments, sauces and melted cheeses at the "fixin's bar." Guests generally place their own orders and serve themselves, thereby minimizing waiting time.

     Each restaurant contains a principal dining area from which guests may observe the preparation of their meals, and, in some restaurants, an additional dining area with a patio motif. Decor of the principal dining area of a Fuddruckers restaurant generally includes an open warehouse style with neon beverage signs, wood tables and chairs and, in some instances, original shipping containers from certain foods sold by the restaurant. The open grill area enables guests to view the preparation of their meals, all of which are cooked to order.

     The typical Fuddruckers restaurant is located in a suburban area in a free-standing building or in a shopping center. The area within a five-mile radius of the restaurant is usually zoned for retail, office and residential uses. Fuddruckers' guests have an average household income of approximately $50,000. Fuddruckers restaurants typically range in size from 6,000 to 8,000 square feet with 200 to 300 seats and parking for between 100 and 200 vehicles. Restaurants built since 1995 are typically between 4,800 and 6,000 square feet with 160 to 220 seats. Fuddruckers employs approximately 5,000 associates on a full-time and part-time basis.

     Fuddruckers Owned Restaurants. As of September 14, 1998, Fuddruckers owned and operated a total of 111 restaurants located in Alabama (1), Arizona (9), California (7), Colorado (3), Georgia (10), Illinois (11), Kansas (1), Kentucky
(1), Maryland (5), Massachusetts (1), Minnesota (7), Missouri (4), Ohio (10), Texas (24), Utah (4), Virginia (12) and Wisconsin (1).

     Fuddruckers uses its own personnel to analyze markets and sites for new restaurants, obtain the required zoning and other permits, negotiate the leasing or real estate purchase and oversee all aspects of the construction process. Fuddruckers believes that location is a key factor in a restaurant's ability to operate a profitable lunch and dinner business and considers several demographic factors in selecting sites, including the average income of the neighboring residential population, the proximity of retail, office and entertainment facilities, traffic patterns and the visibility of the location.

     The average total cost to construct a typical Fuddruckers restaurant where Fuddruckers purchases the real estate is approximately $1.5 million, which includes $265,000 for furniture, fixtures and equipment, $510,000 for building and improvements, $680,000 for land and site work, and $50,000 related to pre-opening costs of the restaurant. Since 1995, Fuddruckers has arranged for sale-leaseback financing whereby Fuddruckers acquires real estate, constructs a new restaurant and then sells and leases back the property. This has enabled Fuddruckers to open new restaurants on sites where a leasing arrangement was not available, with a minimal capital investment.

     The average total cost to construct a new Fuddruckers restaurant where Fuddruckers enters into an operating lease is approximately $800,000, which includes $265,000 for furniture, fixtures and equipment, $485,000 for leasehold improvements, and $50,000 related to pre-opening costs associated with the restaurant. Fuddruckers typically receives a contribution of between $300,000 and $400,000 toward the construction and renovation costs from landlords and believes that its growth enhances its ability to obtain attractive leasing terms. Despite this favorable condition, there remains considerable competition among restaurant businesses for desirable sites.

     Fuddruckers Franchised Restaurants. As of September 14, 1998, Fuddruckers franchisees operated 80 restaurants in the United States located in California
(4), Florida (10), Louisiana (1), Maryland (1), Massachusetts (2), Michigan (4), Montana (2), Nebraska (1), New Jersey (8), New York (2), North Carolina (8), North Dakota (1), Ohio (2), Oregon (2), Pennsylvania (4), South Carolina (7), South Dakota (2), Tennessee (6), Texas (12), and Washington (1), plus two restaurants in Canada located in Edmonton and Saskatoon, and two restaurants in Puerto Rico. As of September 14, 1998, a licensee of Fuddruckers for Europe, Africa, the Middle East and certain other non-U.S. geographies operated a total of nine restaurants located in Kuwait (1), Bahrain (2), Saudi Arabia (4), Oman
(1) and U.A.E. (1).

     Fuddruckers offers franchises in markets where it deems expansion to be advantageous to the development of the Fuddruckers concept and system of restaurants. Franchise agreements typically grant franchisees an exclusive territorial license to operate a single restaurant within a specified area, usually a four-mile radius surrounding the franchised restaurant. Fuddruckers has a close relationship with its franchisees and seeks to identify potential franchisees with the capability and financial resources to operate multiple restaurants.

     Franchisees bear all direct costs involved in the development, construction and operation of their restaurants. In exchange for a franchise fee, Fuddruckers provides its franchisees assistance in the following areas: site selection, prototypical architectural plans, interior and exterior design and layout, training, marketing and sales techniques, assistance by a Fuddruckers "opening team" at the time a franchised restaurant opens and recipe, operations and accounting guidelines set forth in various policies and procedures manuals.

     All franchisees are required to operate their restaurants in accordance with Fuddruckers' standards and specifications, including controls over menu items, food quality and preparation. Fuddruckers requires the successful completion of its training program by a minimum of three managers for each franchised restaurant. In addition, franchised restaurants are evaluated regularly by Fuddruckers for compliance with franchise agreements, including standards and specifications through the use of periodic, unannounced, on-site inspections and standards evaluation reports.

     The current standard franchise agreement provides for the payment to Fuddruckers of a non-refundable franchise fee of between $25,000 and $50,000 per restaurant (subject to reduction on a negotiated basis for multi-unit development) and ongoing royalties of 5% of gross sales of each restaurant. Certain multi-unit franchisees have entered into royalty buy-down agreements with Fuddruckers, which reduce royalty payments required under the respective franchise agreements. The royalty buy-down agreements generally provide for a one-time payment to Fuddruckers covering a period of twelve to fourteen months, and an amendment of the underlying franchise agreement to reduce the royalty to 3% of gross sales. Once a franchisee executes a buy-down agreement, the royalty on any subsequent franchise agreement will be reduced to 3%.

     Fuddruckers is incorporated under the laws of the State of Texas and maintains its principal executive offices at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923. The telephone number for Fuddruckers is
(978) 774-6606.

CHAMPPS

     Champps is a chain of 16 company-owned and 11 franchised casual dining restaurants located throughout the United States. The Champps Americana concept is based upon providing the best possible food, value and service to its customers. Although food and service are the most important parts of the Champps Americana concept, an atmosphere that is entertaining and energetic, yet comfortable, is also critical. The food offerings at Champps restaurants combine a wide selection of appetizers, soups, salads, innovative sandwiches, pizza, burgers, and entrees including chicken, beef, fish, pasta and desserts. Selections reflect a variety of ethnic and regional cuisines and traditional favorites. Because Champps' menu is not tied to any particular type of food, Champps can introduce and eliminate items based on current consumer trends without altering its theme. Portion sizes are generous and each dish is attractively presented. Champps believes that these qualities give customers a sense of value. Entree prices currently range from $4.50 to $14.25. Champps emphasizes freshness and quality in its food preparation. Fresh sauces, dressings, batters and mixes are prepared daily on the premises, generally from original ingredients with fresh produce. Champps invests substantial time in training and testing kitchen employees to maintain consistent food preparation.

     The customer's experience is enhanced by the attitude and attention of restaurant personnel. Accordingly, Champps emphasizes prompt greeting of arrivals, frequent visits to customer tables to monitor customer satisfaction and service and friendly treatment of its customers. Service is based upon a team concept so that customers are made to feel that any employee can help them and they are never left unattended. Success of the Champps restaurants depends upon employee adherence to these standards. To maintain these standards, Champps seeks to hire and train personnel who will work in accordance with Champps' philosophy and frequently rewards individual and restaurant achievement through several recognition programs intended to build and maintain employee morale. All of the service personnel at each Champps restaurant meet with the managers at two daily pre-shift motivational meetings. Restaurant promotions, specials and quality control are all discussed and explained during these meetings. Also, employee enthusiasm is raised so that the employees can help increase the energy level and excitement of the restaurant.

     Champps-owned, franchised and licensed restaurants are designed and decorated in a casual theme, although they differ somewhat from each other. Existing Champps restaurants range in size from 7,000 to 12,000 square feet, while the new Champps restaurant prototype is approximately 11,000 square feet. A standard Champps restaurant features a bar, open kitchen and dining on multiple levels including a diner-type counter. Customers can also dine at the bar or outside on the patio, where available. The spacious design facilitates efficient service, encourages customer participation in entertainment and promotional events and allows customers to view the kitchen, dining area, and bar. Strategically placed television screens stimulate customer perception of activity and contribute to the total entertainment experience and excitement of the restaurant.

     An important part of the Champps Americana dining experience is the entertainment. Patrons may watch one of several sporting events that are being broadcast or listen to a variety of music played by the disc jockey. The music is changed depending upon the time of day and season of the year. The exposed kitchen offers customers the opportunity to observe the cooks, and, in certain locations, a discreetly located game room is provided for arcade games. The entertainment aspects of the Champps restaurants are designed to encourage repeat visits, increase the length of a customer's stay and attract customers outside of normal peak hours. In addition, a variety of creative promotions and activities are conducted such as "Family Bingo," "Spring Time Big Bike Give-Away" and Karaoke. These promotions and activities allow for customer participation and are continually changing. Change of the ambiance is also experienced in each restaurant when the restaurants are decorated for the holidays and when the dress of the restaurant staff is changed for the seasons. The different looks and activities of the restaurant provide customers a different feel each time they visit, thus encouraging repeat business. Champps sells merchandise such as T-shirts, hats and sweatshirts bearing the Champps Americana name. Although not currently a significant source of revenue, the sale of its merchandise is believed to be an effective means of promoting the Champps name.

     Champps employs approximately 3,000 associates on a full-time and part-time basis. Substantially all restaurant associates, other than restaurant management, are compensated on an hourly basis.

     Champps Owned Restaurants. As of September 14, 1998, Champps owned and operated a total of 16 restaurants located in Minnesota (1), Texas (2), New Jersey (2), Indiana (1), California (1), Virginia (1), Colorado (1), Ohio (3), Florida (1), Illinois (1) and Michigan (2).

     Champps uses its own personnel to analyze markets and sites for new restaurants, obtain the required zoning and other permits, negotiate the leasing or real estate purchase and oversee all aspects of the construction process. Champps believes that location is a key factor in a restaurant's ability to operate a profitable lunch and dinner business and considers several demographic factors in selecting sites, including the average income of the neighboring residential population, the proximity of retail, office and entertainment facilities, traffic patterns and the visibility of the location.

     The average total cost to construct a typical Champps restaurant where Champps purchases real estate is approximately $4.5 to $5.5 million, which includes approximately $1.0 million for furniture, fixtures and equipment, $2.0 to $2.5 million for building and improvements, $1.1 to $1.6 million for land and site work, and $400,000 related to pre-opening costs of the restaurant.

     The average total cost to construct a new Champps restaurant where Champps enters into a leasing arrangement is approximately $3.4 to $3.9 million, which includes approximately $1.0 million for furniture, fixtures and equipment, $2.0 to $2.5 million for leasehold improvements, and $400,000 related to pre-opening costs of the restaurant.

     Future development of Champps restaurants will be accomplished primarily through the development of Champps-owned restaurants. The development of additional restaurants is contingent upon locating satisfactory sites, obtaining financing on acceptable terms, negotiating satisfactory leases or, alternatively, leasing and converting existing restaurant sites into Champps restaurants. It is also dependent upon securing appropriate governmental permits and obtaining liquor licenses. At September 14, 1998, Unique had three new Champps-owned restaurants under construction and one Champps restaurants under development, all of which are expected to open in fiscal 1999. Development of Champps-owned restaurants will be concentrated in selected markets with population density levels sufficient to support the restaurants.

     Champps believes its concept can be adapted to a variety of locations, both in terms of market demographics and configuration of the restaurant. The location of Champps restaurants is very important. Potential sites are reviewed for a variety of factors, including trading-area demographics, such as target population density and household income levels; an evaluation of site characteristics, including visibility, accessibility, traffic volume and available parking; proximity to activity centers, such as shopping malls and offices; and an analysis of potential competition.

     Champps Franchised Restaurants. As of September 14, 1998, Champps franchisees operated a total of 11 restaurants located in Minnesota (7), Nebraska (1), North Carolina (1), South Dakota (1) and Wisconsin (1).

     Champps offers franchises in markets where it deems expansion to be advantageous to the development of the Champps concept and a system of restaurants. Franchise agreements grant franchisees an exclusive territorial license to operate a single restaurant within a specified area. Currently, there are two franchisees operating multiple restaurants.

     A typical franchisee pays an initial fee of $75,000 per restaurant, a part of which may be associated with a development fee, a continuing royalty fee of 3 1/4% of gross sales, and a regional and/or national advertising fee of 1/2% of gross sales at such time as Champps establishes a regional/national advertising program. Among the services and materials that Champps provides to franchisees are site selection assistance, assistance in design development, an operating manual that includes quality control and service procedures, training, on-site pre-opening supervision and consultation relating to the operation of the franchised restaurants. Champps has

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

granted both single and multi-restaurant development rights depending upon market factors and franchisee capabilities. With respect to multi-restaurant agreements, the franchisee's continuing right to obtain franchises is contingent upon the franchisee's continuing compliance with the restaurant development schedule.

     All franchisees are required to operate their restaurants in accordance with Champps' standards and specifications, including controls over menu selection, food quality and preparation. Champps approves all restaurant site selections and applies the same criteria used for its own restaurant sites. Periodic on-site inspections are conducted to assure compliance with Champps standards and to assist franchisees with operational issues. Franchisees bear all direct costs involved in the development, construction and operation of their restaurants.

     Champps is incorporated under the laws of the State of Minnesota and maintains its principal executive offices at 55 Ferncroft Road, Danvers, Massachusetts 01923. The telephone number for Champps is (978) 774-6606.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The Special Meeting is scheduled to be held at the Tara Hotel, 50 Ferncroft Road, Danvers, Massachusetts, on Thursday, November 5, 1998, beginning at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED

     At the Special Meeting, Unique shareholders will be asked to consider and vote upon (i) a proposal to approve and adopt the Stock Purchase Agreement, providing for the sale to King Cannon of all of the issued and outstanding shares of Fuddruckers and (ii) such other business as may properly came before the Special Meeting and adjournment thereof. See "The Proposed Transaction" and "Terms of the Stock Purchase Agreement." The Unique Board knows of no matters that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement. If any other matters properly come before the Special Meeting, the persons named in the enclosed proxy card or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     The Unique Board has fixed the close of business on Friday, September 25, 1998 as the record date for the determination of the holders of Unique's Common Stock entitled to notice of and to vote at the Special Meeting.

     Only holders of record of Common Stock as of the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 11,600,085 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 2,855 shareholders of record, with each share entitled to one vote.

QUORUM; VOTE REQUIRED

     The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting will constitute a quorum.

     Unique has been advised by counsel that the Proposed Transaction could constitute a sale of "substantially all" of the assets of Unique for purposes of the DGCL, although existing legal precedent does not provide a definitive conclusion on this point. Under the DGCL, the sale of substantially all of a company's assets requires the approval of the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote. Since the issue of whether the Proposed Transaction constitutes a sale of "substantially all" of Unique's assets is not clear, Unique has determined to submit the Proposed Transaction to shareholders to avoid any uncertainty. Accordingly, the Proposed Transaction will not be consummated unless it receives the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting. Accordingly, a failure to vote or a vote to abstain will have the same legal effect as a vote against the Proposed Transaction.

VOTING AND REVOCATION OF PROXIES

     Shareholders are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed envelope. Shares of Common Stock represented by properly executed proxies received by Unique and not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If instructions are not given in properly executed and returned proxy cards, proxies will be voted FOR approval and adoption of the Stock Purchase Agreement and the Proposed Transaction. Please note, however, that brokers do not have discretionary authority to vote shares of Common Stock held in street name. Therefore, the failure of beneficial owners of such shares to give voting instructions to brokers will result in a broker non-vote. Broker non-votes, abstentions and the failure to vote will have the same effect as votes cast against approval of the Stock Purchase Agreement and the Proposed Transaction.

     If any other matters are properly presented at the Special Meeting for consideration, the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Unique does not expect any other matters to be presented at the Special Meeting and the persons named in the enclosed proxy card will not use their discretionary authority to present any material matters not discussed in this Proxy Statement. In addition, Unique does not expect any changes to the terms of the Proposed Transaction described in this Proxy Statement and the persons named in the enclosed proxy card will not use their discretionary authority to enact any changes to the Proposed Transaction that are materially different from the terms of the Proposed Transaction described in this Proxy Statement without giving shareholders an opportunity to change their vote.

     Any proxy card signed and returned by a shareholder may be revoked at any time before it is voted by filing with the Secretary of Unique, at the address of Unique set forth herein, written notice of such revocation or by delivering a duly executed proxy card bearing a later date or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy card.

PROXY SOLICITATION

     Unique will bear the costs of solicitation of proxies for the Special Meeting. In addition to solicitation by mail, directors, officers and regular employees of Unique may solicit proxies from shareholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. In addition to solicitation by directors, officers and regular employees of Unique, Unique has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for the Special Meeting. The fee for such services is not expected to exceed $10,000, which will be borne by Unique. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of shares of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

                            THE PROPOSED TRANSACTION

GENERAL

     The Unique Board believes that the sale of Fuddruckers is a key strategic move for Unique. In July 1997, DAKA, Unique's predecessor, sold its foodservice business to alleviate a significant debt burden and to position Unique for restoring the profitability of its restaurant businesses, Fuddruckers and Champps. Since then, Unique has accomplished many of its goals for the continued turnaround of Fuddruckers and the expansion of Champps. However, Unique's efforts have been constrained by the limited available capital resources. As the Unique Board continued to explore strategic alternatives to improve shareholder value, it concluded that a sale of Fuddruckers at this time would allow Unique to realize the benefits of Fuddruckers' improved performance and provide the capital needed to position Unique for future growth.

     Pursuant to the terms of the Stock Purchase Agreement, Unique proposes to sell to King Cannon all of the issued and outstanding capital stock of Fuddruckers. The purchase price for Fuddruckers is $43 million, subject to certain adjustments based on, among other things, the level of Fuddruckers' fiscal 1998 EBITDA and closing date working capital. While the adjustments are without limit, either Unique or King Cannon may refuse to consummate the transaction if at the closing the purchase price, less estimated adjustments, is less than $40 million -- an event that would obligate Unique to pay to King Cannon liquidated damages of $1,000,000.

     With the sale of Fuddruckers, Unique's operations will consist primarily of Champps, a chain of 16 company-operated and 11 franchised casual dining restaurants located throughout the United States. Unique will also continue to own its interests in LaSalsa and RCS. Following consummation of the Proposed Transaction, Unique's management will focus its resources primarily on Champps. The Unique Board will also evaluate Unique's structure, business and prospects, including uses of the cash balances remaining from the sale of the Shares for the purpose of developing a cogent strategy to enhance shareholder value. The Unique

Board also continues to evaluate strategic alternatives, including a possible sale of Unique or Champps, and has retained Bear Stearns & Co., Inc. to assist in this evaluation.

     For Fiscal 1998 Fuddruckers had revenues of $137.6 million and an operating loss, without giving effect to the allocation of certain Unique corporate expenses, of approximately $20.9 million. The Fuddruckers business represented approximately 64%, of Unique's total revenues for Fiscal 1998. The total assets of Fuddruckers at June 28, 1998 were $64.6 million, representing approximately 70% of Unique's total assets as of that date.

BACKGROUND OF THE PROPOSED TRANSACTION

     Unique considers on an ongoing basis various alternatives to maximize shareholder value. In March 1998 Michael Cannon, the principal stockholder of King Cannon, approached Unique with respect to a possible acquisition of Fuddruckers or a possible significant investment in Unique. Over the following two months information was furnished to, and discussions were held with, Mr. Cannon. During these discussions it became apparent that, while the terms of a transaction involving Unique as a whole could not be reached, Mr. Cannon would be interested in pursuing the acquisition of Fuddruckers at a purchase price that Unique considered within an acceptable range.

     Although Mr. Cannon was interested in purchasing the assets of Fuddruckers, Unique preferred a sale of the Shares. During the early part of May 1998, Mr. Cannon and Unique continued negotiations on the structure and value of a possible transaction. Mr. Cannon conducted preliminary due diligence on the Fuddruckers restaurants, assets, business and prospects and on May 15, 1998 submitted a formal offer with respect to the Proposed Transaction. At its regular quarterly meeting on May 27, 1998, the Unique Board discussed the proposal and authorized management to execute a non-binding (except for certain provisions) letter of intent with an affiliate of Mr. Cannon with respect to the Proposed Transaction. The letter of intent contemplated a cash purchase price of $44 million for the Shares, subject to final business and legal due diligence. In the letter of intent, Unique agreed (i) not to solicit or accept, directly or indirectly, alternative offers for Fuddruckers until June 30, 1998, subject to Mr. Cannon's right to extend this date to July 31, 1998 to the extent necessary to complete due diligence and negotiations on a definitive agreement, and (ii) to pay to Mr. Cannon a "break-up" fee of $880,000 in certain circumstances.

     During the next several weeks Mr. Cannon's legal and financial advisors conducted an extensive due diligence review of Fuddruckers. Beginning in the latter part of June, Mr. Cannon and Unique, assisted by their respective legal advisors, commenced negotiations of the Stock Purchase Agreement. The Unique Board was kept apprised of the status of these negotiations and on June 30, 1998 authorized management to proceed with final negotiations of the Stock Purchase Agreement through the expiration of the letter of intent on July 31, 1998. On July 30, 1998, the Unique Board met to discuss the final terms of the Stock Purchase Agreement and approved the Proposed Transaction, subject to such final changes in the Stock Purchase Agreement and related documents approved by the appropriate officers of Unique.

     On Friday, July 31, 1998, the Stock Purchase Agreement was executed. The Proposed Transaction was publicly announced at the opening of business on Monday, August 3, 1998.

REASONS FOR THE PROPOSED TRANSACTION

     In reaching its decision to recommend and approve the Stock Purchase Agreement and the Proposed Transaction, the Unique Board consulted with its advisors and considered the material factors described below. Based upon its review of such factors, the Unique Board approved the Stock Purchase Agreement and the Proposed Transaction.

     The Unique Board considered the following factors in reaching its conclusion to approve the Stock Purchase Agreement and the transactions contemplated thereby:

     - The belief of Unique's management and the Unique Board that the financial and investor community viewed the businesses of Fuddruckers and of Champps as targeting very different segments of the casual dining market and that this viewpoint has had a negative impact on the price of Unique's Common Stock as Fuddruckers was perceived as a constraint on Champps' growth prospects.

     - The Unique Board's belief that the Proposed Transaction represents a more desirable alternative than continuing to operate Fuddruckers. In this regard, the Unique Board gave consideration to the fact that, while management has made significant progress in the continuing turnaround of Fuddruckers' operations, continuing to operate Fuddruckers would subject Unique and its shareholders to the risks inherent in the execution of the full turnaround strategy, the burden of a significant investment of management and financial resources and the uncertainty of the future long-term performance of Fuddruckers as a casual restaurant concept. After evaluating such risks, the Unique Board concluded that, while Unique's turnaround strategy could ultimately prove successful, the risk that Fuddruckers will continue to experience operating issues adversely impacting the performance of Unique's Common Stock justifies a sale of Fuddruckers pursuant to the Stock Purchase Agreement.

     - The Unique Board's consideration that, while sales trends and same-store sales at Fuddruckers restaurants have showed improvement in the last fiscal year and Fuddruckers is an established brand which continues to show significant consumer acceptance, if Unique were to retain the Fuddruckers business it would have to commit to continuing the elimination of under-performing restaurants, the development of new restaurants and a series of new initiatives aimed at reinvigorating the Fuddruckers concept, introducing new menu items, increasing check averages, broadening the guest base and increasing guest frequency. The Unique Board viewed the Proposed Transaction as a less risky and more attractive alternative for Unique's shareholders than the development and execution of a long-term operating and growth strategy for Fuddruckers.

     - While no decision has been made by the Unique Board to sell Unique or Champps, input from financial analysts, investors and financial advisors indicated that there are no strategic buyers with interest in both Fuddruckers and Champps and therefore the sale of Fuddruckers may increase shareholder value and have a positive influence on the valuation of Unique and Champps.

     - The sale of Fuddruckers will allow Unique's management to focus its attention and devote adequate capital resources to executing the Champps operating and growth strategies.

     - The consideration to be paid by King Cannon to Unique consists entirely of cash, thereby enabling Unique to have funds available for the operation and growth of Champps and other general corporate purposes.

     - The Stock Purchase Agreement does not contain a financing condition for King Cannon and, accordingly, Unique is less exposed to the risk that King Cannon will be unable to obtain financing for the Proposed Transaction. In the Stock Purchase Agreement, King Cannon has agreed to pay Unique liquidated damages equal to $5 million as Unique's sole and exclusive remedy if King Cannon fails to consummate the Proposed Transaction for any reason, including lack of financing, assuming that all conditions to closing are otherwise satisfied and Unique has not breached the Stock Purchase Agreement.

     - The Unique Board's determination that the consideration to be received by Unique in the Proposed Transaction is fair to Unique's shareholders from a financial point of view, which determination was based on the Unique Board's assessment of the business and financial results of Fuddruckers.

     The Unique Board also considered the following risks and uncertainties associated with consummation of the Proposed Transaction:

     - Following consummation of the Proposed Transaction, Unique's sole remaining strategic business will be Champps and Unique's overhead will have to be covered from a smaller revenue base.

     - The terms of the Stock Purchase Agreement provide that (i) should the Unique Board change its recommendation that Unique's shareholders vote for the Proposed Transaction, Unique would be obligated to pay King Cannon $1,720,000 and (ii) should the Proposed Transaction fail to close because the purchase price after estimated adjustments is less than $40 million, or because the Unique shareholders fail to approve it, Unique would be obligated to pay King Cannon $1,000,000.

     In analyzing the Proposed Transaction and related transactions and in its deliberations regarding the recommendation of the Stock Purchase Agreement, the Unique Board also considered a number of other factors, including (i) its knowledge of the business, operations, properties, assets, financial condition and operating results of Fuddruckers; (ii) judgments as to Unique's future prospects with and without Fuddruckers; and (iii) the terms of the Stock Purchase Agreement, which were the product of extensive arm's length negotiations. The Unique Board did not find it practical to, and did not quantify or attempt to, attach relative weight to any of the specific factors considered by it. The Unique Board did, however, find that the positive factors listed above outweighed the potential risks of the Proposed Transaction, and found the opportunity to generate increased shareholder value through the sale of Fuddruckers compelling.

     Notwithstanding the expectations of Unique's senior management regarding the benefits to be realized from the Proposed Transaction, no assurance can be given that Unique will be able to realize such benefits or compete effectively against certain other competitors that possess significantly greater resources and marketing capabilities.

RECOMMENDATION OF THE UNIQUE BOARD

     At the meeting of the Unique Board held on July 30, 1998 to consider the Stock Purchase Agreement, the Unique Board unanimously approved the Proposed Transaction as being in the best interests of Unique and its shareholders. FOR THE REASONS DISCUSSED ABOVE, THE UNIQUE BOARD UNANIMOUSLY RECOMMENDS THAT UNIQUE'S SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE STOCK PURCHASE AGREEMENT AND THE PROPOSED TRANSACTION.

                                USE OF PROCEEDS

     Unique estimates that it will obtain after-tax proceeds upon the consummation of the Proposed Transaction of between $33 and $35 million after settling transaction costs and obligations of Fuddruckers not assumed by King Cannon. Unique will use the proceeds for general corporate purposes, including the development of additional Champps Americana restaurants.

                ACCOUNTING TREATMENT OF THE PROPOSED TRANSACTION

     Upon receipt of shareholder approval of the Proposed Transaction, Fuddruckers will be treated for accounting purposes as a discontinued operation of Unique. This means that, in future filings by Unique with the SEC, financial statements for all periods will be restated to show the operations of Fuddruckers separately from Unique's continuing operations.

                        CERTAIN INCOME TAX CONSEQUENCES

     There will not be any federal income tax consequences for you, although the proposed sale will be a taxable event to Unique for federal and state income tax purposes. However, because Unique expects to take a loss on the sale of Fuddruckers for federal and state income tax purposes, no tax is expected to be due. Further, the loss should be available as a carryforward item to offset taxable income of Unique, if any, in the future.

                               DISSENTERS' RIGHTS

     Unique shareholders are not entitled to dissenter's rights of appraisal or other dissenter's rights under the DGCL with respect to the Proposed Transaction or any other transactions contemplated by the Stock Purchase Agreement.

                        REGULATORY FILINGS AND APPROVALS

     Pursuant to the Stock Purchase Agreement, the parties have made the appropriate filings required under the Hart-Scott-Rodino Act in connection with the transactions contemplated by the Stock Purchase Agreement, and the applicable waiting period under the Hart-Scott-Rodino Act has expired.

                          INTERESTS OF CERTAIN PERSONS

     Shareholders should consider the following interests of Unique directors and executive officers, which may have presented such directors and executive officers with conflicts of interest in connection with the negotiation and approval of the Proposed Transaction.

     William H. Baumhauer, the former chairman and chief executive officer of Unique, was a party to an employment agreement with Unique which provided, among other things, termination benefits equal to his base compensation for three years following a sale of Fuddruckers under certain circumstances. In connection with Mr. Baumhauer's resignation in July 1998 to pursue other opportunities, the Unique Board executed an agreement with Mr. Baumhauer whereby, in consideration of Mr. Baumhauer's contribution to the Fuddruckers business and his commitment to cooperate with Unique in satisfying the various pre-closing covenants and conditions required by the Stock Purchase Agreement, Mr. Baumhauer is entitled, if and when the Proposed Transaction is consummated, to (i) a cash payment in the amount of $675,000 and (ii) immediate vesting of options to acquire 187,500 shares of Unique Common Stock at $6.31 per share which were not vested at the time of Mr. Baumhauer's resignation, which options would then be exercisable until June 30, 1999 and terminate on that date unless exercised.

     On August 12, 1998, Unique entered into an employment agreement with Donald
C. Moore to serve Unique as acting chief executive officer and chief financial officer. The agreement provides for an initial term of one (1) year and for automatic renewal each year so that the residual term of such agreement is never less than one year. Under the agreement, Mr. Moore receives an annual base salary of $250,000, subject to adjustment at the discretion of the Unique Board. The agreement further provides that, in the event Unique terminates Mr. Moore's employment without "cause" (as defined below) or Mr. Moore terminates his employment for "good reason" (as defined below), Unique shall pay Mr. Moore an amount equal to Mr. Moore's cash compensation for two years. "Good reason" is defined in the agreement as (i) an assignment to Mr. Moore of duties other than those contemplated by the agreement, or a limitation on the powers of Mr. Moore not contemplated by the agreement, (ii) the removal of Mr. Moore from or failure to elect Mr. Moore to his named position, including the position of chief executive officer, or (iii) a reduction in Mr. Moore's rate of compensation or level of fringe benefits. "Cause" is defined in the agreement as Mr. Moore's (i) theft from or fraud on Unique, (ii) conviction of a felony or crime of moral turpitude, (iii) willful violation of the terms of the agreement, (iv) conscious disregard or neglect of his duties, or (v) willful and demonstrated unwillingness to perform his duties under the agreement. The Proposed Transaction itself will not trigger any of Mr. Moore's rights or termination benefits under his employment agreement.

     Certain key employees of Unique have been granted the right to receive cash payments equal to their base compensation for one year payable in a lump sum upon the closing of the Proposed Transaction. These awards were deemed advisable by the Unique Board to retain valuable employees whose contribution is needed to satisfy the various pre-closing covenants and conditions required by the Stock Purchase Agreement, but who cannot be assured of employment with either Fuddruckers or Unique after the closing. Such cash payments are approximately $210,000 in the aggregate.

                     TERMS OF THE STOCK PURCHASE AGREEMENT

     The following discussion of the terms and conditions of the Stock Purchase Agreement, while materially complete, is qualified in its entirety by reference to the provisions of the Stock Purchase Agreement, which is attached to this Proxy Statement as Annex A and incorporated herein by reference. Any term that is not otherwise defined in this summary has the meaning set forth in the Stock Purchase Agreement. An index to all defined terms is set forth in Section 1.3(c) of the Stock Purchase Agreement.

PURCHASE PRICE

     The aggregate purchase price for the stock of Fuddruckers is $43 million in cash (the "Unadjusted Purchase Price") subject to adjustment as described below. On the closing date, Unique will deliver to King Cannon its good faith statement (the "Closing Statement") of Fuddruckers' Working Capital (as defined in the Stock Purchase Agreement) as of the closing date (the "Estimated Working Capital"). The Unadjusted Purchase Price shall be (i) decreased by the amount of the EBITDA Adjustment (as defined in the Stock Purchase Agreement), (ii) increased by the amount that the Estimated Working Capital is more than $0 and decreased by the amount that the Estimated Working Capital is less than $0, as the case may be, (iii) decreased by the amount of the Maintenance Expenditure Adjustment (as defined in the Stock Purchase Agreement), (iv) decreased by the amount of the Cash Payment Adjustment (as defined in the Stock Purchase Agreement), and (v) decreased by the amount of the Closed Store Adjustment (as defined in the Stock Purchase Agreement) (as so adjusted, the "Estimated Purchase Price"). On the closing date, King Cannon will pay, by wire transfer of immediately available funds, to such account as Unique shall have designated an amount equal to the Estimated Purchase Price less (i) $1,000,000, which will be placed in escrow to support Unique's indemnification obligations to King Cannon,
(ii) if certain required consents of landlords under leases covering certain Fuddruckers restaurants are not obtained before the closing, an additional $1,000,000, which would then be placed in escrow to fund possible losses from the termination of such leases or increases in rent, and (iii) if certain contingent and long-term liabilities of Fuddruckers are not settled or satisfied before the closing, additional amounts to fund the payment thereof which would be placed in dedicated escrow accounts until payment is required. The term "EBITDA Adjustment" is defined as an amount equal to five (5) times the amount by which Fuddruckers' earnings before interest, taxes, depreciation and amortization (derived from the audited financial statements of Fuddruckers for the fiscal year ended June 28, 1998 with certain adjustments described in detail in the Stock Purchase Agreement) is less than $8,500,000. Either Unique or King Cannon can refuse to consummate the Proposed Transaction if the purchase price after estimated adjustments as of the closing date is less than $40 million -- an event that would obligate Unique to pay to King Cannon liquidated damages equal to $1,000,000.

     In addition to the possible reduction in the purchase price as a result of the various contingent adjustments and the payment of funds in escrow as summarized above, Unique will be required to use a portion of the cash proceeds from the Proposed Transaction to satisfy accrued and contingent liabilities which are required by the Stock Purchase Agreement to be satisfied prior to and as a condition of closing. Unique currently estimates that, exclusive of the possible impact of any contingent adjustments and without deduction for amounts deposited in escrow, it will have net cash proceeds remaining from the Proposed Transaction of between $33 million and $35 million after settling transaction costs.

     During the 120-day period following the closing date, King Cannon shall have the right to review the Closing Statement. By no later than the last day of such 120-day review period, King Cannon shall notify Unique whether it accepts or rejects the accuracy of Unique's Closing Statement and Estimated Working Capital, and if it rejects, King Cannon shall furnish to Unique as part of such notice an adjusted Closing Statement reflecting such changes as its believes appropriate to make the Closing Statement accurate as of the closing date. The failure by Unique to deliver to King Cannon a notice of its objection (the "Objection Notice") to King Cannon's adjusted Closing Statement prior to the expiration of the ten business day period following the delivery of the same to Unique shall constitute Unique's acceptance of King Cannon's adjusted Closing Statement and the working capital calculated therefrom. If King Cannon and Unique are unable to resolve any disagreement between them regarding the Closing Statement and the adjustment to working capital within ten business days after Unique's delivery to King Cannon of an Objection Notice, any items still in dispute will be referred for determination to Arthur Andersen LLP (or, if Arthur Andersen LLP refuses to act on behalf of the parties, such other nationally recognized accounting firm as shall be appointed by the President of the Boston office of the American Arbitration Association) (the "Independent Accountants") within ten business days following the expiration of the foregoing ten business day period. The working capital, as agreed to by King Cannon and Unique, deemed accepted by Unique, or finally determined by the Independent Accountants, as the case may be, is the "Final Working Capital."

     By no later than 120 days after the closing date, King Cannon may in its sole discretion require that Unique purchase from King Cannon any Current Asset (as defined in the Stock Purchase Agreement) (other than Inventory (as defined in the Stock Purchase Agreement), cash and assumable prepaid expenses as of the closing date which are reflected as Current Assets on the Closing Statement) which had been reflected on Unique's Closing Statement, at an amount equal to
(i) in the case of any Current Receivable (as defined in the Stock Purchase Agreement), the amount thereof set forth in Unique's Closing Statement minus 100% of all amounts collected on account of such Current Receivable since the closing date by King Cannon, and (ii) in the case of any other Current Asset, the book value thereof as of the date on which the purchase thereof by Unique takes place. The aggregate amount owed by Unique to King Cannon on account of the foregoing asset transfers is the "Post-Closing Asset Transfer Adjustment."

     The Estimated Purchase Price shall be (i) if necessary, increased or decreased, as the case may be, by the amount by which the Estimated Working Capital exceeds or is exceeded by the Final Working Capital, and (ii) decreased by the amount of the Post-Closing Asset Transfer Adjustment (as so adjusted, the "Final Purchase Price").

     At the closing, Unique will transfer to Fuddruckers certain furniture, fixtures and equipment, consisting principally of office furniture, computer workstations and related equipment located at Unique's corporate headquarters and used by employees of Unique who will become employees of Fuddruckers immediately after the closing.

THE CLOSING

     Upon the terms and subject to the conditions of the Stock Purchase Agreement, the closing of the transactions contemplated by the Stock Purchase Agreement will take place on November 9, 1998 or such later date as the parties may agree upon; provided, however, that notwithstanding anything to the contrary in the Stock Purchase Agreement, the closing date may be extended in certain circumstances. See "-- Termination."

REPRESENTATIONS AND WARRANTIES

     The Stock Purchase Agreement contains various representations and warranties by Unique and King Cannon. These include, without limitation, representations and warranties by Unique as to (i) the organization, good standing, and capitalization of Fuddruckers and its subsidiaries, (ii) proper corporate authority, no conflicts, no violations and requisite approvals, (iii) ownership of the Shares, (iv) accuracy of financial statements, books and records, (v) absence of undisclosed liabilities and absence of material adverse change, (vi) material litigation, (vii) compliance with law, (viii) employee benefit plans and employee matters, (ix) tax matters, (x) title to and condition of assets, (xi) leases and real property, (xii) certain contracts and licenses,
(xiii) intellectual property matters, (xiv) insurance policies, (xv) brokers, finders and fees, (xvi) franchises and (xvii) environmental matters.

     The Stock Purchase Agreement also contains representations and warranties of King Cannon, including, without limitation, representations and warranties as to: (i) the organization and good standing of King Cannon, (ii) proper corporate authority, no conflicts, no violations and requisite approvals, (iii) minimum net worth, (iv) capitalization, (v) material litigation, (vi) compliance with laws and (vii) brokers, finders and fees.

     For a description of the survivability of the representations and warranties and related indemnification, see "-- Survival of Representations and Warranties; Indemnification."

CERTAIN COVENANTS

     The Stock Purchase Agreement also contains various covenants of Unique, Champps and King Cannon. During the period from the date of the Stock Purchase Agreement to the closing date, Unique will, among other things:

          (i) upon reasonable notice from King Cannon, afford to the officers, attorneys, accountants or other authorized representatives of King Cannon reasonable access during normal business hours to the facilities, assets, books and records of Unique and Fuddruckers;

          (ii) conduct Fuddruckers only in the ordinary course consistent with past practice, and use its commercially reasonable efforts to (a) maintain Fuddruckers' assets and those assets of Unique that are used in Fuddruckers' business in their current condition subject to additions, deletions and normal wear and tear in the ordinary course, (b) preserve intact the current business organization of Fuddruckers and of Unique to the extent related to Fuddruckers' business, (c) keep available the services of the current officers, employees and agents of Fuddruckers and those employees of Unique who perform services for Fuddruckers and (d) maintain the relations and good will with suppliers, customers, landlords, creditors, franchisees, employees, agents, and others having material business relationships with Fuddruckers or with Unique to the extent related to the Fuddruckers business;

          (iii) ensure that none of the changes or events listed in Section 4.1(E) of the Stock Purchase Agreement occurs without the prior written consent of King Cannon;

          (iv) perform, pay or discharge, or cause Fuddruckers to perform, pay or discharge, certain specified liabilities including (a) the cost of terminating certain operating leases for equipment used in the Fuddruckers business, (b) all non-current liabilities of Fuddruckers, and (c) the anticipated cost of performing certain contingent or deferred liabilities of Fuddruckers;

          (v) transfer to itself, or otherwise assume responsibility for in a manner and on terms reasonably satisfactory to King Cannon, all assets and liabilities relating to any Fuddruckers location that is no longer operating as a Fuddruckers restaurant on the closing date;

          (vi) pay and discharge all liabilities in regard to any concluded legal proceeding (except for any such legal proceeding as to which Unique is pursuing an appeal) that (a) has been reduced to a judgment against Fuddruckers or Unique to the extent relating to Fuddruckers' business, (b) is the subject of an executed settlement agreement or (c) is otherwise concluded as of the closing date;

          (vii) file, or cause to be filed, UCC-3 termination statements and obtain, or cause to be obtained, any other releases, consents or similar documents necessary to release liens on Fuddruckers' assets, Unique's assets related to Fuddruckers' business or the Shares; and

          (viii) spend not less than $250,000 per month (or pro rated for any partial month) on capital expenditures.

     In addition, at the closing, Unique will enter into an agreement with King Cannon covering certain transitional arrangements, including without limitation
(i) causing Unique's data processing and consulting services provider to provide such services to Fuddruckers after the closing in consideration of a payment to Unique of $40,000 per month toward the cost of such services, (ii) providing to Fuddruckers 10,000 square feet of office space at Unique's corporate headquarters at an all-inclusive monthly rent of $20 per square foot, (iii) cooperating with Fuddruckers with respect to the hiring of Unique employees who have been assigned to perform services for Fuddruckers, and (iv) other miscellaneous transitional matters.

     Prior to the closing, Unique is obligated to deliver to King Cannon a complete set of audited financial statements of Fuddruckers as of June 28, 1998, including a balance sheet and statements of operations, equity and cash flows for the fiscal year ended June 28, 1998. On the basis of such financial statements and after making the adjustments described in Section 6.12 of the Stock Purchase Agreement, the parties shall determine "1998 EBITDA," which in turn will be the basis of the EBITDA Adjustment to the purchase price, if any.

THE PRECEDING LIST DESCRIBES, IN GENERAL TERMS, ONLY SOME OF UNIQUE'S COVENANTS. ACCORDINGLY YOU ARE ADVISED TO READ ARTICLE VI OF THE STOCK PURCHASE AGREEMENT IN ITS ENTIRETY.

NO SOLICITATION

     Pursuant to the Stock Purchase Agreement, Unique has agreed that, prior to the closing, it will not, and will not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of Unique or Fuddruckers to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from any person other than King Cannon relating to the merger, consolidation, business combination, or similar transaction involving Fuddruckers (any such transaction, a "Competing Transaction") or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Competing Transaction; provided, however, that prior to the approval of the Proposed Transaction by Unique's shareholders, the Unique Board, to the extent required by its fiduciary obligations, shall not be bound by the restrictions on solicitation described above to the extent that, with the advice of counsel, Unique (i) in response to an unsolicited request, provides information about Fuddruckers to persons interested in pursuing a Competing Transaction or (ii) following notice to King Cannon, participates in discussions or negotiations with persons who make or express a bona fide intention to make a proposal with respect to a Competing Transaction.

NON-COMPETITION

     As part of the consideration to be paid by King Cannon to Unique pursuant to the Stock Purchase Agreement, each of Unique and Champps agreed that, for a period of ten years following the closing date, neither will: (i) directly or indirectly, own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a partner or representative in connection with, any restaurant business that is in the gourmet hamburger business or whose method of operation or trade dress is similar to that employed in the operation of the "Fuddruckers" restaurants; or (ii) directly or indirectly solicit, induce or attempt to induce any person then employed by Fuddruckers or King Cannon to enter the employ of Unique or Champps, or any of their respective affiliates.

     Nothing contained in the Stock Purchase Agreement limits the right of Unique or Champps to operate the business of Champps as it is currently conducted or other restaurant concepts that do not compete directly with Fuddruckers or to own less than a 5% legal or beneficial ownership in the outstanding equity securities of any publicly traded corporation.

CONDITIONS

     Unique's Closing Conditions. The obligation of Unique to consummate the transactions contemplated by the Stock Purchase Agreement is subject to the satisfaction or waiver at or prior to the closing date of the following conditions:

          (i) each of King Cannon's representations and warranties in the Stock Purchase Agreement must have been accurate in all respects as of the date of the Stock Purchase Agreement and must be accurate in all respects as of the closing date as if made on the closing date, except for such breaches as would not, in the aggregate, have a material adverse effect on King Cannon and which King Cannon undertakes to cure within 30 days following the closing date with such obligation to survive the closing date as a covenant of King Cannon;

          (ii) each of the covenants and obligations that King Cannon is required to perform or to comply with pursuant to the Stock Purchase Agreement on or prior to the closing date must be duly performed and complied with and King Cannon must deliver each of the documents required to be delivered by it;

          (iii) as of the closing date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental entity of competent jurisdiction directing that any of the transactions contemplated by the Stock Purchase Agreement not be consummated, and no legal proceeding shall have been commenced or threatened in writing by any person against Unique seeking to enjoin or obtain damages in respect of the consummation of any transaction contemplated by the Stock Purchase Agreement;

          (iv) the Proposed Transaction shall have been approved and adopted by the requisite vote of Unique's shareholders; and

          (v) the Estimated Purchase Price shall not be less than $40,000,000.

     King Cannon's Closing Conditions. The obligation of the King Cannon to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the satisfaction or waiver at or prior to the closing date of the following conditions:

          (i) each of Unique's representations and warranties in the Stock Purchase Agreement must have been accurate in all respects as of the date of the Stock Purchase Agreement, and must be accurate in all respects as of the closing date as if made on the closing date, except for such breaches as could not reasonably be anticipated to result in, in the aggregate, a material adverse effect on Fuddruckers' business and which Unique undertakes to cure within 30 days following the closing date with such cure obligation to survive the closing as a covenant of Unique;

          (ii) each of the covenants and obligations that Unique is required to perform or to comply with pursuant to the Stock Purchase Agreement as of or prior to the closing date must be duly performed and complied with and Unique must deliver each of the documents required to be delivered by it pursuant to Section 3.2(A) of the Stock Purchase Agreement;

          (iii) as of the closing date, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental entity of competent jurisdiction directing that any of the transactions contemplated by the Stock Purchase Agreement not be consummated, and no legal proceeding shall have been commenced or threatened in writing by any person against King Cannon or Fuddruckers seeking to enjoin or obtain damages in respect of the consummation of any transaction contemplated by the Stock Purchase Agreement;

          (iv) there must not have been made or threatened in writing by any person any claim asserting that such person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Shares, or any equity securities in ARVI (other than the equity securities owned by North American Restaurants Limited Partnership);

          (v) King Cannon shall have obtained current appraisals from an "MAI" appraiser selected by Unique and acceptable to the financial institution providing financing to King Cannon in connection with the transactions contemplated by the Stock Purchase Agreement of the value of each of Fuddruckers' owned real properties, which value shall not be in the aggregate for all of such owned real properties less than $12,500,000;

          (vi) King Cannon shall have obtained, at King Cannon's sole cost and expense, updated Environmental Site Assessment ("ESA") reports for each of Fuddruckers' owned real properties (the "Updates") and except as set forth below, such Updates shall either (a) confirm that the conclusions and/or recommendations set forth in existing ESA reports or (b) set out modified conclusions and/or recommendations which are determined to be acceptable to King Cannon in King Cannon's sole discretion; and.

          (vii) the Estimated Purchase Price shall not be less than $40,000,000.

TERMINATION

     The Stock Purchase Agreement may be terminated (subject to a termination fee under certain circumstances as described below) and the transactions contemplated by the Stock Purchase Agreement may be abandoned at any time prior to the closing date:

          (i) by the mutual consent of King Cannon and Unique;

          (ii) by either King Cannon or Unique if a material breach of any provision of the Stock Purchase Agreement has been committed by the other party and such breach has not been waived by the terminating party;

          (iii) (a) by King Cannon if any of the conditions precedent to King Cannon's obligation to close have not been satisfied as of the closing date or if satisfaction of any such condition is or becomes impossible (other than through the failure of King Cannon to comply with its obligations under the Stock Purchase Agreement) and King Cannon has not waived such condition on or before the closing date, or (b) by Unique if any of the conditions precedent to Unique's obligation to close have not been satisfied as of the closing date or if satisfaction of any such condition is or becomes impossible (other than through the failure of Unique to comply with its obligations under the Stock Purchase Agreement) and Unique has not waived such condition at or before the closing date;

          (iv) by Unique if (a) the Unique Board withdraws or modifies its approval or recommendation to Unique's shareholders of, or otherwise fails to approve or recommend, the Proposed Transaction and the consummation of the transactions contemplated by the Stock Purchase Agreement, and (b) Unique pays to King Cannon an alternative transaction fee equal to $1,720,000, promptly upon such withdrawal, modification or failure, by wire transfer of immediately available funds to such account as shall have been designated by King Cannon; or

          (v) by either King Cannon or Unique if the closing has not occurred (other than through the failure of any party seeking to terminate the Stock Purchase Agreement to comply fully with its obligations under the Stock Purchase Agreement) on or before November 9, 1998 (the "Outside Date") or such later date as the parties may agree upon; provided, however, that notwithstanding anything to the contrary in the Stock Purchase Agreement if on November 9, 1998 Unique has not obtained the consents required to be delivered pursuant to Section 3.2(A)(5) of the Stock Purchase Agreement, then Unique shall have the right exercisable in its sole discretion by delivery of written notice thereof to King Cannon on or before November 9, 1998 to extend the Outside Date to December 15, 1998.

TERMINATION FEES

     In the event that the closing does not occur on or prior to the Outside Date (as the same may be extended) due to King Cannon's breach of its obligations under the Stock Purchase Agreement, Unique's sole and exclusive remedy against King Cannon under the Stock Purchase Agreement and with respect to the transactions contemplated thereby shall be to exercise its right to terminate the Stock Purchase Agreement and to receive the payment from King Cannon of cash in an amount equal to $5,000,000 as liquidated damages with respect to which King Cannon has furnished a letter of credit for the benefit of Unique. In the event that the closing does not occur on or prior to the Outside Date (as the same may be extended) due to the non-satisfaction of the conditions contained in Section 8.7 or Section 9.5 of the Stock Purchase Agreement or the failure of the Unique's shareholders to approve the Proposed Transaction where the Unique Board has approved or recommended the same to the shareholders (without modification or withdrawal of such approval or recommendation), Unique shall pay to King Cannon an amount equal to $1,000,000 as liquidated damages in consideration of the time, the fees and expenses spent or incurred by King Cannon, or on its behalf, in connection with the Stock Purchase Agreement and the transactions contemplated thereby.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     Survival. All representations and warranties of the parties contained in the Stock Purchase Agreement will survive the closing and will expire on December 31, 2000 (the "Survival Period") except that

(i) representations and warranties made by Unique relating to environmental matters will survive the closing Date until December 31, 2003, (ii) representations and warranties made by Unique relating to employee matters and income taxes will survive the closing date until the expiration of applicable statutes of limitations and (iii) representations and warranties made by Unique in (x) Section 4.1(A) of the Stock Purchase Agreement with respect to the due organization, valid existence and good standing of Unique and Fuddruckers, as well as with respect to the matters referred to in the last two sentences of
Section 4.1(A), (y) Section 4.1(B) (except for clause (iv) and the last sentence thereof) of the Stock Purchase Agreement, and (z) Section 4.1(C) shall survive the closing indefinitely. In addition, any covenants or agreements of Unique under the Stock Purchase Agreement, and any and all indemnification obligations relating thereto shall survive the closing indefinitely, unless earlier expiring in accordance with their respective terms, including, without limitation, Unique's indemnification obligations with respect to covenants and the items described in Section 13.14(A)(2), Section 13.14(A)(3), and Section 13.14(A)(4) of the Stock Purchase Agreement.

     King Cannon's representations and warranties under the Stock Purchase Agreement, and its indemnification obligations arising from such representations and warranties, will survive the closing and will expire and terminate on December 31, 2000. Any covenants or agreements of King Cannon under the Stock Purchase Agreement, and any and all indemnification obligations relating thereto, will survive the closing indefinitely, unless earlier expiring in accordance with their respective terms.

     Unique's and Champps' Indemnification Obligations. Unique and Champps will jointly and severally indemnify, defend and hold harmless King Cannon and Fuddruckers, each affiliate of King Cannon and Fuddruckers, and each of the employees, officers, directors, stockholders, members, managers, partners and representatives of any one of them, from and against any losses, assessments, liabilities, claims, obligations, damages, costs or expenses (including without limitation reasonable attorneys' fees and disbursements) which arise out of or relate to:

          (i) any misrepresentation in, breach of or failure to comply with any of the representations, warranties, undertakings, covenants or agreements of Unique, Fuddruckers or any affiliate of any of them contained in the Stock Purchase Agreement;

          (ii) any Environmental Matters (as defined in Section 13.14 of the Stock Purchase Agreement);

          (iii) any Retained Liabilities (as defined in the Stock Purchase Agreement); or

          (iv) obligations of Unique under Section 2.4 of the Stock Purchase Agreement with respect to Lease Termination Amounts and Rent Adjustment Amounts (as such terms are defined in the Stock Purchase Agreement).

Unique shall not have any obligation to indemnify King Cannon on account of any breach of any representation or warranty as described in clause (i) above unless and until King Cannon's losses paid or incurred by King Cannon on account of all such breaches of representations and warranties exceed $100,000 in the aggregate, in which event King Cannon will be entitled to such indemnification in respect of all such losses, including without limitation such initial $100,000.

     King Cannon's Indemnification Obligations. King Cannon will indemnify, defend and hold harmless Unique and its employees, officers, directors, partners and representatives (other than any of the foregoing as may become employees of Fuddruckers or King Cannon at or after the closing) from and against any losses, assessments, liabilities, claims, obligations, damages, costs or expenses (including without limitation reasonable attorneys' fees and disbursements) which arise out of or relate to:

          (i) any misrepresentation in, breach of or failure to comply with any of the representations, warranties, covenants or agreements of King Cannon contained in the Stock Purchase Agreement; or

          (ii) Transferred Liabilities (as defined in the Stock Purchase Agreement).

King Cannon will not have any obligation to indemnify Unique on account of any breach of any representation or warranty unless and until Unique's losses paid, incurred, suffered or accrued on account of all breaches of representations and warranties exceed $100,000 in the aggregate, in which event Unique will be entitled to indemnification in respect of all such losses, including without limitation such initial $100,000.

     Indemnification Caps. The maximum aggregate liability of Unique on account of any breach of any representation or warranty is limited to the amount of the Final Purchase Price. There is no cap or limit on the liability of Unique to King Cannon on account of any breach by Unique of any of its covenants or agreements under the Stock Purchase Agreement or on account of indemnification obligations covering matters other than breaches of representations and warranties; provided, however, that, if King Cannon is entitled to recover any losses in excess of the Final Purchase Price, Unique may either (i) require King Cannon to reconvey to Unique full ownership and control of the Shares and all assets (to the extent then owned by King Cannon or Fuddruckers) that are being transferred pursuant to the Stock Purchase Agreement in such a manner as to rescind the transactions contemplated by the Stock Purchase Agreement, in which case Unique will pay King Cannon an amount equal to (x) the Final Purchase Price plus (y) all additional investments made in Fuddruckers following the closing, plus (z) an amount equal to an internal rate of return equal to 25% on the sum of items (x) and (y) or (ii) pay to King Cannon all of the losses with respect to which King Cannon is entitled to indemnification.

     The maximum aggregate liability of King Cannon on account of any breach of any representation or warranty is limited to $5,000,000. There is no cap or limit on the liability of King Cannon to Unique on account of any breach by King Cannon of any of its covenants or agreements under the Stock Purchase Agreement or on account of indemnification obligations covering matters other than breaches of representations and warranties.

EXPENSES

     Whether or not the Proposed Transaction is consummated, and except as otherwise expressly set forth in the Stock Purchase Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, the Stock Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. Unique and King Cannon each paid one half of the filing fee required under the Hart-Scott-Rodino Act. Unique will pay all fees and expenses related to filings with governmental entities relating to business licenses, which filings are required to be made following the closing.

                          MARKET PRICE DATA; DIVIDENDS

     The Common Stock has been listed on the Nasdaq National Market ("Nasdaq") under the symbol "UNIQ" since July 17, 1997, the date on which Unique became a publicly traded company as a result of its spin-off from DAKA. The table below sets forth, since such date and for the calendar periods indicated, the high and low intra-day sales price per share of the Common Stock as reported on the Nasdaq. Unique has no history of market prices for its Common Stock prior to such date and data with respect to the common stock of DAKA, as predecessor of Unique, which was listed on Nasdaq before July 17, 1997, would not be meaningful.

                                                              HIGH      LOW
                                                              -----    -----
Fiscal 1998

  First Fiscal Quarter (after July 17, 1997)................  $7.44    $6.13
  Second Fiscal Quarter.....................................   7.06     5.75
  Third Fiscal Quarter......................................   7.00     5.81
  Fourth Fiscal Quarter.....................................   6.50     5.13

Fiscal 1999

  First Fiscal Quarter......................................   7.06     4.50
  Second Fiscal Quarter (through October 13, 1998)..........   5.63     4.50

     On July 31, 1998, the last full trading day before the public announcement of the Proposed Transaction, the high and low sales price per share of Common Stock, as quoted on the Nasdaq, were $7.00 and $6.88, respectively.

     The closing sales price per share of Common Stock as reported on the Nasdaq on October 13, 1998 (the latest practicable date prior to mailing this Proxy Statement) was $4.75. As of the close of business on the Record Date, there were approximately 2,855 holders of record of Unique's Common Stock. Unique has never paid cash dividends on its Common Stock.

                               SECURITY OWNERSHIP

     The following table sets forth the number of shares of Common Stock beneficially owned as of October 13, 1998 by the chief executive officer, the four other most highly compensated executive officers, each director, all directors and executive officers of Unique as a group, and each person known by Unique to be the beneficial owner of more than 5% of any class of the voting stock of Unique.

                                                               AMOUNT AND
                                                                NATURE OF
                                                               BENEFICIAL      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP(1)     OF CLASS
------------------------------------                          -------------    --------
Donald C. Moore(2)..........................................     100,617(3)         *%
E.L. Cox(2).................................................      14,880(4)         *
Erline Belton(2)............................................      10,680(5)         *
Alan D. Schwartz(2).........................................      14,880(6)         *
Joseph W. O'Donnell(2)......................................       7,500(7)         *
K.C. Moylan(2)..............................................      73,440(8)         *
Richard B. Wolf(2)..........................................      36,465(9)         *
Richard K. Hendrie(2).......................................     25,000(10)         *
Donna L. Depoian(2).........................................     21,969(11)         *
Timothy R. Barakett(12).....................................  1,908,506(13)      16.4
Douglas A. Hirsch(14).......................................    719,800(15)       6.2
Franklin Resources, Inc.(16)................................  1,114,500(17)       9.6
Barrow, Hanley, Mewhinney & Strauss, Inc.(18)...............    579,600(19)       5.0
Atticus Management, Ltd.(20)................................    820,200(21)       7.1
Atticus International, Ltd. (22)............................    820,200(23)       7.1
All directors and executive officers
  as a group (9 persons)....................................    305,431(24)       2.6

---------------
  * Less than 1%

 (1) Beneficial share ownership is determined pursuant to Rule 13d-3 promulgated under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth in the table as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth in the table as beneficially owned include shares of Common Stock which directors and executive officers have the right to acquire pursuant to previously granted options exercisable within 60 days of October 13, 1998.

 (2) The address of the beneficial owner is c/o Unique Casual Restaurants, Inc., One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923.

 (3) Includes 100,000 shares of Common Stock issuable upon the exercise of options, 91,250 of which vest and are exercisable only upon the closing of the Proposed Transaction.

 (4) Includes 14,500 shares of Common Stock issuable upon the exercise of options, 6,875 of which vest and are exercisable only upon the closing of the Proposed Transaction.

 (5) Includes 10,000 shares of Common Stock issuable upon the exercise of options, 5,675 of which vest and are exercisable only upon the closing of the Proposed Transaction.

 (6) Includes 14,500 shares of Common Stock issuable upon the exercise of options, 5,375 of which vest and are exercisable only upon the closing of the Proposed Transaction.

 (7) Includes 7,500 shares of Common Stock issuable upon the exercise of options, 5,375 of which vest and are exercisable only upon the closing of the Proposed Transaction.

 (8) Includes 70,000 shares of Common Stock issuable upon the exercise of options, 57,500 of which vest and are exercisable only upon the closing of the Proposed Transaction.

 (9) Includes 32,500 shares of Common Stock issuable upon the exercise of options, 18,750 of which vest and are exercisable only upon the closing of the Proposed Transaction.

(10) Includes 25,000 shares of Common Stock issuable upon the exercise of options, 18,750 of which vest and are exercisable only upon the closing of the Proposed Transaction.

(11) Includes 21,300 shares of Common Stock issuable upon the exercise of options, 20,000 of which vest and are exercisable only upon the closing of the Proposed Transaction.

(12) The address of the beneficial owner is c/o Atticus Capital, L.L.C., 590 Madison Avenue, 32nd Floor, New York, NY 10022.

(13) This information is based on a Schedule 13D/A, dated September 1, 1998, filed by Timothy R. Barakett with the SEC. Mr. Barakett is the Managing Member of Atticus Holdings, L.L.C., a Delaware limited liability company that serves as the general partner of Atticus Partners, L.P. and Atticus Qualified Partners, L.P., which beneficially own 276,906 and 479,950 shares of Common Stock, respectively. Mr. Barakett is also the President of Atticus Management, Ltd., an international business company organized under the laws of the British Virgin Islands that serves as the manager of Atticus International, Ltd., which beneficially owns 820,200 shares of Common Stock. Mr. Barakett is also the Managing Member of Atticus Capital, L.L.C, which has investment discretion with respect to certain managed accounts (the "Managed Accounts"), which collectively beneficially own 331,450 shares of Common Stock. Mr. Barakett is therefore deemed to be the beneficial owner of all shares of Common Stock owned by Atticus Partners, L.P., Atticus Qualified Partners, L.P., Atticus International, Ltd. and the Managed Accounts.

(14) The address of the beneficial owner is c/o Seneca Capital Advisors LLC, 830 Third Avenue, 14th Floor, New York, NY 10022.

(15) Includes 569,800 shares beneficially owned by Seneca Capital Advisors LLC and Seneca Capital Investments, LLC, of which Mr. Hirsch is a controlling person. Includes 150,000 shares with respect to which Mr. Hirsch disclaims beneficial ownership. This information is based on a Schedule 13D, dated June 23, 1997, filed by Seneca Capital Advisors LLC on behalf of Douglas Hirsch with the SEC.

(16) The address of the beneficial owner is 777 Mariners Island Blvd., 6th Floor, San Mateo, CA 94404.

(17) This information is based on a Schedule 13G, dated February 11, 1998, filed by Franklin Resources, Inc. with the SEC.

(18) The address of the beneficial owner is 3232 McKinney Avenue, 15th Floor, Dallas, TX 75204-2429.

(19) This information is based on a Schedule 13G, dated February 13, 1997, filed by Barrow, Hanley, Mewhinney and Strauss, Inc. with the SEC.

(20) The address of the beneficial owner is c/o Atticus Capital, L.L.C., 590 Madison Avenue, 32nd Floor, New York, NY 10022

(21) This information is based on a Schedule 13D/A, dated September 1, 1998, filed by Atticus Management, Ltd. with the SEC. Mr. Barakett is the Managing Member of Atticus Holdings, L.L.C., a Delaware limited liability company that serves as the general partner of Atticus Partners, L.P. and Atticus Qualified Partners, L.P., which beneficially own 276,906 and 479,950 shares of Common Stock, respectively. Mr. Barakett is also the President of Atticus Management, Ltd., an international business company organized under the laws of the British Virgin Islands that serves as the manager of Atticus International, Ltd., which beneficially owns 820,200 shares of Common Stock. Mr. Barakett is also the Managing Member of Atticus Capital, L.L.C, which has investment discretion with respect to the Managed Accounts, which collectively beneficially own 331,450 shares of Common Stock. Mr. Barakett is therefore deemed to be the beneficial owner of all shares of Common Stock owned by Atticus Partners, L.P., Atticus Qualified Partners, L.P., Atticus International, Ltd. and the Managed Accounts.

(22) The address of the beneficial owner is c/o Atticus Capital, L.L.C., 590 Madison Avenue, 32nd Floor, New York, New York 10022.

(23) This information is based on a Schedule 13D/A, dated September 1, 1998, filed by Atticus International, Ltd. with the SEC. Mr. Barakett is the Managing Member of Atticus Holdings, L.L.C., a Delaware limited liability company that serves as the general partner of Atticus Partners, L.P. and Atticus Qualified Partners, L.P., which beneficially own 276,906 and 479,950 shares of Common Stock, respectively. Mr. Barakett is also the President of Atticus Management, Ltd., an international business company organized under the laws of the British Virgin Islands that serves as the manager of Atticus International, Ltd., which beneficially owns 820,200 shares of Common Stock. Mr. Barakett is also the Managing Member of Atticus Capital, L.L.C, which has investment discretion with respect to the Managed Accounts, which collectively beneficially own 331,450 shares of Common Stock. Mr. Barakett is therefore deemed to be the beneficial owner of all shares of Common Stock owned by Atticus Partners, L.P., Atticus Qualified Partners, L.P., Atticus International, Ltd. and the Managed Accounts.

(24) Includes 295,300 shares of Common Stock issuable upon the exercise of options, 229,550 of which vest and are exercisable only upon the closing of the Proposed Transaction.

                         INDEPENDENT PUBLIC ACCOUNTANT

     A representative of Deloitte & Touche LLP, Unique's independent public accountants, will be present at the Special Meeting, and will be afforded the opportunity to make a statement and available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     Unique files annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy any reports, statements or other information that Unique files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     The SEC allows Unique to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement. This Proxy Statement incorporates by references the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

UNIQUE SEC FILINGS (FILE NO. 0-22639)                PERIOD
-------------------------------------                ------
Annual Report on Form 10-K                   Year Ended June 28, 1998

     We are also incorporating by reference additional documents that we may file with the SEC between the date of this Proxy Statement and the date of the Special Meeting. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any statement contained in a document incorporated by reference or contained in this Proxy Statement shall be deemed modified or superseded for purposes hereof to the extent that such a statement modifies or supersedes it.

     If you are a shareholder, you may have previously received some of the documents incorporated by reference. You may still obtain copies of any of these documents from Unique or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement, by requesting them in writing or by telephone from Unique at the following address:

                        Unique Casual Restaurants, Inc.
                              One Corporate Place
                               55 Ferncroft Road
                       Danvers, Massachusetts 01923-4001
                            Attention: Donna Luciano
                   Telephone: (978) 774-6606, extension 1134

     Please request documents by October 27, 1998 to ensure receipt before the Special Meeting.

                      [This Page Intentionally Left Blank]

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets -- June 28, 1998 and June 29,
  1997......................................................   F-3
Consolidated Statements of Operations -- Years ended June
  28, 1998, June 29, 1997 and 1996..........................   F-4
Consolidated Statements of Cash Flows -- Years ended June
  28, 1998, June 29, 1997 and 1996..........................   F-5
Consolidated Statements of Changes in Stockholders'
  Equity -- Years ended June 28, 1998, June 29, 1997 and
  1996......................................................   F-6
Notes to Consolidated Financial Statements -- Years ended
  June 28, 1998, June 29, 1997 and 1996.....................   F-7

                          INDEPENDENT AUDITORS' REPORT

Unique Casual Restaurants, Inc.:

     We have audited the accompanying consolidated balance sheets of Unique Casual Restaurants, Inc. and subsidiaries as of June 28, 1998 and June 29, 1997 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended June 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of June 28, 1998 and June 29, 1997 and the results of their operations and their cash flows for each of the three years in the period ended June 28, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 4 to the consolidated financial statements, during the year ended June 28, 1998, the Company adopted the provisions of Statement of Position 98-5, "Reporting on the Costs of Start-up Activities."

DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 2, 1998

                        UNIQUE CASUAL RESTAURANTS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     AS OF JUNE 28, 1998 AND JUNE 29, 1997
                                 (IN THOUSANDS)

                                                                1998        1997
                                                              --------    --------
ASSETS:
Current assets:
  Cash and cash equivalents (overdraft).....................  $   (646)   $    172
  Restricted cash (Note 4)..................................     2,602       5,000
  Accounts receivable, net..................................     2,652       4,376
  Inventories (Note 4)......................................     4,168       3,975
  Prepaid expenses and other current assets.................     1,567       1,387
                                                              --------    --------
          Total current assets..............................    10,343      14,910
Property and equipment, net (Note 6)........................    73,723      94,673
Investments (Note 5)........................................     5,000       5,000
Other assets, net (Note 8)..................................     3,480      10,626
                                                              --------    --------
          Total assets......................................  $ 92,546    $125,209
                                                              ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable..........................................  $ 10,811    $ 10,397
  Accrued expenses (Note 9).................................     9,418      11,548
  Accrued transaction costs (Note 4)........................     1,800       6,347
  Current portion of long-term debt (Note 7)................     2,209       1,102
                                                              --------    --------
          Total current liabilities.........................    24,238      29,394
Long-term debt, net of current portion (Note 7).............     4,757       4,026
Other long-term liabilities.................................     7,753      11,636
                                                              --------    --------
          Total liabilities.................................    36,748      45,056
                                                              --------    --------
Minority interests and obligations under put agreement (Note
  11).......................................................     5,400       1,100
                                                              --------    --------
Commitments and contingencies (Note 11)
Stockholders' equity (Note 2):
  Group equity..............................................        --      79,053
  Common stock ($.01 par value per share; authorized 30,000
     shares and 11,593 and 1 issued and outstanding at June
     28, 1998, and June 29, 1997, respectively).............       116          --
  Additional paid-in capital................................    78,017          --
  Accumulated deficit.......................................   (27,735)         --
                                                              --------    --------
          Total stockholders' equity........................    50,398      79,053
                                                              --------    --------
          Total liabilities and stockholders' equity........  $ 92,546    $125,209
                                                              ========    ========

                See notes to consolidated financial statements.

                        UNIQUE CASUAL RESTAURANTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            FISCAL YEARS ENDED JUNE 28, 1998, JUNE 29, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1998        1997        1996
                                                             --------    --------    --------
Revenues:
  Sales....................................................  $210,569    $200,741    $176,050
  Franchising and royalty income...........................     4,752       5,143       7,705
                                                             --------    --------    --------
          Total............................................   215,321     205,884     183,755
                                                             --------    --------    --------
Costs and expenses:
  Cost of sales and operating expenses.....................   189,834     178,638     148,155
  Selling, general and administrative expenses.............    19,859      32,603      24,181
  Depreciation and amortization............................     8,724      15,547      12,136
  Impairment, exit costs and other charges.................    24,625      21,671       3,026
  Gain on sale of restaurant to related party (Note 3).....      (677)         --          --
  Merger costs.............................................        --          --       2,900
  Interest expense.........................................       494         744         641
  Interest income..........................................      (790)       (487)       (353)
                                                             --------    --------    --------
          Total............................................   242,069     248,716     190,686
                                                             --------    --------    --------
Loss before income tax benefit, minority interests and
  cumulative effect of change in accounting for preopening
  costs....................................................   (26,748)    (42,832)     (6,931)
Income tax benefit.........................................        --      (3,721)       (536)
Minority interests.........................................        --         (68)       (725)
Loss before cumulative effect of change in accounting for
  preopening costs.........................................   (26,748)    (39,043)     (5,670)
Cumulative effect of change in accounting for preopening
  costs (Note 4)...........................................      (987)         --          --
                                                             --------    --------    --------
  Net loss.................................................  $(27,735)   $(39,043)   $ (5,670)
                                                             ========    ========    ========
Basic and diluted loss per share before cumulative effect
  of change in accounting for preopening costs.............  $  (2.33)
Cumulative effect per share of change in accounting for
  preopening costs.........................................     (0.08)
                                                             --------
Basic and diluted loss per share...........................  $  (2.41)
                                                             ========
Pro forma basic and diluted loss per share.................              $  (3.42)
                                                                         ========
Weighted average shares outstanding........................    11,489
Pro forma weighted average shares outstanding..............                11,425

                See notes to consolidated financial statements.

                        UNIQUE CASUAL RESTAURANTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FISCAL YEARS ENDED JUNE 28, 1998, JUNE 29, 1997 AND 1996
                                 (IN THOUSANDS)

                                                               1998        1997        1996
                                                             --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................................  $(27,735)   $(39,043)   $ (5,670)
Cumulative effect of change in accounting for preopening
  costs....................................................       987          --          --
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization............................    10,227      15,547      12,136
  Non-cash compensation....................................       265          --          --
  Gain on sale of property and equipment...................       (56)         --          --
  Gain on sale of restaurant to related party..............      (677)         --          --
  Impairment, exit costs and other charges.................    24,625      21,671       3,026
  Deferred income taxes....................................        --         454         763
  Minority interests.......................................        --         (68)       (725)
Changes in assets and liabilities, net of acquisitions and
  impairments:
  Restricted cash..........................................     2,398      (5,000)         --
  Accounts receivable, net.................................       902       1,133      (2,733)
  Inventories..............................................      (193)     (1,312)       (855)
  Prepaid expenses and other assets........................    (4,367)     (1,428)     (7,849)
  Accounts payable and accrued expenses....................        84       8,481        (845)
  Other long-term and deferred liabilities.................    (4,361)        398       1,385
                                                             --------    --------    --------
     Net cash provided by (used in) operating activities...     2,099         833      (1,367)
                                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment........................    (8,519)    (23,865)    (51,572)
Proceeds from sale of restaurant to related party..........     1,500          --          --
Proceeds from sale of property and equipment...............       644          --          --
Investment in affiliate....................................        --          --      (5,000)
                                                             --------    --------    --------
  Net cash used in investing activities....................    (6,375)    (23,865)    (56,572)
                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from equipment financing..........................     3,642          --          --
Proceeds from sale-leaseback facility......................     1,338      11,489      18,651
Proceeds from issuance of common stock.....................       343          --          --
Contributed capital........................................        --       9,080      39,932
Repayments of long-term debt (Note 7)......................    (1,865)     (2,646)     (1,090)
                                                             --------    --------    --------
  Net cash provided by financing activities................     3,458      17,923      57,493
                                                             --------    --------    --------
Net decrease in cash and cash equivalents..................      (818)     (5,109)       (446)
Cash and cash equivalents, beginning of year...............       172       5,281       5,727
                                                             --------    --------    --------
Cash and cash equivalents (overdraft), end of year.........  $   (646)   $    172    $  5,281
                                                             ========    ========    ========

                See notes to consolidated financial statements.

                        UNIQUE CASUAL RESTAURANTS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
          FISCAL YEARS ENDED JUNE 29, 1996 AND 1997 AND JUNE 28, 1998
                             (AMOUNTS IN THOUSANDS)

                                                    ADDITIONAL
                                           COMMON    PAID-IN     ACCUMULATED    GROUP
                                  SHARES   STOCK     CAPITAL       DEFICIT      EQUITY     TOTAL
                                  ------   ------   ----------   -----------   --------   --------
BALANCE, JULY 1, 1995...........      --    $ --     $    --      $     --     $ 73,979   $ 73,979
Contributed capital:
  Cash..........................      --      --          --            --       39,932     39,932
  Non-cash......................      --      --          --            --          653        653
  Net loss......................      --      --          --            --       (5,670)    (5,670)
                                  ------    ----     -------      --------     --------   --------
BALANCE, JUNE 29, 1996..........      --      --          --            --      108,894    108,894
Contributed capital:
  Cash..........................      --      --          --            --        9,080      9,080
  Non-cash......................      --      --          --            --          122        122
Net loss........................      --      --          --            --      (39,043)   (39,043)
Common shares issued............       1      --          --            --           --         --
                                  ------    ----     -------      --------     --------   --------
BALANCE, JUNE 29, 1997..........       1      --          --            --       79,053     79,053
                                  ------    ----     -------      --------     --------   --------
Net liabilities contributed by
  former Parent.................      --      --          --            --       (1,528)    (1,528)
Common stock issued in
  connection with distribution
  by former Parent..............  11,425     114      77,411            --      (77,525)        --
Common shares issued............     167       2         606            --           --        608
Net loss........................      --      --          --       (27,735)          --    (27,735)
                                  ------    ----     -------      --------     --------   --------
BALANCE, JUNE 28, 1998..........  11,593    $116     $78,017      $(27,735)    $     --   $ 50,398
                                  ======    ====     =======      ========     ========   ========

                See notes to consolidated financial statements.

                        UNIQUE CASUAL RESTAURANTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FISCAL YEARS ENDED JUNE 28, 1998, JUNE 29, 1997 AND 1996

1.  BACKGROUND, BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  Background

     Unique Casual Restaurants, Inc. (the "Company") is a Delaware corporation formed on May 27, 1997 which was spun-off to holders of the common stock of DAKA International, Inc. ("DAKA International") pursuant to the transactions described below in Note 2 (the "Spin-off" or "Spin-off Transaction"). The Company's principal business activities are to own and operate the restaurant operations previously operated by various subsidiaries and divisions of DAKA International prior to the formation and the Spin-off of the Company.

  Basis of Presentation

     The accompanying consolidated financial statements for fiscal 1998 include the accounts of Fuddruckers, Inc. ("Fuddruckers"), Champps Entertainment, Inc. ("CEI" or "Champps"), The Great Bagel & Coffee Company ("Great Bagel & Coffee"), Casual Dining Ventures, Inc. ("CDVI"), Atlantic Restaurant Ventures, Inc. ("ARVI") and Restaurant Consulting Services, Inc. ("RCS") (collectively, the "Spun-off Operations"). The historical DAKA International basis in the assets and liabilities of the Spun-off Operations transferred to the Company in connection with the transactions described in Note 2 have been recorded as the Company's initial cost basis. The accompanying 1996 and 1997 financial statements are combined financial statements which present the combined financial position, results of operations and cash flows of the Spun-off Operations in a manner similar to a pooling-of-interests. Minority stockholders' equity in earnings (losses) of less than 100% owned subsidiaries is presented as minority interests in the accompanying consolidated financial statements (see
Note 10). Significant intercompany balances and transactions have been eliminated in consolidation.

  Business Activities of the Company

     The Company's Fuddruckers and Champps operations serve customers in casual and upscale restaurant settings, respectively, throughout the United States, Canada, and the Middle East. Restaurant operations are conducted through Company-owned and franchised stores. The Great Bagel & Coffee operations provided coffee, bagels and sandwich items in a cafe setting in western locations of the United States. As discussed more fully in Note 3, the Company ceased all operations of the Great Bagel & Coffee Company on June 28, 1998. Also, as discussed more fully in Note 3, on July 31, 1998, the Company agreed to sell, subject to shareholder approval, its Fuddruckers subsidiaries to King Cannon, Inc. for $43.0 million, subject to adjustment, in a transaction expected to close in November 1998. As a result, the operations of the Company in the future are expected to be primarily the ownership, operations and franchising of Champps.

     At June 28, 1998, the Company had a working capital deficiency of $13.9 million. The working capital needs of companies engaged in the restaurant industry are generally low as sales are made for cash and inventory and labor costs and other operating expenses are generally paid on terms. The Company has been unable to obtain a line-of-credit with a bank during fiscal 1998, although equipment lease financing was obtained and remains available for future construction projects, if necessary. Given the Company's plans for the sale of its Fuddruckers restaurant chain, and existing sources of financing through sale-leaseback facilities, the Company does not anticipate any significant need for working capital for its primary business over the next twelve months. However, should the Fuddruckers transaction fail to close, the effect on the Company's near-term liquidity could be adversely affected. Nonetheless, the Company believes its financial resources are sufficient to sustain operations through fiscal 1999. In the event that such resources are less than anticipated, the Company has the ability to curtail its Champps expansion program and further reduce non-essential operating costs to conserve working capital. Further, the Company believes that certain of its existing

                        UNIQUE CASUAL RESTAURANTS, INC.

restaurant units can be used as collateral for obtaining loans and could provide working capital within a relatively short timeframe.

     Subsequent to June 28, 1998, the Company announced it had retained Bear Stearns & Co., Inc. to assist the Board of Directors in evaluating and seeking strategic alternatives for the Company in light of the pending Fuddruckers transaction, including a possible sale of the Company. There can be no assurance, however, that the Company will pursue a sale or any other specific alternative or that it will be able to reach any agreement or complete any transaction that it may undertake.

2.  FORMATION OF THE COMPANY

     On May 27, 1997, DAKA International and its wholly-owned subsidiary, Daka, Inc., a Massachusetts corporation ("Daka"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Compass Interim, Inc., a Delaware corporation, a wholly-owned subsidiary of Compass Holdings, Inc., a Delaware corporation, a wholly-owned subsidiary of Compass Group PLC (collectively "Compass"), pursuant to which Compass agreed, upon the satisfaction of certain conditions, to commence a tender offer (the "Offer") for all of the outstanding shares of DAKA International common stock (the "Merger"). The Offer was consummated on July 17, 1997 (the "Spin-off Transaction Date"). Immediately prior to the consummation of the Offer, pursuant to a plan of contribution and distribution as described in the Reorganization Agreement (the "Reorganization Agreement"), dated as of May 27, 1997, by and among DAKA International, Daka, the Company and Compass, DAKA International and certain of its subsidiaries made various contributions of assets and equity interests to each other in the form of dividends and capital contributions in order to divest DAKA International of its restaurant businesses which were contributed to the Company.

     During 1998, certain remaining non-restaurant operating assets and liabilities of DAKA International were also contributed to the Company (the "Additional Capital Contribution") consisting of notes receivable, property and equipment, and accounts payable, accrued expenses and certain contingent liabilities. These assets and liabilities resulted in a net decrease to group equity of approximately $1.5 million and have been recorded within their respective captions during fiscal 1998.

     Following the consummation of the Offer, Compass merged with and into DAKA International. Pursuant to the Offer, DAKA International distributed to each holder of record of shares of DAKA International common stock, one share of common stock of the Company for each share of DAKA International owned by such stockholder (the "Distribution"). No consideration was paid by DAKA International's stockholders for the shares of the Company's common stock. As a result of the Distribution, the Company ceased to be a subsidiary of DAKA International and began operating as an independent, publicly-held company on July 17, 1997.

     Effective July 1, 1997, the Company entered into a sale and services agreement with RCS whereby the Company sold to RCS for an aggregate purchase price of $2.3 million certain data processing equipment. The purchase price will be satisfied through the repayment of a promissory note due June 30, 2002 which bears interest at 6% per annum. The promissory note was contributed to the Company as part of the Additional Capital Contribution. The Company also received DAKA International's 50% interest in RCS at the Spin-off Transaction Date. In connection with this sale, the Company has entered into a management agreement with RCS whereby the Company has agreed to provide certain managerial services to RCS. In addition, the Company has entered into a two year service agreement with RCS for data processing and consulting services for an annual fee of $1.8 million. The Company consolidates RCS' operations until such time as the obligations of RCS to the Company are satisfied.

                        UNIQUE CASUAL RESTAURANTS, INC.

3.  ACQUISITION AND DISPOSITION TRANSACTIONS

  Pending Sale of Fuddruckers

     On July 31, 1998, the Company agreed to sell all of the issued and outstanding stock of Fuddruckers, Inc. and subsidiaries to King Cannon, Inc. (the "Fuddruckers Sale"). The purchase price for Fuddruckers is $43.0 million, subject to certain adjustments based on, among other things, the level of Fuddruckers fiscal 1998 earnings before interest, taxes, depreciation and amortization (EBITDA), calculated pursuant to the Stock Purchase Agreement, and closing date working capital. The transaction is subject to the Company's stockholders' approval and certain other closing conditions. The Company expects the transaction will close in November, 1998, although there can be no assurance that the transaction will close.

     Pursuant to the Stock Purchase Agreement, the Company has agreed to settle certain cash obligations not assumed by the buyer, including equipment lease termination costs. Such expenses are expected to aggregate $6.1 million and will be recorded as incurred during the first and second quarters of fiscal 1999.

  Closure of Great Bagel and Coffee

     On June 28, 1998, the Company ceased all operations of the Great Bagel & Coffee business. Previously, on December 30, 1997, Great Bagel & Coffee had acquired the assets and liabilities of one of its former franchisees, then operating a commissary and eight Great Bagel & Coffee restaurants in Phoenix, Arizona. The Company had hoped that this transaction would help Great Bagel & Coffee improve sales and margins, and also provide the best opportunity for a possible sale of the business. However, the business did not improve and no buyer or strategic partner could be located. Accordingly, a decision was reached to close the business. The Company has recorded impairment and exit costs associated with this decision of $1.4 million in the accompanying consolidated financial statements. Of this amount, $200,000 is estimated to represent future cash obligations.

  Other Transactions

     On March 31, 1996, DAKA International entered into separate Stock Purchase Agreements (the "Stock Agreements") with two stockholders of Americana Dining Corporation ("ADC") (the "Selling Stockholders") to acquire the 43% voting interest in ADC not held by DAKA International. Based upon an independent valuation, the fair market value of the 43% voting interest acquired approximated the consideration given by DAKA International.

     On March 31, 1996, DAKA International sold a restaurant to one of the Selling Stockholders of ADC in exchange for a $1.3 million promissory note collateralized by the assets of the restaurant. Interest accrues at the rate of 8.5% per annum and is payable in monthly installments. The note matures on March 31, 2003, at which time the outstanding balance of $1.2 million will be due. Based on an independent valuation, the book value of the restaurant assets sold approximated their fair market value at March 31, 1996.

     On February 2, 1998, the Company sold a Champps restaurant in Minnetonka, Minnesota to Dean Vlahos, a former Director of the Company and the former President and Chief Executive officer of Champps Americana, Inc., for $2.9 million representing the fair value of the restaurant based upon an independent appraisal. The purchase price was settled through a cash payment by Mr. Vlahos of $1.5 million and the cancellation of Mr. Vlahos' employment contract. The Company recognized a net gain of approximately $700,000 on this transaction.

                        UNIQUE CASUAL RESTAURANTS, INC.

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Fiscal Year

     Beginning in fiscal 1997, the Company's fiscal year ends on the Sunday closest to June 30th. Prior to fiscal 1997, the Company's fiscal year ended on the Saturday closest to June 30th. For purposes of these notes to the consolidated financial statements, the fiscal years ended June 28, 1998, June 29, 1997 and 1996 are referred to as 1998, 1997 and 1996, respectively. Fiscal 1998, 1997 and 1996 each contain 52 weeks.

  Allocation of Certain Expenses

     The 1997 and 1996 operations of the Spun-off Operations, as presented herein, include allocations and estimates of certain expenses, principally corporate accounting and tax, cash management, corporate information technology, legal, risk management, purchasing and human resources, historically provided to the Company by DAKA International. The amount of such allocated expenses in these consolidated financial statements were allocated by management based upon a variety of factors including, for example, personnel, labor costs and sales volumes. Such allocations have been reported within selling, general and administrative expenses and aggregate $9.8 million and $7.8 million for 1997 and 1996, respectively. Management believes these allocations were made on a reasonable basis. However, the accompanying 1997 and 1996 consolidated financial statements may not necessarily be indicative of the conditions that would have existed, the financial position, or results of operations, if the Spun-off Operations had been operated as a separate entity.

     The accompanying 1997 and 1996 consolidated financial statements do not include an allocation of interest expense associated with DAKA International's revolving line-of-credit agreements as such obligations were assumed by Compass pursuant to the terms of the Spin-off Transaction. Interest on long-term obligations transferred to the Company has been included in the Company's 1997 and 1996 consolidated statement of operations.

  Significant Estimates

     In the process of preparing its consolidated financial statements in accordance with generally accepted accounting principles, the Company estimates the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. The primary estimates underlying the Company's consolidated financial statements include allowances for potential bad debts on accounts and notes receivable, the useful lives and recoverability of its assets such as property, equipment and intangibles, fair values of financial instruments, the realizable value of its tax assets and accruals for workers compensation, general liability and health insurance programs. Management bases its estimates on certain assumptions, which they believe are reasonable in the present circumstances and while actual results could differ from those estimates, management does not believe that any change in those assumptions in the near term would have a material effect on the Company's consolidated financial position or the results of operations.

  Concentration of Credit Risk

     The Company extends credit to its franchisees on an unsecured basis in the normal course of business. No individual franchisee is significant to the Company's franchisee base. The Company has policies governing the extension of credit and collection of amounts due from franchisees.

     The Company's allowance for uncollectible accounts receivable and related bad debt expense are not material for each period presented.

                        UNIQUE CASUAL RESTAURANTS, INC.

  Cash Equivalents and Restricted Cash

     Cash equivalents consist of highly liquid investments with a maturity of three months or less at date of purchase. These investments are carried at cost, which approximates fair value. The Company placed certificates of deposit to serve as cash collateral for stand-by letters of credit in the amount of $2.6 million and $5.0 million at June 28, 1998 and June 29, 1997, respectively. Such collateral commitments begin to expire during 1999 and accordingly they have been classified as current assets in the accompanying consolidated financial statements.

  Inventories

     Inventories are stated at the lower of cost, principally determined using the first-in, first-out method, or market value. Inventories include the initial cost of smallwares with replacements charged to expense when purchased. Approximately 80% of the Company's food products and supplies are purchased under a distribution contract with Sysco Corporation.

     The components of inventories are as follows:

                                                              1998      1997
                                                             ------    ------
                                                              (IN THOUSANDS)
Food and liquor products...................................  $1,252    $1,234
Smallwares.................................................   2,185     1,871
Supplies...................................................     731       870
                                                             ------    ------
                                                             $4,168    $3,975
                                                             ======    ======

  Prepaid Expenses and Other Current Assets

     Through June 29, 1997, the Company had capitalized direct incremental preopening costs associated with the opening of new or the expansion and major remodeling of existing restaurants with such costs being amortized over twelve months. In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5") which requires companies to expense all costs associated with preopening activities. The effect of adopting the provisions of SOP 98-5 during 1998 was to expense approximately $987,000 of capitalized costs existing at June 29, 1997 as of June 30, 1997. The Company has reported this expense as the cumulative effect of an accounting change in the accompanying consolidated financial statements.

  Property and Equipment

     Property and equipment is stated at cost. The cost assigned to assets acquired in connection with acquisition transactions is generally based upon independent appraisals of the assets acquired. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and assets capitalized pursuant to capital lease obligations are amortized over the shorter of the initial lease term, contract term or the estimated useful life. Useful lives range from 15 to 30 years for buildings and leasehold improvements and three to ten years for equipment.

  Accrued Transaction Costs

     Accrued Transaction costs included legal, accounting and other costs associated with completing the Spin-off Transaction at June 28, 1998 and June 29, 1997.

                        UNIQUE CASUAL RESTAURANTS, INC.

  Accrued Insurance Costs

     The Company has purchased commercial insurance to cover workers' compensation, general liability, and various other risks for claims incurred after June 29, 1997. Through June 29, 1997, the Company was self-insured for workers' compensation, general liability, and various other risks up to specified limits. The Company's share of prior workers' compensation and general liability programs of DAKA International through June 29, 1997 were allocated using labor costs and the aggregate costs of such programs were determined through actuarial studies which determined the estimated amount required to be provided for incurred incidents. In connection with the Spin-off Transaction, the Company is obligated to indemnify Compass for all claims arising subsequent to the Spin-off Transaction, including claims related to employees of DAKA International not continuing with the Company after the Spin-off Transaction, that relate to events occurring prior to the Spin-off Transaction Date. The Company believes that any claims related to its obligation to further indemnify Compass after June 28, 1998 are not material.

  Other Long-Term Liabilities

     Other long-term liabilities are comprised of deferred royalty buy-down payments, the liability under long-term incentive compensation plan, deferred rent liabilities and management's estimate of the non-current portion of the liability related to the Company's workers' compensation and general liability self-insurance program.

  Deferred Rent Assets and Liabilities

     Deferred rent assets, included in other assets, represent the difference between the cost and the net proceeds received from property sold pursuant to sale-leaseback agreements and are amortized on a straight-line basis over the initial term of the lease. For leases which contain rent escalations, the Company records the total rent payable during the lease term on a straight-line basis over the term of the lease. In addition, lease incentive payments received from landlords are recorded as deferred rent liabilities and are amortized on a straight-line basis over the lease term as a reduction of rent expense.

  Group Equity

     Prior to the Distribution, group equity represented the net intercompany activities between the Company and DAKA International. As of June 29, 1997, the Company had issued 1,000 shares of its common stock, par value $.01 per share, to DAKA International for $.01 in connection with its formation. Such shares were reported within group equity for purposes of the 1997 consolidated financial statements.

  Revenue Recognition

     The Company records sales from its restaurant operations and franchise and royalty fees as earned.

  Franchising and Royalty Income

     Franchise fees for new franchises are recognized as revenue when substantially all commitments and obligations have been fulfilled, which is generally upon commencement of operations by the franchisee. The Company also enters into development agreements granting franchisees the exclusive right to develop and operate restaurants in certain territories in exchange for a development fee.

     Amounts received in connection with such development agreements are recognized as franchise fee revenues when earned since the Company is not required to provide any future services and such fees are non-refundable. Franchisees entering into development agreements are also required to execute franchise agreements and pay the standard franchise fee which is sufficient to cover the Company's contractual obligations to the franchisee for each unit opened. To the extent that the Company provides services beyond

                        UNIQUE CASUAL RESTAURANTS, INC.

its contractual obligation, the Company charges the franchisee a fee for such additional services. The Company recognized development and franchise fee revenues of $438,000, $690,000 and $3,406,000 during 1998, 1997 and 1996, respectively.

     Royalty revenues from franchised restaurants are recognized as revenues when earned in accordance with the respective franchise agreement. Advance payments received in connection with royalty buy-down agreements are deferred and recognized at the reduced royalty rate during the royalty buy-down period specified in the agreements. The remaining balance of the advance payments is recognized on a straight-line basis over the remaining term of the agreement. The Company recognized royalty revenues of $4,314,000, $4,453,000 and $4,299,000 during 1998, 1997, and 1996, respectively.

  Income Taxes

     The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the carrying value for financial reporting purposes and the tax basis of assets and liabilities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recorded using the enacted tax rates expected to apply to taxable income in the years in which such differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities, resulting from a change in tax rates, is recognized as a component of income tax expense (benefit) in the period that such change occurs. Targeted jobs tax credits and foreign tax credits are treated as a reduction of income tax expense in the year such credits are utilized.

     Prior to the Distribution, the Spun-off Operations were generally included in the consolidated U.S. Federal income tax return and certain combined and separate state and local income tax returns of DAKA International. For purposes of the 1997 and 1996 financial statements, a credit in lieu of taxes has been presented as if the Company was a stand alone taxpayer. Current income tax liabilities (assets) were considered to have been paid (received) from DAKA International and were recorded through the group equity account.

     The Company has entered into an indemnification agreement, whereby the Company has agreed to indemnify Compass against all state and federal income and other tax liabilities of DAKA International for any period before the Spin-off Transaction Date as well as any tax consequences resulting from the Spin-off Transaction. The Company believes that any amounts due to Compass under this indemnification agreement after June 28, 1998, if any, will not be material.

  Accounting for Stock-Based Compensation

     Effective June 30, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and has elected to disclose the required pro forma effect on results from operations and net income (loss) per share.

     Options to purchase shares of DAKA International common stock held by employees remaining with the Company after the Distribution was converted into options to purchase shares of the Company's common stock in accordance with Emerging Issues Task Force Abstract 90-9 and, accordingly, such conversion had no effect on the Company's consolidated financial position or results of operations.

     During 1998, the Company recorded compensation expense of $236,000 related to the repurchase from certain option holders of an aggregate of 172,044 common stock options at of $1.37 per option.

                        UNIQUE CASUAL RESTAURANTS, INC.

  Cash Flow Information

     Through the Distribution, the Company participated in DAKA International's centralized cash management system. As a result, the amount reported as cash in the accompanying 1997 and 1996 consolidated financial statements consists principally of cash funds held at restaurant unit levels and funds not transferred into the centralized cash management system.

     Cash payments for interest aggregated $494,000, $454,000 and $641,000 in 1998, 1997 and 1996, respectively.

     Capital lease obligations of $1,605,000 and $3,447,000 were incurred when the Company entered into leases for new restaurant and office equipment in 1997 and 1996, respectively.

     Significant other non-cash investing and financing transactions are as follows:

     1998

     The Company entered into direct financing operating leases totaling $16.5 million.

     Certain non-restaurant operating assets and liabilities were contributed to the Company in connection with the Spin-off Transaction resulting in a net decrease to stockholders' equity of $1,528,000.

     The Company also increased its obligations under a minority interest put obligation by $4.3 million.

     1997

     The Company sold a restaurant under construction with a book value of $1,205,000, in exchange for a $1,200,000 promissory note.

     1996

     The Company sold a restaurant with a book value of $1,306,000, in exchange for a $1,280,000 promissory note.

  Equity and Pro Forma Loss Per Share

     The authorized capital stock of the Company consists of 30,000,000 shares of common stock, of which 11,593,000 and 1,000 shares were issued and outstanding as of June 28, 1998 and June 29, 1997, respectively, and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding. Approximately 11,425,000 shares were issued upon the consummation of the Spin-off Transaction.

     During 1998 the Company adopted SFAS No. 128, "Earnings per Share." The pro forma loss per share for 1997 was computed using the weighted average number of shares outstanding as of June 29, 1997 for DAKA International after giving effect to the conversion, in connection with the Spin-off Transaction, of 11,912,000 shares of convertible preferred stock into 264,701 additional shares of common stock.

     For purposes of the fiscal 1998 earnings per share calculations, stock options have been excluded from the diluted computation as they are anti-dilutive. Had such options been included in the computation. The weighted average shares would have increased by approximately 166,000.

  Impairment of Long-Lived Assets, Exit Costs and Other Charges

     The Company evaluates the carrying value of long-lived assets including property, equipment and related goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Under SFAS No. 121, an assessment is made to determine if the sum of the

                        UNIQUE CASUAL RESTAURANTS, INC.

expected future undiscounted cash flows from the use of the assets and eventual disposition is less than the carrying value. If the sum of the expected undiscounted cash flows is less than the carrying value, an impairment loss is recognized by measuring the excess of carrying value over fair value (generally estimated by projected future discounted cash flows from the applicable operation or independent appraisal).

     In 1998, the Company recorded a provision of $24.6 million of which $17.9 million represents the impairment of certain Fuddruckers assets, $4.3 million relates to the Company's put/call agreement with respect to a minority interest in 22 Fuddruckers restaurants, $1.4 million represents exit costs associated with closing the Great Bagel & Coffee business and $1.0 million relates to the exit costs for two closed stores and the disposition of two stores.

     In 1997, the Company recorded a provision of $21.7 million of which $13.7 million represented impairment of net assets at restaurants which had been or were to be closed, $2.6 million related to exit costs associated with lease settlements and identified employee termination benefits, and $5.4 million consisting primarily of legal costs associated with the Spin-off and the sale of the Foodservice business.

     In 1996, the Company recorded an approximate $3.0 million provision for impairments to the carrying value of certain restaurant assets, reacquired franchise rights, and certain other assets.

  Reclassifications

     Certain amounts in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation.

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company will adopt SFAS No. 130 and SFAS No. 131 during fiscal year 1999 and SFAS No. 133 during fiscal year 2000 and does not expect that the adoption of these statements will have a material impact on the consolidated financial statements.

5.  MERGER WITH CHAMPPS AND GREAT BAGEL & COFFEE

     On February 21, 1996, CEI Acquisition Corp., a wholly-owned subsidiary of DAKA International, merged with and into Champps whereupon Champps became a wholly-owned subsidiary of DAKA International pursuant to an Agreement and Plan of Merger dated October 10, 1995 (the "Champps Merger Agreement"). Under the terms of the Champps Merger Agreement, the Champps common stockholders exchanged their holdings in Champps' common stock for 2,181,722 shares of DAKA International common stock valued at approximately $49,634,000 on the merger date. On April 3, 1996, DAKA International merged with Great Bagel & Coffee whereby DAKA International exchanged 339,236 shares of its common stock valued at approximately $8,566,000 for all outstanding shares of Great Bagel & Coffee common stock (collectively the "1996 Mergers" and the "1996 Merged Companies").

     The 1996 Mergers were accounted for as poolings-of-interests and, accordingly, the accompanying 1996 financial statements include the accounts of Champps and Great Bagel & Coffee for all periods presented.

     In connection with the 1996 Mergers, the Company recorded a charge for merger costs of $2,900,000. Included in these costs are legal, investment banking and professional fees associated with the transactions, and costs associated with combining the operations of previously separate companies and instituting certain operational efficiencies.

                        UNIQUE CASUAL RESTAURANTS, INC.

     Transactions between the Company and the Merged Companies prior to the Mergers were not significant. The Company did not record an adjustment to conform the accounting policies of the Merged companies to the Company's, as such policies were generally comparable.

6.  INVESTMENTS

     In January 1996, the Company acquired a 16.7% equity interest in the form of convertible redeemable preferred stock (the "La Salsa Preferred Stock") in La Salsa Holding Co. ("La Salsa"), a franchisor and operator of La Salsa Mexican restaurants for approximately $5.0 million. Each share of La Salsa Preferred Stock may be converted into La Salsa's Class D Common Stock at $1.50 per share and is redeemable at face value in installments beginning on March 3, 2000. Warrants to acquire shares of convertible redeemable preferred stock a 13.3% equity interest for approximately $7.1 million expired during fiscal 1997. The Company accounts for its investment in La Salsa on the cost method as the Company does not have the ability to exercise significant influence or control.

7.  PROPERTY, PLANT AND EQUIPMENT

     Property and equipment consist of the following:

                                                           1998        1997
                                                         --------    --------
                                                            (IN THOUSANDS)
Land...................................................  $  5,861    $  8,039
Buildings and leasehold improvements...................    68,647      82,260
Equipment..............................................    34,978      35,084
Construction in progress...............................       549          --
                                                         --------    --------
                                                          110,044     125,383
Accumulated depreciation...............................   (36,312)    (30,710)
                                                         --------    --------
                                                         $ 73,723    $ 94,673
                                                         ========    ========

     Interest costs incurred by DAKA International during the construction of new, or the expansion and major remodeling of existing restaurants were capitalized as a component of the cost of the property and allocated to the Company in the form of a credit to the group equity account. During 1997 and 1996, $122 and $653, respectively, of DAKA International interest costs were capitalized. No interest costs were capitalized in 1998.

8.  LONG-TERM DEBT

     The components of long-term debt are as follows:

                                                            1998       1997
                                                           -------    -------
                                                             (IN THOUSANDS)
Notes payable............................................  $   439    $   442
Capital lease obligations................................    6,527      4,686
                                                           -------    -------
                                                             6,966      5,128
Less current portion.....................................   (2,209)    (1,102)
                                                           -------    -------
          Total..........................................  $ 4,757    $ 4,026
                                                           =======    =======

                        UNIQUE CASUAL RESTAURANTS, INC.

     Maturities of long-term debt, including capital lease obligations, at June 28, 1998 are as follows:

                                                              (IN THOUSANDS)
1999........................................................      $2,209
2000........................................................       1,954
2001........................................................       1,665
2002........................................................         673
2003........................................................         465
                                                                  ------
                                                                  $6,966
                                                                  ======

     In connection with the Spin-off Transaction, Compass assumed $110 million of the outstanding DAKA International debt, the security interests in the Company's assets were released in connection with the Spin-off Transaction, the Company has pledged eight Fuddruckers restaurants, furniture, fixtures and equipment of certain Champps and Fuddruckers restaurants and future royalties as collateral to creditors and to Compass pending the Company's release of certain guarantees (see Note 11) and the Company's payment of deposits and trade payables which will be satisfied at the close of the Fuddruckers sale.

9.  OTHER ASSETS

     The components of other assets are as follows:

                                                             1998      1997
                                                            ------    -------
                                                             (IN THOUSANDS)
Preopening costs, net.....................................  $   --    $   987
Reacquired franchise rights(1)............................      --      2,862
Notes receivable..........................................   2,427      4,558
Deferred rent(1)..........................................      --      1,983
Other.....................................................   1,053      1,528
                                                            ------    -------
                                                             3,480     11,918
Less accumulated amortization.............................      --     (1,292)
                                                            ------    -------
                                                            $3,480    $10,626
                                                            ======    =======

     Notes receivable include two notes from franchisees bearing interest at 8.5% and 10%, require monthly payments and interest, and mature in 2003 and 2004.
---------------
(1) Certain other assets at June 28, 1998, are recorded at their net book value after giving effect for the impairments charges recorded during 1998 (See
    Note 4).

10.  ACCRUED EXPENSES

     The components of accrued expenses are as follows:

                                                             1998      1997
                                                            ------    -------
                                                             (IN THOUSANDS)
Salaries, wages and related taxes.........................  $4,258    $ 4,163
Taxes.....................................................   2,722      3,511
Other.....................................................   2,438      3,874
                                                            ------    -------
                                                            $9,418    $11,548
                                                            ======    =======

                        UNIQUE CASUAL RESTAURANTS, INC.

11.  INCOME TAXES

     The income tax benefit is comprised of the following:

                                                        1998        1997       1996
                                                      --------    --------    -------
                                                              (IN THOUSANDS)
Currently (receivable) payable:
Federal.............................................  $     --    $ (4,175)   $(1,299)
Deferred income tax expense.........................        --         454        763
                                                      --------    --------    -------
Income tax benefit..................................  $     --    $ (3,721)   $  (536)
                                                      ========    ========    =======

     Deferred tax assets and (liabilities) are comprised of the following:

                                                        1998        1997       1996
                                                      --------    --------    -------
                                                              (IN THOUSANDS)
CURRENT:
  Accrued expenses..................................  $    282    $  1,635    $   321
  Prepaid expenses..................................      (366)       (330)    (1,467)
  Net operating loss carryforwards..................        --         327        327
  Other.............................................       526         412        591
  Less valuation allowance..........................      (442)     (2,044)        --
                                                      --------    --------    -------
                                                      $      0    $      0    $  (228)
                                                      --------    --------    -------
NONCURRENT:
  Net operating loss carryforwards..................  $  9,457    $  4,704    $ 4,876
  Depreciation and amortization.....................    12,215       6,069        470
  Deferred income...................................       268         300        166
  Accrued expenses..................................        --       1,967        729
  Less valuation allowance..........................   (21,940)    (13,040)    (5,559)
                                                      --------    --------    -------
                                                      $      0    $      0    $   682
                                                      ========    ========    =======

     The following is a reconciliation of income taxes at the federal statutory rate to the Company's income tax expense (benefit):

                                                        1998        1997       1996
                                                      --------    --------    -------
                                                              (IN THOUSANDS)
Income tax provision (benefit) computed at statutory
  federal income tax rates..........................  $ (9,707)   $(14,970)   $(2,172)
Non-deductible costs................................       162         865      1,175
Increase in the valuation allowance.................     7,298       9,525        535
Other, net..........................................     2,247         859        (74)
                                                      --------    --------    -------
  Income tax benefit................................  $      0    $ (3,721)   $  (536)
                                                      ========    ========    =======

     As of June 28, 1998, the Company had federal net operating loss carryforwards of approximately $24.5 million, expiring at various dates through 2013. Approximately $9.6 million of the losses relate to Fuddruckers and $4.0 million relate to Fuddruckers' 63% owned subsidiary, ARVI that are limited on an annual basis. For the fiscal years ended 1998, 1997 and 1996, the Company provided a valuation allowance for the tax benefit of the deferred tax assets not expected to be utilized based on historical operating results and other available evidence. During the fiscal years ended 1998, 1997 and 1996 the valuation allowance was increased by $7.3 million, $9.5 million and $0.5 million, respectively, principally as a result of the Company's losses.

                        UNIQUE CASUAL RESTAURANTS, INC.

12.  COMMITMENTS AND CONTINGENCIES

  Spin-Off Indemnifications

     The Company agreed to assume certain liabilities in connection with the Spin-off including all losses or damages related to the purported class action lawsuit discussed further below. In addition, the Company entered into a Post-Closing Covenants Agreement which provides for post-closing payments by the Company to Compass under certain circumstances. Further, the Company agreed to a $15.0 million settlement with Compass pursuant to the Post-Closing Covenants Agreement and to reimburse Compass an additional $3.8 million for liabilities assumed by the Company but paid by Compass. The effect of this settlement has been reflected in the net distribution recorded in the accompanying consolidated financial statements. The Company also agreed to indemnify Compass for certain losses on liabilities existing prior to the Spin-off Transaction Date but unidentified at such date. This indemnification begins to expire on December 31, 1998. The Company believes the risk of a significant claim for indemnification being presented by Compass is remote.

  Leases

     Pursuant to the terms of the Spin-off Transaction, the Company assumed the existing lease obligations and purchase commitments of DAKA International consisting principally of the corporate headquarters in Danvers, Massachusetts which expires during 2001.

     The Company has entered into lease agreements for certain restaurant facilities and office space. The fixed terms of the leases range up to 20 years and, in general, contain multiple renewal options for various periods ranging from 5 to 25 years. Certain leases contain provisions which require additional payments based on sales performance and the payment of common area maintenance charges and real estate taxes. Finally, the Company also leases certain restaurant and computer equipment under operating leases which expire at various dates through June 2001.

     In December 1995, Champps obtained a commitment for a $40.0 million development and sale-leaseback financing facility from AEI Fund Management, Inc. ("AEI"). Pursuant to the terms of the agreement, the Company would sell and lease-back from AEI, Champps restaurants to be constructed and would pay a commitment fee of 1% of the sale price of each property sold to AEI. The purchase price would be equal to the total project cost of the property, as defined in the agreement, not to exceed its appraised value (the "Purchase Price"). The unused commitment expires on December 31, 1998. The leases provide for a fixed minimum rent based on a percentage of the respective property's Purchase Price, subject to subsequent increases based on the Consumer Price Index. The leases also provide for an initial term of 20 years with two 5-year renewal options exercisable at the option of Champps. As of June 28, 1998, four Champps restaurants had been fully funded under this commitment and two had been partially funded.

                        UNIQUE CASUAL RESTAURANTS, INC.

     Future minimum lease payments pursuant to leases with noncancelable lease terms in excess of one year at June 28, 1998 are as follows:

                                                           OPERATING    CAPITAL
                  FISCAL YEARS ENDING                       LEASES      LEASES
                  -------------------                      ---------    -------
                                                              (IN THOUSANDS)
1999...................................................    $ 17,857     $2,135
2000...................................................      17,374      1,982
2001...................................................      17,108      1,344
2002...................................................      16,097        904
2003...................................................      14,895        667
Thereafter.............................................     111,828         --
                                                           --------     ------
Total future minimum lease payments....................    $195,159      7,032
                                                           ========     ------
Less amount representing interest......................                   (505)
                                                                        ------
Present value of future minimum lease payments.........                 $6,527
                                                                        ======

     Total rent expense in 1998, 1997 and 1996 approximated $20.0 million, $21.0 million and $16.8 million, respectively. Contingent rentals included in rent expense are not material for the periods presented.

     Included in property and equipment in 1998, 1997 and 1996 are approximately $9.3 million, $5.8 million and $5.8 million, respectively, of equipment held pursuant to capital lease arrangements. The related accumulated amortization was approximately $2.6 million, $1.9 million and $1.2 million, respectively.

  Put/Call Agreements

     On October 22, 1993, the Company entered into an agreement with a partnership affiliated with the president of a majority-owned subsidiary of the Company pursuant to which the partnership agreed to purchase substantially all shares of common stock of the subsidiary not currently owned by the Company. The subsidiary operates 22 Fuddruckers restaurants. The partnership also invested $1.1 million in shares of the subsidiary's preferred stock, which have been recorded as minority interest as of June 29, 1997. Additionally, the Company and the partnership entered into a put/call agreement whereby the Company has an option to purchase and the partnership has the right to require the Company to purchase all the common and preferred stock of the subsidiary owned by the partnership for a purchase price of $5.4 million plus a premium based on the subsidiary's future financial performance. The put/call option is exercisable by either the Company or the partnership between March 15, 1999 and January 1, 2000, and, if exercised, is payable on January 31, 2000.

     On the initial date of the put/call agreement and through June 29, 1997, the fair market value of the subsidiary's common stock plus the redemption value of the preferred stock was greater than the present value of the put/call price of $5.4 million based upon an independent valuation of the common stock obtained by the Company from an investment banking firm. At June 28, 1998, management of the Company believed that the market value of the Fuddruckers assets held by the subsidiary and not owned by the Company had decreased to a nominal level and, accordingly, the Company recorded a charge of $4.3 million to reflect the minority interest at its estimated purchase price under the put/call agreement.

  Purchase Commitments

     In July 1995, the Company entered into a five-year Exclusive Coffee Manufacturing Agreement (the "Coffee Agreement") with a third-party supplier of ground and whole bean coffees, including flavored and gourmet coffee products. Purchase prices to be paid by the Company were based on commodity market exchange prices.

                        UNIQUE CASUAL RESTAURANTS, INC.

  Litigation

     On October 18, 1996, a purported class action lawsuit was filed in the United States District Court for the District of Massachusetts on behalf of persons who acquired DAKA International's common stock between October 30, 1995 and September 9, 1996 (Venturino et al. V. DAKA International, Inc. and William
H. Baumhauer, Civil Action No. 96-12109-GAO). The complaint alleges violations of federal and state securities laws by, among other things, allegedly misrepresenting and/or omitting material information concerning the results and prospects of Fuddruckers during that period and seeks compensatory damages and reasonable costs and expenses, including legal fees. On December 19, 1997, the parties entered into a Stipulation and Agreement of Settlement pursuant to which defendants deny any wrongdoing, and the parties agreed to settle the matter as a class action, subject to the court's approval, with payment of $3.5 million to the class. The Company has agreed to indemnify Compass for any losses or expenses associated with the complaint. On February 10, 1998, the Company announced that it had agreed to settle the case for $3.5 million. While defendants deny all of the allegations in the complaint and any wrongdoing whatsoever, they believed that settlement of the case was in the best interests of the Company and its stockholders to avoid the costs and risks of litigation. The settlement had no impact on results of operations and the settlement payment was funded from restricted cash deposits previously set aside for this contingency. As a result of the settlement, approximately $1.5 million in restricted cash deposits were returned to the Company. On January 27, 1998, the court preliminarily approved the settlement and set the timetable for granting final approval. The court concluded a final settlement hearing on April 27, 1998. The court took the matter under advisement and has not yet made its final determination concerning the settlement. While the Company cannot predict when the court will make that determination or what the court's determination ultimately will be, the Company believes that the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

     The Company is also engaged in various other actions arising in the ordinary course of business or pursuant to agreement with Compass as previously discussed. The Company believes, based upon consultation with legal counsel, that the ultimate collective outcome of these other matters will not have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

13.  STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS

  Stock Options

     On July 17, 1998, the Company adopted a stock option and restricted stock plan for the benefit of the employee and non-employee directors of the Company whereby the Company authorized and reserved for issuance 1,250,000 shares of common stock. In connection with the Spin-off Transaction, each outstanding option held by a Company employee to acquire DAKA International common stock was converted into an option to acquire one share of common stock of the Company and one share of common stock of DAKA International (the "Adjusted Options"). The exercise prices of the Adjusted Options were determined such that each option holder will remain in an equivalent economic position before and after the Spin-off Transaction.

     Through the date of the Spin-off Transaction, the Company's employees participated in various incentive and non-qualified stock option plans sponsored by DAKA International (the "Plans"). The Plans provided for the granting of options for terms of up to ten years to eligible employees at exercise prices equal to the fair market value of the DAKA International common stock on the date of the grant. At June 29, 1997 and 1996, 445,980 and 539,146 options to purchase shares of DAKA International common stock under the Plans were exercisable by the Company's employees at exercise prices ranging from $2.50 to $35.94 per share.

                        UNIQUE CASUAL RESTAURANTS, INC.

     The following table presents activity under the Company's stock option plan:

                                                        WEIGHTED
                                        NUMBER OF       AVERAGE         GRANT DATE
                                         OPTIONS     EXERCISE PRICE     FAIR VALUE
                                        ---------    --------------    ------------
Outstanding at July 17, 1997..........        --             --
DAKA International adjusted options...   597,554         $ 6.10
  Granted.............................   569,850           6.31        $1.28 - 1.63
  Exercised...........................   (70,280)          2.93
  Forfeited...........................  (245,894)         10.92
                                        --------         ------
Outstanding at June 28, 1998..........   851,230         $ 5.11
                                        ========         ======

     The number of options exercisable at the dates presented below and their weighted average exercise price were as follows:

                                                                        WEIGHTED
                                                                         AVERAGE
                                                          OPTIONS      EXERCISABLE
                                                        EXERCISABLE       PRICE
                                                        -----------    -----------
July 17, 1997.........................................    487,689         $6.40
June 28, 1998.........................................    246,265          3.16

     The following table sets forth information regarding options outstanding at June 28, 1998:

                                                           WEIGHTED
                                                            AVERAGE       WEIGHTED
                              NUMBER                       REMAINING    AVERAGE PRICE
NUMBER OF     RANGE OF       CURRENTLY      WEIGHTED      CONTRACTUAL   FOR CURRENTLY
 OPTIONS       PRICES       EXERCISABLE   AVERAGE PRICE      LIFE        EXERCISABLE
---------   -------------   -----------   -------------   -----------   -------------
268,405     $1.21 -  4.86     208,405         $2.30            4            $2.28
25,225       5.19 -  5.85      11,225          5.46            4             5.66
15,100       6.03 -  6.28      11,100          6.21            6             6.19
513,600              6.31          --          6.31            9               --
28,900       6.50 - 13.80      15,535          9.03            6            11.00

     The Company applies APB Opinion No. 25 to account for various stock plans. Accordingly, pursuant to the terms of the plans, no compensation cost has been recognized for the stock plans. However, if compensation cost for stock option grants issued to Company employees during 1998, 1997 and 1996 had been determined using the fair value method under the provisions of SFAS No. 123, the Company's net loss and pro forma net loss per share would have been increased to the pro forma amounts shown below:

                                                            1998           1997           1996
                                                         -----------    -----------    ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net loss:
  As reported..........................................    $27,735        $39,043        $5,670
  Pro forma............................................     28,869         39,943         6,470
Net loss per share:
  As reported..........................................    $  2.41        $  3.42
  Pro forma -- as adjusted.............................       2.51           3.50

     The pro forma net loss reflects the compensation cost only for those options granted during 1998, 1997 and 1996. Compensation cost is reflected over a stock option's vesting period and compensation cost for options granted prior to July 2, 1995 is not considered. Therefore, the full potential impact of compensation

                        UNIQUE CASUAL RESTAURANTS, INC.

cost of the Company's and DAKA International's stock plans under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above for the Company.

     The fair value of each stock option granted in 1998, 1997 and 1996 under DAKA International stock option plans was estimated on the date of grant using the Black-Scholes option-pricing model. The following key assumptions were used to value grants issued for each year:

                                     WEIGHTED-       AVERAGE
                                      AVERAGE        EXPECTED                  DIVIDEND
                                   RISK FREE RATE      LIFE      VOLATILITY     YIELD
                                   --------------    --------    ----------    --------
1996.............................       6.28%        4 years       50.00%         0%
1997.............................       6.28%        4 years       50.00%         0%
1998.............................       5.36%        4 years       14.73%         0%

     The weighted-average fair values per share of stock options granted during 1998, 1997 and 1996 were $2.14, $4.13 and $10.74, respectively. It should be noted that the option pricing model used was designed to value readily tradable stock options with relatively short lives. The options granted to employees are not tradable and have contractual lives of up to ten years. However, management believes that the assumptions used and the model applied to value the awards yields a reasonable estimate of the fair value of the grants made under the circumstances.

  Employee Stock Purchase Plan

     The Company has reserved 400,000 shares of its common stock to be offered under its 1997 Stock Purchase Plan (the "Plan"). Under the Plan, eligible employees of the Company may participate in quarterly offerings of shares made by the Company. The participating employees purchase shares at a discount from the lower of fair value at the beginning or end of each quarterly offering period through payroll deductions.

  Shareholders' Rights Plan

     On January 30, 1998, the Company adopted a Shareholder Rights Plan designed to enhance the Company's ability to protect all of its shareholders' interests and the ensure that all shareholders receive fair treatment in the event of any potential sale of the Company. In connection with this plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock to shareholders of record as of the close of business on February 11, 1998. These rights become exercisable after January 30, 1998 or if a person who owns 10% or more of the common stock of the Company is determined to be an "adverse person" by the Board of Directors, or if a person commences a tender offer that would result in that person owning 15% or more of the common stock of the Company. In the event the rights become exercisable, after January 30, 1998 each holder of a right (other than the person causing the exercise) would be entitled to acquire such number of shares of preferred stock which are equivalent to the Company's common stock having a value of twice the then-current exercise price of the right. If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right.

  Employee Benefit Plan

     The Company sponsors a 401(k) retirement plan and, prior to the Transaction Date, the Company's employees participated in a 401(k) retirement plan sponsored by DAKA International. Both plans enabled employees to contribute up to 15% of their annual compensation. The Company's discretionary contributions to the Plan have been determined by the Board for fiscal 1998, and by DAKA International before the Spin-

                        UNIQUE CASUAL RESTAURANTS, INC.

off Transaction. The Company contributed $25,000 and $204,000 to the Plan in 1997 and 1996, respectively. No contribution was paid in 1998 although the Company plans to contribute $50,000 subsequent to year end.

  Long-Term Incentive Plan

     Effective July 3, 1994, the Company implemented a long-term incentive compensation plan ("LTIP") for its former Chief Executive Officer whereby a portion of the increase in the market value of DAKA International's common stock over predefined amounts, was payable in either cash or stock at the option of the Company. Amounts payable under the LTIP were scheduled to vest on June 30, 1997.

     On May 22, 1997, the Board of Directors of DAKA International amended the LTIP. Under the terms of the amendment, the former Chief Executive Officer's right to receive a performance award was amended to provide for the granting of an option which would vest on June 30, 1997 to acquire 228,260 shares of DAKA International Common Stock at an exercise price of $12.07 (the "Deemed LTIP Option"). Upon consummation of the Spin-off Transaction, the Deemed LTIP Option was converted in a manner similar to the Adjusted Options and the Company purchased the former Chief Executive Officer's Deemed LTIP Option. At June 29, 1997, $265,000 had been accrued representing the expected payment to be made after the consummation of the Spin-off Transaction. During 1998, the Company obligation to the former Chief Executive Officer was settled through the issuance of 37,973 shares of common stock of the Company.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. The following methods and assumptions were used to estimate the fair value of the Company's financial instruments for which it was practicable to estimate that value:

     Current Assets and Liabilities -- The carrying amount of cash, accounts receivables, accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

     Notes Receivable -- The carrying value of notes receivable approximates fair value and was estimated based on discounted cash flows expected to be received using interest rates at which similar loans are made to borrowers with similar credit ratings, or if the loan is collateral dependent, management's estimate of the fair value of the collateral.

     Capital Lease Obligations -- The carrying value of capital lease obligations approximates fair value based upon current market interest rates.

     Investments in La Salsa Preferred Stock -- The Company believes that the carrying cost of La Salsa Preferred Stock approximates fair value given the relative illiquidity of La Salsa Preferred Stock in the private equity market.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

                        UNIQUE CASUAL RESTAURANTS, INC.

15.  BUSINESS INFORMATION

     Income from restaurant and franchising operations have been determined applying the accounting policies in Note 4. Revenue and costs as shown below are directly related to each business and do not include an allocation of corporate expenses, non-operating income, interest expense and income taxes. There are no sales among the Company's three businesses. The table below presents certain financial information for the Company's Champps, Fuddruckers and Specialty Concepts businesses for 1998, 1997 and 1996:

                                                                1998        1997        1996
                                                              --------    --------    --------
Total Revenues:
  Sales from Champps-owned restaurants......................  $ 73,387    $ 57,832    $ 41,593
  Franchising and royalty income -- Champps.................       644         539         555
  Sales from Fuddruckers-owned restaurants..................   133,858     137,624     131,592
  Franchising and royalty income -- Fuddruckers.............     3,763       4,021       6,574
  Sales from Specialty Concepts unit operations.............     3,324       5,285       2,865
  Franchising and royalty income -- Specialty Concepts......       345         583         576
                                                              --------    --------    --------
        Total revenues......................................  $215,321    $205,884    $183,755
                                                              ========    ========    ========
Champps:
  Sales from Champps-owned restaurants......................  $ 73,387    $ 57,832    $ 41,593
Operating expenses:
  Labor costs...............................................    24,212      19,048      13,797
  Product costs.............................................    21,276      16,735      11,981
  Other operating expenses..................................    20,363      14,880       9,631
  Depreciation and amortization.............................     2,914       4,734       3,596
  Impairment and exit costs.................................        --          --          62
  Merger costs..............................................        --          --       2,600
                                                              --------    --------    --------
Restaurant unit contribution................................     4,622       2,435         (74)
  Franchising and royalty income............................       644         539         555
  Gain on sale of franchise.................................       677          --          --
                                                              --------    --------    --------
Restaurant unit, franchising and royalty contribution.......  $  5,943    $  2,974    $    481
                                                              ========    ========    ========
Fuddruckers:
  Sales from Fuddruckers-owned restaurants..................  $133,858    $137,624    $131,592
Operating expenses:
  Labor costs...............................................    40,396      45,204      41,944
  Product costs.............................................    36,316      38,524      38,203
  Other operating expenses..................................    43,814      38,731      30,719
  Depreciation and amortization.............................     5,644       9,010       7,953
  Impairment and exit costs.................................    21,804       9,107       2,450
                                                              --------    --------    --------
Restaurant unit contribution................................   (14,116)     (2,952)     10,323
  Franchising and royalty income............................     3,763       4,021       6,574
                                                              --------    --------    --------
Restaurant unit, franchising and royalty contribution.......  $(10,353)   $  1,069    $ 16,897
                                                              ========    ========    ========
Specialty Concepts:
  Restaurant unit, franchising and royalty
    contribution(1).........................................  $ (1,401)   $ (7,756)   $    595
                                                              ========    ========    ========
        Total restaurant unit, franchising and royalty
          contributions.....................................  $ (5,811)   $ (3,713)   $ 17,973
Selling, general and administrative expenses(2).............    19,848      33,423      24,616
Other charges...............................................     1,385       5,439          --
Interest expense............................................       494         744         641
Interest income.............................................      (790)       (487)       (353)
                                                              --------    --------    --------
Loss before income taxes, minority interests, and cumulative
  effect of change in accounting for preopening costs.......  $(26,748)   $(39,043)   $ (5,670)
                                                              ========    ========    ========

---------------
(1) Depreciation expense included in the contribution from Specialty Concepts totaled $166,000, $985,000, and $152,000 in 1998, 1997 and 1996,
    respectively.

                        UNIQUE CASUAL RESTAURANTS, INC.

(2) Selling, general and administrative expenses include depreciation expense on corporate assets of $1,503,000, $820,000 and $435,000 in 1998, 1997 and
    1996, respectively.

     The following table presents total assets for each of the businesses of the Company excluding any intercompany balances:

                                                           1998        1997
                                                          -------    --------
                                                            (IN THOUSANDS)
Champps.................................................  $31,830    $ 30,512
Fuddruckers.............................................   52,379      86,080
Corporate and other(3)..................................    8,637       8,617
                                                          -------    --------
                                                          $92,546    $125,209
                                                          =======    ========

(3) Corporate assets include computer equipment and deposits.

16.  QUARTERLY RESULTS (UNAUDITED)

     The following unaudited quarterly financial data should be read in conjunction with the audited consolidated financial statements, related notes and Management's Discussion and Analysis of Results of Operations and Financial
Condition:

                                          FIRST     SECOND      THIRD      FOURTH
                                         QUARTER    QUARTER    QUARTER    QUARTER      TOTAL
                                         -------    -------    -------    --------    --------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1998:
Revenues...............................  $52,442    $52,266    $54,834    $ 55,779    $215,321
Gross profit...........................   14,473     14,093     14,627      15,631      58,824
Income (loss) before income taxes,
  minority interests and cumulative
  effect of change in accounting for
  preopening costs(1)..................     (895)      (456)       798     (26,195)    (26,748)
Cumulative effect of change in
  accounting for preopening costs......     (987)        --         --          --        (987)
Net loss...............................  $(1,882)   $  (456)   $   798    $(26,195)   $(27,735)
                                         =======    =======    =======    ========    ========
Per share data:
Basic and diluted income (loss) before
  cumulative effect of change in
  accounting for preopening costs......  $ (0.08)   $ (0.04)   $  0.07    $  (2.28)   $  (2.33)
Basic and diluted net income (loss)....    (0.16)     (0.04)      0.07       (2.28)      (2.41)

---------------
(1) See Note 4, "Impairment of Long-Lived Assets, Exit Costs and Other Charges," for a description of certain fourth quarter adjustments.

     Certain amounts previously reported in the Company's Form 10-Q for the quarters ended September 28, 1997, December 28, 1997 and March 28, 1998 have been restated to reflect the Company's adoption of SOP 98-5 subsequent to its release in April 1998.

                                                                         ANNEX A

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 31, 1998, is made by and between KING CANNON, INC. (the "Purchaser"), a Delaware corporation with its principal place of business at 575 Lexington Avenue, Suite 410, New York, NY 10022 and UNIQUE CASUAL RESTAURANTS, INC. (the "Seller"), a Delaware corporation with its principal place of business at 55 Ferncroft Road, Danvers, MA 01923, and joined in to the extent set forth in the Joinder below by CHAMPPS ENTERTAINMENT, INC. ("Champps"), a Minnesota corporation with its principal place of business at 55 Ferncroft Road, Danvers, MA 01923.

                              W I T N E S S E T H:

     WHEREAS, the Seller is the owner of all of the issued and outstanding shares (the "Shares") of the capital stock of Fuddruckers, Inc. (the "Company"), a Texas corporation;

     WHEREAS, the Company (a) owns all of the issued and outstanding shares of the capital stock of each of R. Wes, Inc. ("RWes"), a Texas corporation, Fuddruckers Europe, Inc. ("Fudds Europe"), a Texas corporation, and 8725 Metcalf II, Inc. ("Metcalf"), a Kansas corporation, (b) controls all operations and assets of Fuddrucker Club, Inc. ("Fudds Club"), a Texas not for profit membership organization, (c) owns 244,000 common shares of the issued and outstanding capital stock of Fuddruckers -- EMA, E.C. ("EMA"), a Bahrainian corporation which is not controlled by or otherwise affiliated with the Seller or the Company, and (d) owns of record 4,999,998 common shares, and owns beneficially in the aggregate 5,000,000 common shares, of the issued and outstanding capital stock of Atlantic Restaurant Ventures, Inc. ("ARVI"), a Virginia corporation, which owns all of the issued and outstanding shares of the capital stock of A.R.I.V. -Rockville, Inc. ("Rockville"), a Maryland corporation, and owns of records 80 common shares, and owns beneficially in the aggregate all, of the issued and outstanding shares of the capital stock of ARVI of Pikesville, Inc. ("Pikesville"), a Maryland corporation (RWes, Fudds Europe, Metcalf, Fudds Club, ARVI, Rockville and Pikesville are hereinafter referred to collectively as the "Subsidiaries" and individually as a "Subsidiary", and together with the Company, collectively as the "Acquired Companies" and individually as an "Acquired Company");

     WHEREAS, the Company and the Subsidiaries are engaged in the operation and franchise of a chain of restaurants operating under the trade name "Fuddruckers" in the United States and Canada and EMA, pursuant to exclusive rights granted to EMA by the Company under the EMA Agreements (as hereinafter defined), is engaged in the operation and franchise of a chain of restaurants operating under the name "Fuddruckers" in Europe, the Middle East and Africa (the foregoing operations and activities are referred to collectively as the "Business"), it being agreed and acknowledged by the Purchaser that with respect to all geographies where EMA has exclusive rights to currently operate and franchise "Fuddruckers" restaurants, the Company has no rights to currently operate or franchise any such restaurants but holds such residual, contingent or other reversionary rights as set forth in the EMA Agreements and under applicable Law;

     WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Shares for the consideration and on the terms set forth in this Agreement;

     WHEREAS, the proceeds of the transactions contemplated by this Agreement will directly benefit the business, operations and prospects of Champps; and

     WHEREAS, Champps desires to induce the Purchaser to enter into this Agreement, and Champps has agreed to become jointly and severally liable, as a primary obligor and along with the Seller, for certain covenants and obligations under this Agreement, as hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE; DEFINED TERMS

     SECTION 1.1 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, transfer, convey, assign and set over ("Transfer") to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Seller's right, title and interest in and to the Shares.

     SECTION 1.2 Transferred Seller Assets. Prior to the Closing, the Seller will Transfer, to one or more of the Acquired Companies, all of the Seller Assets except that (a) in the case of Seller Assets which are furniture, fixtures and equipment used in the overhead operations of the Business, only those of such Seller Assets listed on Schedule 1.2(A) will be so Transferred, and (b) with respect to rights under Seller Assets which are Commitments with third parties, only those of such Commitments listed on Schedule 1.2(B) will be so Transferred.

     SECTION 1.3  Certain Definitions and Interpretive Matters.

     A. Certain Definitions. As used in this Agreement, (i) unless the context otherwise requires, each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with United States generally accepted accounting principles as consistently applied by the Seller in accordance with its procedures and practices used in the preparation of the June 1997 Audited Financials (as hereinafter defined) ("GAAP"), (ii) "or" is disjunctive but not necessarily exclusive, (iii) "including" means "including without limitation", (iv) the term "Affiliate" has the meaning given to that term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended, (v) the term "Person" means any individual, corporation, trust, partnership, limited liability company, unincorporated association, joint venture, Governmental Entity or other entity of any kind, (vi) all references to "$" or dollar amounts mean lawful currency of the United States of America, and
(vii) the term "Laws" shall mean any foreign or domestic, federal, state, county or local statute, law, ordinance, rule, regulation, order, judgment or ruling.

     B. Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     C. Specific Defined Terms. The following defined terms are defined in the respective Sections of this Agreement as set forth below:

DEFINED TERM                                          SECTION DEFINED IN
------------                                          ------------------
"AAA"                                                 2.3(A)
"Acquired Company(ies)"                               Preamble
"Affiliate"                                           1.3(A)
"Agreement"                                           Intro. Paragraph
"Andover Restaurant"                                  4.1(D)(iii)
"Applicable Affiliate"                                4.1(P)
"Arbitrator"                                          13.15
"Arrangements"                                        4.1(M)(ii)
"ARVI"                                                Preamble
"Assets"                                              4.2
"Audited Balance Sheet"                               4.1(D)(i)
"Benefit Arrangements"                                4.1(M)(ii)
"Benefit Plans"                                       4.1(M)(ii)

DEFINED TERM                                          SECTION DEFINED IN
------------                                          ------------------
"Boston Restaurant"                                   4.1(D)(iii)
"Business"                                            Preamble
"Business Commitments"                                4.1(G)(i)
"Business Licenses"                                   4.1(G)(iii)
"Cash Payment Adjustment"                             6.17
"Champps"                                             Intro. Paragraph
"Closed Required Restaurant"                          6.18(A)
"Closed Store Adjustment"                             6.18(A)
"Closing"                                             3.1
"Closing Date"                                        3.1
"Closing Date Receivable Adjustment"                  2.2(C)
"Closing Statement"                                   2.2(A)(i)
"Code"                                                3.2(A)(14)
"Commitments"                                         4.2
"Company"                                             Preamble
"Company Employees"                                   4.1(M)(i)
"Compass PLC"                                         Schedule 6.6(A)(iii)
"Competing Transaction"                               6.7(A)
"Current Assets"                                      2.2(D)
"Current Liabilities"                                 2.2(D)
"Current Locations"                                   4.1(H)(i)
"Current Receivables"                                 4.2
"DAKA"                                                Schedule 6.6(A)(iii)
"Declining Seller Employee"                           13.16(B)
"disclosure documents"                                4.1(V)(iv)
"Disclosure Schedule"                                 4.2
"EBITDA"                                              4.2
"EBITDA Adjustment"                                   2.2(D)
"EMA"                                                 Preamble
"EMA Agreements"                                      4.1(X)
"Employee Benefit Plans"                              4.1(M)(ii)
"Environment"                                         4.1(L)(iv)
"Environmental Condition"                             4.1(L)(iv)
"Environmental Cost Estimate"                         8.6(C)
"Environmental Laws"                                  4.1(L)(iv)
"Environmental Matters"                               13.14(A)
"Equity Securities"                                   4.1(C)(i)
"ERISA"                                               4.1(M)(i)
"ESA"                                                 8.6(A)
"Escrow Agent"                                        2.2(B)
"Escrow Agreement"                                    3.2(A)(8)
"Escrow Amount"                                       2.2(B)
"Estimated Purchase Price"                            2.2(B)
"Estimated Working Capital"                           2.2(A)(i)
"Excluded Items"                                      4.2
"Existing PSI Reports"                                8.6(A)
"FAS 121"                                             4.2
"Final Purchase Price"                                2.3(C)
"Final Working Capital"                               2.3(A)
"Financial Statements"                                4.1(D)(ii)
"Former Employees"                                    4.1(M)(ii)

DEFINED TERM                                          SECTION DEFINED IN
------------                                          ------------------
"Franchise Agreements"                                4.1(G)(i)
"Franchise Laws"                                      4.1(V)(i)
"Fuddruckers System"                                  11.5(A)
"Fudds Club"                                          Preamble
"Fudds Europe"                                        Preamble
"GAAP"                                                1.3(A)(i)
"General Escrow Amount"                               2.2(B)
"Governmental Entity"                                 4.1(L)(iv)
"Hazardous Materials"                                 4.1(L)(iv)
"Hazardous Materials Activities"                      13.14
"Head Office"                                         4.1(I)
"Holdings"                                            Schedule 6.6(A)(iii)
"HSR Act"                                             4.1(B)
"Indemnification Agreement"                           Schedule 6.6(A)(iii)
"Indemnitee"                                          13.14(E)
"Indemnitor"                                          13.14(E)
"Independent Accountants"                             2.3(A)
"Insurance"                                           4.1(O)
"Intellectual Property"                               4.1(J)
"International"                                       Schedule 6.6(A)(iii)
"Inventory"                                           4.2
"IRS"                                                 4.1(M)(i)
"June Financials"                                     6.12(A)
"June 1997 Audited Financials"                        4.1(D)(i)
"June 1997 Balance Sheet"                             6.12(A)
"KCOB Parties"                                        Schedule 6.6(A)(iii)
"Knowledge"                                           13.11
"La Salsa Agreement"                                  4.1(Q)
"Laws"                                                1.3(A)
"Lease Consent Escrow"                                6.18(E)
"Lease Termination Amount"                            6.18(A)
"Leased Real Properties"                              4.1(H)(i)
"Leases"                                              4.1(H)(i)
"Legal Proceeding"                                    4.1(G)(iii)
"Long-Term Receivables"                               4.2
"Liabilities"                                         4.1(D)(vi)
"Liability Escrow"                                    6.6(A)
"Licenses"                                            4.1(G)(iii)
"Lien(s)"                                             4.1(B)
"Litigation Escrow"                                   6.6(D)
"Maintenance Expenditure Adjustment"                  6.13
"March Balance Sheet"                                 4.1(D)(ii)
"Material Adverse Change"                             4.2
"Material Adverse Effect"                             4.2
"Metcalf"                                             Preamble
"NARLP"                                               4.1(Y)
"Non-Current Liabilities"                             6.6(A)
"Notice of Qualified Competing Transaction"           6.7(B)
"Objection Notice"                                    2.3(A)
"Order"                                               4.1(B)
"Other Locations"                                     4.1(L)(iii)

DEFINED TERM                                          SECTION DEFINED IN
------------                                          ------------------
"Outside Date"                                        10.1(e)
"Owned Real Properties"                               4.1(H)(i)
"P/C Escrow"                                          Schedule 6.6(A)(iii)
"P/C Parties"                                         Schedule 6.6(A)(iii)
"P/C Termination Date"                                Schedule 6.6(A)(iii)
"Person"                                              1.3(A)
"Pikesville"                                          Preamble
"Post-Closing Asset Transfer Adjustment"              2.3(B)
"PSI"                                                 8.6(A)
"Purchaser"                                           Intro. Paragraph
"Purchaser's Losses"                                  13.14(A)
"Put/Call Agreement"                                  4.1(Y)
"Put/Call L/C"                                        Schedule 6.6(A)(iii)
"Qualified Competing Transaction"                     6.7(A)
"Receivables"                                         4.2
"Rehired Seller Employee"                             13.16(B)
"Release"                                             4.1(L)(iv)
"Rent Adjustment Amount"                              6.18(D)
"Required Consent"                                    6.18(A)
"Required Estoppel"                                   6.18(A)
"Required Lease"                                      6.18(A)
"Required Restaurant"                                 6.18(A)
"Retained Liabilities"                                4.2
"Rockville"                                           Preamble
"RWes"                                                Preamble
"S/A Agreements"                                      6.12(D)
"S/A Escrow Agreement"                                6.12(D)
"S/A Escrow Funds"                                    6.12(D)
"Saugus Restaurant"                                   4.1(D)(iii)
"SEC Reports"                                         4.1(L)(ii)
"Section 338(h)(10) Elections"                        12.2(A)
"Section 6.7(B) Notice"                               6.7(B)
"Secured Parties"                                     Schedule 6.6(A)(iii)
"Seller"                                              Intro. Paragraph
"Seller Assets"                                       4.2
"Seller Employees"                                    13.16(B)
"Seller's Accountants"                                4.1(D)(i)
"Seller's Losses"                                     13.14(B)
"Shared Employees"                                    13.16(C)
"Shared Employee Services"                            13.16(C)
"Shares"                                              Preamble
"Special Meeting"                                     6.8
"Specialty"                                           Intro. Paragraph
"Store No. 114"                                       8.6(B)
"Subsidiary(ies)"                                     Preamble
"Tax(es)"                                             12.4
"Tax Allocation Agreement"                            Schedule 6.6(A)(iii)
"Tax Return(s)"                                       12.4
"Threat of Release"                                   4.1(L)(iv)
"Threshold Commitments"                               4.1(G)(i)
"Threshold Licenses"                                  4.2

DEFINED TERM                                          SECTION DEFINED IN
------------                                          ------------------
"Transfer"                                            1.1
"Transferred Liabilities"                             4.2
"Transferred Seller Assets"                           4.2
"Transitional Services Agreement"                     6.11
"Unadjusted Purchase Price"                           2.1
"Updates"                                             8.6(A)
"Working Capital"                                     2.2(D)
"1998 EBITDA"                                         6.12(B)
"1998 Store EBITDA"                                   6.18(A)

                                   ARTICLE II

                                 PURCHASE PRICE

     SECTION 2.1 Unadjusted Purchase Price. In consideration of the purchase and sale of the Shares and the covenants herein contained, the purchase price shall be $43,000,000 (the "Unadjusted Purchase Price"), subject to adjustment at Closing as provided in Section 2.2 and further adjustment post-Closing as provided in Section 2.3.

     SECTION 2.2  Estimated Purchase Price.

     A. Closing Statement. (i) At the Closing, the Seller will deliver to the Purchaser its good faith statement (the "Closing Statement") of estimated Working Capital (as hereinafter defined) as of the Closing Date (the "Estimated Working Capital"). The Closing Statement shall be prepared by the Seller on a basis consistent with the March Balance Sheet (as hereinafter defined) including where applicable the definitions set forth in Section 2.2(C), and in any case utilizing a physical Inventory count and actual cash reconciliations. Subject to
Section 2.2(C), the Closing Statement shall separately reflect all items comprising Current Assets (as hereinafter defined) and Current Liabilities (as hereinafter defined) of the Acquired Companies on a consolidated, stand-alone basis as of the Closing Date, and in any case the Closing Statement shall not reflect any intercompany payable or receivable. For the purposes of the Seller's preparation of the Closing Statement (subject to the Purchaser's right to review the same as provided in Section 2.3) Current Assets and Current Liabilities will be shown by the Seller thereon at book value. The Purchaser and its independent accountants and other representatives shall have the opportunity to review, from time to time prior to the Closing, the work papers, trial balances and similar materials used in the preparation of the Closing Statement and to observe all procedures utilized in the preparation of the Closing Statement and the calculation of the Estimated Working Capital, including any physical Inventory count or similar procedure.

     B. Estimated Purchase Price. The Unadjusted Purchase Price shall be (a) decreased by the amount of the EBITDA Adjustment (as hereinafter defined), (b) increased by the amount that the Estimated Working Capital is more than $0 and decreased by the amount that the Estimated Working Capital is less than $0, as the case may be, (c) decreased by the amount of the Maintenance Expenditure Adjustment (as hereinafter defined), (d) decreased by the amount of the Cash Payment Adjustment (as hereinafter defined), and (e) decreased by the amount of the Closed Store Adjustment (as hereinafter defined) (as so adjusted, the "Estimated Purchase Price"). On the Closing Date, the Purchaser will pay, by wire transfer of immediately available funds, to such account as the Seller shall have designated, an amount equal to the Estimated Purchase Price less the aggregate of (i) $1,000,000 representing the "General Escrow Amount", (ii) $1,000,000 representing the "Lease Consent Escrow", if any, (iii) the amount of the Litigation Escrow (as hereinafter defined), if any, and (iv) the amount of the Liability Escrow (as hereinafter defined), if any (the General Escrow Amount, the Lease Consent Escrow, the Litigation Escrow and the Liability Escrow collectively the "Escrow Amount"). The Escrow Amount shall be paid by the Purchaser to the escrow agent (the "Escrow Agent") under the Escrow Agreement (as hereinafter defined) to be held by the Escrow Agent in accordance therewith.

     C. Excluded Items. The Purchaser may in its sole discretion, require the Seller to have Transferred to itself, at Closing, any Current Asset (other than Inventory, cash and assumable prepaid expenses as of the Closing which are reflected as Current Assets on the Closing Statement), and any Current or Long-Term Receivable (as hereinafter defined) and any such Current Asset or Current Receivable so Transferred shall not be reflected on the Closing Statement and the calculation of Estimated Working Capital or Final Working Capital. The Seller shall be deemed to have Transferred to itself as of the Closing those certain Receivables and associated claims and rights arising from any former or current agreement, arrangement or business relationship between the Company or ARVI, on the one hand, and KCOB I, Inc., KCOB II, Inc., or Joseph O'Brien, on the other hand, including the judgment rendered in the Legal Proceeding (Fuddruckers, Inc. v. KCOB I, Inc. and Joseph O'Brien) pending before the Federal District Court for Kansas set forth on Schedule 4.1(K); provided, however, that (i) the Purchaser shall retain all rights as a secured party under security agreements, pledges and other collateral arrangements with respect to the "Fuddruckers" restaurants formerly owned by KCOB I, Inc. and KCOB II, Inc., including all rights to act as receiver under court order during the pendency of litigation and all remedies as a secured creditor with respect to ownership and operation of such restaurants.

     D. Defined Terms. The term "Working Capital" shall mean the amount of the difference between the "Current Assets" and "Current Liabilities" of the Acquired Companies on a consolidated, stand-alone basis as of the Closing Date. As used herein the terms: (1) "Current Assets" shall mean those types of items classified as such and marked with an asterisk (*) on the March Balance Sheet (to be attached hereto as Schedule 4.1(D)(ii)); and (2) "Current Liabilities" shall mean those types of items classified as such and marked with a double asterisk (**) on the March Balance Sheet (to be attached hereto as Schedule 4.1(D)(ii)). The term "EBITDA Adjustment" shall mean, provided that the conditions described in Section 8.7 and in Section 9.5 are met or have been waived by both the Purchaser and the Seller, if the 1998 EBITDA (as hereinafter defined) is less than $8,500,000, an amount equal to the product of 5 times the amount by which $8,500,000 exceeds the 1998 EBITDA. There shall not be any EBITDA Adjustment in the event that the 1998 EBITDA is more than $8,500,000.

     SECTION 2.3  Final Purchase Price.

     A. Final Working Capital. During the one hundred and twenty (120) day period following the Closing Date, the Purchaser shall have the right to review the Closing Statement. During such 120-day period, the Purchaser and its authorized representatives will be entitled to review, during normal business hours, the Seller's books, records and workpapers (to the extent related to the Business (excluding the books, records and workpapers of EMA, unless otherwise consented to by EMA) and not otherwise Transferred to the Purchaser at Closing), and the Seller shall otherwise cooperate with the Purchaser and with the Purchaser's independent accountants and other authorized representatives in connection with such review. By no later than the last day of the Purchaser's 120-day review period, the Purchaser shall notify the Seller whether the Purchaser accepts or rejects the accuracy of the Seller's Closing Statement and Estimated Working Capital, and if it rejects, the Purchaser shall furnish to the Seller as part of such notice an adjusted Closing Statement reflecting such changes as its believes appropriate to make the Closing Statement accurate as of the Closing Date. The failure by the Seller to deliver to the Purchaser a notice of its objection (the "Objection Notice") to the Purchaser's adjusted Closing Statement prior to the expiration of the ten business day period following the delivery of the same to the Seller shall constitute the Seller's acceptance of the Purchaser's adjusted Closing Statement and the Working Capital calculated therefrom. If the Purchaser and the Seller are unable to resolve any disagreement between them regarding the Closing Statement and the Working Capital Adjustment within ten business days after the Seller's delivery, to the Purchaser, of an Objection Notice, any items still in dispute will be referred for determination to Arthur Andersen LLP (or, if Arthur Andersen LLP refuses to act on behalf of the parties pursuant to this Section 2.3(A), such other nationally recognized accounting firm as shall be appointed by the President of the Boston office of the American Arbitration Association (the "AAA")) (the "Independent Accountants") within ten business days following the expiration of the foregoing ten business day period. The Independent Accountants' determination will be (a) in writing, (b) furnished to each of the parties hereto as promptly as practicable, and (c) conclusive and binding upon the parties hereto. The fees and expenses of the Independent Accountants will be borne by the non-prevailing party. The

Working Capital, as agreed to by the Purchaser and the Seller, deemed accepted by the Seller, or finally determined by the Independent Accountants, as the case may be, shall hereinafter be called the "Final Working Capital".

     B. Post-Closing Asset Transfer Adjustment. By no later than 120 days after the Closing Date, the Purchaser may in its sole discretion require that the Seller purchase from the Purchaser any Current Asset (other than Inventory, cash and assumable prepaid expenses as of the Closing which are reflected as Current Assets on the Closing Statement) which had been reflected on the Seller's Closing Statement, at an amount equal to (i) in the case of any Current Receivable, the amount thereof set forth in the Seller's Closing Statement minus 100% of all amounts collected on account of such Current Receivable since the Closing by the Purchaser or any Acquired Company, and (ii) in the case of any other Current Asset, the book value thereof as of the date on which the purchase thereof by the Seller takes place; provided, however, that the Seller shall only be obligated to purchase any Current Asset or Current Receivable from the Purchaser if the Purchaser has not compromised or settled in any manner the applicable Acquired Company's claims associated therewith and has not released, waived, compromised or otherwise impaired any rights of the applicable Acquired Company against the debtor or any guarantor or collateral relating thereto under any promissory notes, guarantees, pledges, security agreements or other instruments executed for the benefit of the applicable Acquired Company, all of which claims, rights, notes, guarantees, pledges, security agreements and other instruments shall be assigned and transferred to the Seller together with the applicable Current Asset at no additional cost to the Seller (above the amount to be paid by the Seller on account of the Current Asset or Current Receivable itself as specified above). The aggregate amount owing by the Seller to the Purchaser on account of the foregoing Transfers shall hereinafter be called the "Post-Closing Asset Transfer Adjustment". By no later than 120 days after the Closing Date, the Purchaser may in its sole discretion assign and Transfer to the Seller (at no cost to the Seller) any Long-Term Receivable together with all related claims, rights, notes, guarantees, pledges, security agreements and other instruments, it being understood that no portion of any such Long-Term Receivable will be included in the Post-Closing Asset Transfer Adjustment. The Seller shall have unrestricted authority and right in its sole discretion to pursue any action and exercise any remedy with respect to the collection of any Current or Long-Term Receivables assigned or transferred to the Seller pursuant to this Section 2.2(B), including without limitation instituting any action or other litigation before any court, agency, arbitrator or tribunal and foreclosing upon any collateral, including franchised "Fuddruckers" restaurants and the related Franchise Agreement, furniture, fixtures and equipment without incurring any Liability to the Purchaser hereunder.

     C. Final Purchase Price. The Estimated Purchase Price shall be (a) if necessary, increased or decreased, as the case may be, by the amount by which the Estimated Working Capital exceeds or is exceeded by the Final Working Capital, and (b) decreased by the amount of the Post-Closing Asset Transfer Adjustment (as so adjusted by (a) and (b) above, the "Final Purchase Price").

     D. Payment of Adjustment Amount. Any adjustment to the Estimated Purchase Price to be made pursuant to this Section 2.3 shall be paid by the Seller to the Purchaser or by Purchaser to the Seller, as the case may be, within ten (10) days after the final determination or acceptance, as the case may be, of the Final Working Capital, together with interest on the amount by which the Estimated Working Capital exceeds or is exceeded by the Final Working Capital, from the Closing Date to the date of payment (at a rate equal to Fleet Bank's prime rate, as publicly announced and in effect from time to time during such period, plus 2.0%, calculated on the basis of the actual number of days elapsed over 365), by wire transfer of immediately available funds to such account as the Purchaser or the Seller, as the case may be, shall have designated. Any Transfer of Current Assets, or Current or Long-Term Receivables, shall take place on the date on which the aforementioned adjustment is paid.

                                  ARTICLE III

                                    CLOSING

     SECTION 3.1 Closing Date. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110 at

10:00 a.m. (local time) on November 2, 1998 or, subject to Section 10.1(e), at such other time and place as the parties may agree (such date being hereinafter called the "Closing Date"). Subject to the provisions of Article X, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. All matters at the Closing shall be considered to take place simultaneously, and no delivery of any document or instrument shall be deemed complete until all transactions contemplated by this Agreement, and deliveries of all documents and instruments contemplated by this Agreement to be delivered at the Closing, are completed.

     SECTION 3.2  Closing Documents.

     A. Deliveries of the Seller. At the Closing, the Seller shall deliver the following to the Purchaser:

          1. original certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for Transfer to the Purchaser;

          2. original certificates representing all Equity Securities in each Subsidiary other than ARVI, or other evidence satisfactory to the Purchaser that such original certificates are under the power and control of the Seller and that such power and control has been assigned to the Purchaser, and as to the Equity Securities in Pikesville that are owned by ARVI beneficially and not of record, an executed stock power from each record owner assigning record ownership in such Equity Securities to ARVI;

          3. original certificates representing all Equity Securities in EMA and in ARVI that are owned by the Company as listed on Schedule 4.1(C), or other evidence satisfactory to the Purchaser that such original certificates are under the power and control of the Seller and that such power and control has been assigned to the Purchaser, and as to the Equity Securities in ARVI that are owned beneficially by the Company and not of record, an executed stock power from each record owner assigning record ownership in such Equity Securities to the Company;

          4. possession of the minute books and stock record books of each of the Acquired Companies, all other books and records referenced in Section 4.1(F), and to the extent that the following are in the possession of the Seller, originals of all Leases, title policies and deeds relating to the Owned Real Properties, Business Licenses, and other Business Commitments, and all other files of the Acquired Companies and the Business (excluding EMA's books and records);

          5. Required Consents and Required Estoppels (each Required Estoppel to be in the form of Exhibit A with such changes requested by the relevant lessor as may be consented to by the Purchaser which consent shall not be unreasonably withheld, or in such other form as may be prescribed by the Required Lease) for such Required Restaurants as represent an aggregate of at least 85% of the cumulative 1998 Store EBITDA for all Required Restaurants which are open and operating at the time of the Closing, duly executed, and such further duly executed Required Consents, Required Estoppels, consents, authorizations, permits, approvals and the like as the Seller has actually obtained from any Governmental Entity or other Person in connection with the consummation of the transactions contemplated hereby;

          6. Intentionally Deleted;

          7. resignations and releases executed by each of the directors and executive officers listed on Schedule 4.1(A) (other than Joseph R. O'Brien in his capacity as a director of ARVI and a director of Rockville, and those other directors and officers as shall be specified by the Purchaser to the Seller prior to the Closing Date) of each Acquired Company, in the form of Exhibit B;

          8. the escrow agreement in the form of Exhibit C (the "Escrow Agreement") executed by the Seller, Champps and the Escrow Agent and dated the Closing Date;

          9. certificates executed by the President or the Chief Financial Officer of the Seller, of each Acquired Company and of Champps in the form of Exhibit D;

          10. certificates executed by the Secretary of the Seller, of each Acquired Company and of Champps in the form of Exhibit E;

          11. corporate good standing certificates concerning the Seller, each Acquired Company and Champps from the Secretary of State or other Governmental Entity of each of their respective jurisdictions of incorporation, dated as of a date not more than ten business days prior to the Closing Date;

          12. articles or certificate of incorporation of the Seller, each Acquired Company and Champps certified by the Secretary of State or other Governmental Entity of each of their respective jurisdictions of incorporation, dated as of a date not more than ten business days prior to the Closing Date;

          13. an opinion of Goodwin, Procter & Hoar LLP, in the form of Exhibit
     F;

          14. a certification of non-foreign status signed by the President or the Chief Financial Officer of the Seller affirming that the Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), which certification shall be in the form of Exhibit G;

          15. Intentionally Deleted;

          16. Intentionally Deleted;

          17. the evidence, releases and other documents described in Section
     6.6 (including without limitation executed original mortgage discharges, in recordable form, sufficient to discharge of record all mortgages, deeds to secure debt or deeds of trust on the Owned Real Properties), Section 6.11,
     Section 6.12, Section 6.13, Section 6.14 and Section 6.15, and the June Financials;

          18. foreign qualification certificates concerning each Acquired Company from the Secretary of State or other Governmental Entity of each jurisdiction in which they are, respectively, authorized to do business, dated as of a date not more than ten business days prior to the Closing Date;

          19. an opinion of Wiley, Rein & Fielding, to the effect set forth on Exhibit H;

          20. an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., to the effect set forth on Exhibit I;

          21. commitments for the issuance of an owner's title insurance policy in the name of the Company, substantially conforming to those existing commitments for the relevant Owned Real Property which were previously delivered to the Purchaser, issued by Lawyer's Title Insurance Company or another acceptable title insurance company, for each of the Owned Real Properties listed on Exhibit 3.2(A)(21);

          22. the Transitional Services Agreement (as hereinafter defined) executed by the Seller and dated the Closing Date.

          23. evidence of the payment of all Taxes referred to in Section 12.1.

     B. Deliveries of the Purchaser. At the Closing, the Purchaser shall deliver the following to the Seller:

          1. the Estimated Purchase Price as set forth in Section 2.2(A)(iv);

          2. a certificate executed by an officer of the Purchaser in the form of Exhibit J;

          3. a certificate executed by the Secretary of the Purchaser in the form of Exhibit K;

          4. a corporate good standing certificate concerning the Purchaser from the Secretary of State of Delaware, dated as of a date not more than five business days prior to the Closing Date;

          5. the certificate of incorporation of the Purchaser certified by the Secretary of State of Delaware, dated as of a date not more than five business days prior to the Closing Date;

          6. the Escrow Agreement executed by the Purchaser;

          7. an opinion of Goulston & Storrs, P.C., in the form of Exhibit L;
     and

          8. the Transitional Services Agreement executed by the Purchaser or the Company (at the Purchaser's election).

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES BY THE SELLER

     SECTION 4.1 Representations and Warranties. The Seller (and Champps jointly and severally for the purposes of Section 4.1(R) and Section 4.1(W)) hereby represents and warrants to the Purchaser that, as of the date hereof and on the Closing Date:

     A. Corporate Existence and Qualification; Due Execution, Etc. Schedule 4.1(A) contains a complete and accurate list, for each Acquired Company and for EMA, of its name, and its jurisdiction of incorporation, and for each Acquired Company of all of its current executive officers and directors, and each other jurisdiction in which it is authorized to do business and every other jurisdiction in which it is doing business, and for EMA all of its current officers and directors who are employees of the Seller or any Acquired Company. Except as set forth on Schedule 4.1(A), the Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to own, lease or otherwise hold its assets (including without limitation the Transferred Seller Assets and the Shares) and to carry on its business (including without limitation the Business (except for jurisdictions where EMA operates or franchises restaurants)) as conducted by it now and immediately prior to the Closing. Except as set forth on Schedule 4.1(A), each Acquired Company is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation shown on Schedule 4.1(A), and has full corporate power and authority to own, lease or otherwise hold its assets (including without limitation the Assets owned, leased or otherwise held by it) and to carry on its business (including without limitation the Business (except for jurisdictions where EMA operates or franchises restaurants)) as conducted by it now and immediately prior to the Closing. Each of the Seller and the Acquired Companies is duly qualified to conduct business, and is in good standing, under the Laws of each state or other jurisdiction in which its ownership, lease, or use of property or the conduct of its business (including without limitation the Business (except for jurisdictions where EMA operates or franchises restaurants)) require such qualification, except where the failure to be so qualified and to be in good standing could not reasonably be anticipated to result in, following the Closing, a Material Adverse Effect on the Business. Subject to the approval of this Agreement and the transactions contemplated hereby at a Special Meeting (as hereinafter defined), the Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated by the terms and provisions of this Agreement to be consummated by it have been duly authorized by all requisite corporate action (subject to the approval of this Agreement and the transactions contemplated hereby at a Special Meeting), and, assuming the due execution of this Agreement by the Purchaser, this Agreement and its terms constitutes the valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and to general principles of equity.

     B. No Violation. Except as set forth on Schedule 4.1(B), and assuming that the Seller has taken all actions required to be taken by it pursuant to Articles II, III and VI of this Agreement, neither the execution and delivery by the Seller of this Agreement nor the consummation of the transactions contemplated hereby: (i) violates or will violate any Law applicable to the Seller or any Acquired Company, including without limitation the Securities Act of 1933 and the Securities Exchange Act of 1934; (ii) violates or will violate any order, ruling, writ, judgment, injunction or decree of any Governmental Entity (an "Order") applicable to the Seller or any Acquired Company; (iii) results or will result in a breach of or default under the certificate or articles of incorporation or bylaws of the Seller or any Acquired Company; (iv) conflicts or will conflict with or results or will result in any breach of any Commitment applicable to the Seller or any Acquired Company except for any such conflict or breach as could not reasonably be anticipated to result in a Material Adverse Effect on the Business or as could not reasonably be anticipated to impair the ability of the Seller to consummate the transactions contemplated hereby; (v) requires the approval of the stockholders of any Acquired Company (except insofar as such Acquired Company is wholly owned by the Seller or another Acquired Company); (vi) results or will result in the imposition of any title defect, mortgage, lien, charge, pledge, security interest or other encumbrance (collectively, "Liens", and individually a "Lien") on any of the Shares, the Assets or the Transferred Seller Assets or (vii) results or will result in or give rise to any claim or judgment against any Acquired Company, the Purchaser, the Shares, the Assets, or the Transferred Seller Assets except for any such claim or judgment against the foregoing other than the Shares as could not reasonably be anticipated to result in a Material Adverse Effect on the Business. Except for the notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and assuming that the Seller has taken all actions required to be taken by it pursuant to Articles II, III and VI of this Agreement, and except as set forth on Schedule 4.1(B), no consent, authorization, license, permit, or approval from, or registration or filing with, any Governmental Entity or other Person is required to be obtained or made by or with respect to the Seller, any Acquired Company or, to the Seller's knowledge, EMA, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or for the Purchaser and the Acquired Companies taken as a whole to succeed to the rights of the Seller and the Acquired Companies as a whole in the Assets and the Transferred Seller Assets except for any such consent, authorization, approval, registration or filing (a) which the failure to obtain or make could not reasonably be anticipated to result in a Material Adverse Effect on the Business or (b) which the Purchaser is required to obtain or make after the Closing as a result of the consummation of the transactions contemplated by this Agreement and becoming the owner of the Shares and the controlling person with respect to the Acquired Companies and the Business.

     C. Capitalization and Equity Securities. (i) Schedule 4.1(C) sets forth the capitalization of each Acquired Company and of EMA, including as to each Acquired Company and EMA the number of shares of common and other classes of stock, the par value thereof, all outstanding instruments convertible into shares, the number of issued and outstanding convertible securities and shares of each class of stock, and also including as to each Acquired Company the identity of each shareholder and holder of convertible securities (all issued and outstanding (a) shares in any class of capital stock, (b) instruments convertible into shares, and (c) similar interests in any unincorporated entity, are hereinafter collectively called "Equity Securities"), and also including as to EMA the number and type of issued and outstanding Equity Securities as are held by any Acquired Company or the Seller. The Seller is the record and beneficial owner and holder of the Shares, which constitute all of the Equity Securities in the Company, free and clear of all Liens except as set forth on
Schedule 4.1(C). All of the Equity Securities in each Subsidiary other than EMA, Rockville, Pikesville and ARVI are owned of record and beneficially by the Company, free and clear of all Liens except as set forth on Schedule 4.1(C). All of the Equity Securities in each of Rockville and Pikesville are owned of record and/or beneficially by ARVI, free and clear of all Liens except as set forth on
Schedule 4.1(C). The Equity Securities in each of EMA and of ARVI that are listed on Schedule 4.1(C) as being owned by the Company of record are owned of record by the Company, free and clear of all Liens except as set forth on
Schedule 4.1(C). The Equity Securities in ARVI that are listed on Schedule 4.1(C) as being owned by Donna L. Depoian and by Craig Nelson are owned beneficially by the Company, free and clear of all Liens, except as set forth on
Schedule 4.1(C). Schedule 4.1(C) accurately sets forth all of the record and beneficial owners of Equity Securities in ARVI. Except as set forth on Schedule 4.1(C), no legend or other reference to any purported Lien appears or is required to appear upon any certificate representing Equity Securities in any Acquired Company or in EMA (including without limitation the Shares) which are owned by the Seller or any Acquired Company. Except as set forth on Schedule 4.1(C), all of the Equity Securities (including without limitation the Shares) of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable, and there are no preemptive rights in respect thereof. Except as set forth on Schedule 4.1(C), there are no Commitments relating to the issuance, sale, or transfer of, voting or preemptive rights, or other similar rights or obligations relating to, any Equity Securities (including without limitation the Shares) in any Acquired Company or any Equity Securities in EMA which are owned by any Acquired Company or the Seller. The Equity Securities in each Acquired Company were issued in compliance with the Securities Act of 1933 and all other Laws.

     (ii) Except as set forth on Schedule 4.1(C), no Acquired Company owns, or has any Commitment to acquire, any Equity Securities in any other Person.

     (iii) Each of RWes, Metcalf and Fudds Club holds no assets and has no Liabilities, except as set forth on Schedule 4.1(C). Fudds Europe holds no assets, has no Liabilities, does not operate any business, and is inactive.

     D. Financial Information. (i) Attached hereto as Schedule 4.1(D)(i) is the consolidated balance sheet of the Seller together with its subsidiaries (which include the Acquired Companies) as of June 29, 1997 (the "Audited Balance Sheet") and the related statements of operations, stockholders' equity and cash flows for the fiscal year then ended (including any footnotes thereto) (collectively the "June 1997 Audited Financials"), all of which (a) have been audited by Deloitte & Touche LLP (the "Seller's Accountants"), whose unqualified reports thereon are included within Schedule 4.1(D)(i), (b) have been prepared in accordance with GAAP, consistently applied throughout the period involved and for prior periods, and (c) present fairly, in all material respects, the financial position of the Seller, on a consolidated basis with its subsidiaries (which include the Acquired Companies), at the dates indicated in such financial statements and the results of the Seller's operations, on a consolidated basis with its subsidiaries (which include the Acquired Companies), for the periods stated therein. Also attached hereto as Schedule 4.1(D)(i) is the consolidated and consolidating balance sheet and statement of operations of each of ARVI, the Company and the former Canadian "Fuddruckers" operations as of June 29, 1997 and for the fiscal year then ended, which (a) have been prepared in accordance with GAAP, consistently applied throughout the period involved and for prior periods, and (b) are true and complete in all material respects, present all of the financial information (including without limitation Liabilities) required to be listed on a balance sheet and statement of operations for each of ARVI, the Company and the former Canadian "Fuddruckers" operations in accordance with GAAP, and fairly reflect profits and losses, except that no allocation for general corporate overhead provided by the Seller to the Acquired Companies is reflected thereon.

     (ii) Attached hereto as Schedule 4.1(D)(ii) is the unaudited consolidated balance sheet of the Seller together with its subsidiaries (which include the Acquired Companies) as of March 29, 1998 (the "March Balance Sheet", and together with the Audited Balance Sheet, collectively the "Financial Statements"), and the related statements of operations, stockholders' equity and cash flows for the nine months then ended, all of which (a) have been prepared in accordance with GAAP, consistently applied throughout the periods involved and for prior periods, and include all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of financial position and results of operations (none of which are material) in accordance with the requirements of the Securities and Exchange Commission's rules applicable to quarterly reporting, and (b) present fairly, in all material respects, the financial position of the Seller, on a consolidated basis with its subsidiaries (which include the Acquired Companies), at March 29, 1998, and the results of the Seller's operations, on a consolidated basis with its subsidiaries (which include the Acquired Companies) for the nine-month period then ended. Also attached hereto as Schedule 4.1(D)(ii) is the consolidated and consolidating schedule of balance sheet and statement of operations of each of ARVI, the Company and the former Canadian "Fuddruckers" operations as of March 29, 1998 and for the nine months then ended, which (a) have been prepared in accordance with GAAP, consistently applied throughout the periods involved and for prior periods, and include all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of financial position and results of operations (none of which are material) in accordance with the requirements of the Securities and Exchange Commission's rules applicable to quarterly reporting, and (b) are true and complete in all material respects, present all of the financial information (including without limitation Liabilities) required to be listed on a balance sheet and statement of operations for each of ARVI, the Company and the former Canadian "Fuddruckers" operations in accordance with GAAP, and fairly reflect profits and losses, except that no allocation for general corporate overhead provided by the Seller to the Acquired Companies is reflected thereon.

     (iii) When delivered in accordance with Section 6.12, the June Financials shall be attached hereto as Schedule 4.1(D)(iii) and will be comprised of (as provided in Section 6.12) a complete set of financial statements for the Acquired Companies as of June 28, 1998 on a stand-alone basis, which financial statements shall include the June 1997 Balance Sheet and a balance sheet as of June 28, 1998 (prepared on a consistent basis using the same accounting principles, assumptions and methodologies applied in the preparation of the June 1997 Audited Financials), a statement of operations for the fiscal year ended June 28, 1998, and the related statements of stockholders' equity and cash flows for the fiscal year then ended (including any footnotes thereto), all of which will (a) have been audited by the Seller's Accountants, whose unqualified reports thereon will be included within Schedule 4.1(D)(iii), (b) have been prepared in accordance with GAAP, consistently applied throughout the period involved and for prior periods, (c) present fairly, in all material respects, the financial position of the Acquired Companies, on a consolidated basis, at the dates indicated in such financial statements, and the results of the Acquired Companies' operations, on a consolidated basis, for the periods stated therein. The statement of operations included in the June Financials will have separately identified: (i) an allocation of the corporate overhead for the Acquired Companies on a stand-alone basis, (ii) an allocation of district overhead for the Acquired Companies, (iii) the 1998 Store EBITDA, if less than zero, and any write-offs or write-downs attributable (without double counting) to (A) any "Fuddruckers" locations which were closed during the fiscal year ended June 28, 1998; (B) the Saugus, MA "Fuddruckers" location (the "Saugus Restaurant"); (C) the North Andover, MA "Fuddruckers" location (the "Andover Restaurant"); and (D) the Boston, MA (City Place) "Fuddruckers" location (the "Boston Restaurant"), (iv) adjustments for FAS 121 for the fiscal year then ended, (v) any write-downs, write-offs or accruals related to the termination of the La Salsa Agreement (as hereinafter defined), (vi) amounts paid in settlement or satisfaction of pending Legal Proceedings pursuant to the terms of this Agreement and (vii) costs or expenses related to environmental testing or remediation pursuant to the terms of this Agreement.

     (iv) The Inventory shown on the Financial Statements and that will be shown on the June Financials and on the Closing Statement consists and will consist only of, items usable or salable in the ordinary course of business of the Acquired Companies and is or will be shown at the lower of historical cost or net realizable value in accordance with GAAP consistently applied. The Seller has no knowledge of any condition, event or occurrence which may adversely affect, after the Closing, the continuity of the supply of Inventory to the Acquired Companies by the suppliers used by the Seller or the Acquired Companies in the Business (assuming that the Purchaser chooses to continue to use such suppliers) except in each case for any such condition, event or occurrence which applies to the economy in general or to the restaurant industry as a whole.

     (v) The Current Receivables that are shown or reflected on the Financial Statements and that will be shown or reflected either on the June Financials or on the Closing Statement arise and will have arisen, in each case, from transactions in the ordinary course of business of the Acquired Companies and each such Receivable constitutes an identifiable indebtedness of the applicable account debtor, not subject to any offset, defense, counterclaim or Lien, collectible in the ordinary course of the conduct of the Business.

     (vi) Except as set forth on Schedule 4.1(D)(vi), each Acquired Company (1) currently has no liabilities, obligations, expenses or claims against it or liability for damages whether known or unknown and whether absolute, accrued, contingent, named, unnamed, disputed, undisputed, legal, equitable, determined, undetermined, or otherwise of any kind (any and all of the foregoing, "Liabilities"), except for Liabilities reflected or reserved against in the March Balance Sheet and (2) will have at the Closing no Liabilities assuming all payments required to be made by the Seller under Article VI have been made except for (y) Current Liabilities reflected or reserved against in the March Balance Sheet or (z) Current Liabilities incurred in the ordinary course of the Business consistent with this Agreement since the date of the March Balance Sheet.

     E. Absence of Certain Transactions. Except as set forth on Schedule 4.1(E), since the date of the March Balance Sheet, the Business (except for the operations of EMA, which the Seller does not control) has been and as of the Closing Date will have been conducted only in the ordinary course of business, consistent with past practice and there has not and will not have been any:

          (i) Material Adverse Change;

          (ii) change in any Acquired Company's authorized or issued Equity Securities; grant of any option, right to purchase or similar right regarding Equity Securities of any Acquired Company; voluntary change in any Acquired Company's or the Seller's percentage interest in EMA (on a fully diluted basis); grant of any registration rights by any Acquired Company; purchase, redemption, retirement, or other acquisition by any Acquired Company of any such Equity Securities; or declaration or payment of any dividend or other distribution or payment in respect of Equity Securities of any Acquired Company, except that all cash balances of every subsidiary of the Seller are concentrated daily in the Seller's accounts, no material cash balances are held by any of the Acquired Companies and no intercompany payable or receivable will be shown on the Closing Statement;

          (iii) amendment to the certificate or articles of incorporation or bylaws of any Acquired Company, or any action with respect to the certificate of incorporation or bylaws of the Seller which would impair the Seller's ability to consummate the transactions contemplated hereby or to perform its obligations hereunder;

          (iv) payment of any bonuses, or increase in salaries or other compensation, by any Acquired Company to any of its stockholders, directors, officers (other than Donald C. Moore), or Company Employees, or by the Seller to any Seller Employee, except for annual bonus awards and increases in salaries consistent with past practice; or entry into any employment, severance, or similar Commitment with any stockholder, director, officer (other than Donald C. Moore), Company Employee or Seller Employee except for any severance Commitment under and in accordance with the Seller's Severance Plan listed on Schedule 4.1(M);

          (v) adoption of, or increase in the schedule of payments or benefits under, any Employee Benefit Plan, Arrangement or Benefit Plan for or with any Company Employee or Seller Employee except for discretionary payments to Seller Employees under the Unique Casual Restaurants Savings and Retirement Plan listed on Schedule 4.1(M) consistent with past practice;

          (vi) damage to or destruction or loss of any Asset or Transferred Seller Asset, whether or not covered by Insurance, which has had a Material Adverse Effect on the Business;

          (vii) entry into, termination of, or receipt of notice of termination of any License, distributorship, dealership, joint venture, credit, franchise or other Threshold Commitment, in each case by any Acquired Company or by the Seller relating to the Business, other than financing arrangements entered into by the Seller, provided, however, that notwithstanding the foregoing, the Company may enter into franchise agreements with franchisees pursuant to those Business Commitments listed on Schedule 4.1(E) and on Schedule 4.1(G);

          (viii) sale, purchase, lease, license or other Transfer of any Asset (except (a) for sales of assets located at or held in connection with the operation of "Fuddruckers" restaurants at the Midlothian, Virginia location, the Colonial Heights, Virginia location, and the Boston Restaurant and (b) the sale of excess or obsolete furniture, fixtures and equipment in the ordinary course of business, and in any case for not more than $100,000 individually and $200,000 in the aggregate), any Transferred Seller Asset, or the Shares or mortgage, pledge, or imposition of any Lien on any Asset, any Transferred Seller Asset, or the Shares, including any sale, purchase, lease, license or other Transfer of any Intellectual Property;

          (ix) incurrence of indebtedness or guarantee of debt or other Liability of any other Person by any Acquired Company;

          (x) except as disclosed on Schedule 4.1(E), cancellation or waiver of any claims or rights of an Acquired Company against third Persons with an individual value in excess of $25,000;

          (xi) material change in the accounting methods or principles used by the Seller or any Acquired Company except for (A) write-downs or write-offs in the value of assets as required by GAAP or (B) such adjustments as required by GAAP as a result of the transactions contemplated by this Agreement; or

          (xii) agreement, whether oral or written, by the applicable party bound by clauses (i) through (xi), as the case may be, to do any of the foregoing.

     F. Books and Records. The minute books and stock record books of each of the Acquired Companies, all of which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained in accordance with customary business practices for consolidated subsidiaries of a holding company. Except as set forth on Schedule 4.1(F), the minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, except for any failure to contain such records as would not have a Material Adverse Effect on any Acquired Company. At the Closing, all of the books of account, minute books, stock record books, and other records (including without limitation books, records and data relating to the purchase of materials, supplies and services, financial results, sale of products, records of the Company Employees and the Seller Employees, commercial data, research done by or for the Business, catalogues, brochures, training and other manuals, sales literature, advertising and other sales and promotional materials, maintenance records and drawings, all Business Commitments, files related to Legal Proceedings and filings with any Governmental Entity) of the Acquired Companies and the Business will be in the possession of the Seller, the Acquired Companies or their respective agents or representatives, and possession of the foregoing will be given to the Purchaser as provided in Section 3.2(A)(4).

     G. Commitments. (i) Schedule 4.1(G) accurately lists, as of the date hereof, all Business Commitments (as hereinafter defined), in each case, which cannot be terminated without penalty by the Seller or the Acquired Company party thereto on 90 days' or less prior notice or which requires (or could be reasonably anticipated to require, if dependent on future events) aggregate payments or expenditures, by or to any party thereto in any twelve (12) month period, in excess of: (a) in the case of any Business Commitments relating to more than one restaurant, $100,000 per Commitment; and (b) in the case of Business Commitments relating to a single restaurant, $10,000 per Commitment (collectively, the "Threshold Commitments"); in each case whether written or oral, and including all amendments thereto, and in each case (other than in the case of Leases and Franchise Agreements copies of which have been previously delivered or made available to the Purchaser) specifying the parties to such Commitments. The Seller has made available to the Purchaser true and correct copies of all Threshold Commitments which are in written form and any amendments thereto. Each Commitment which relates to the Business or the Assets or is otherwise in effect with respect to any Acquired Company (collectively, the "Business Commitments"), including each Lease, and each franchise agreement to which any Acquired Company is party and which shall be listed on Schedule 4.1(G) under the sub-heading "Franchise Agreements" (collectively, the "Franchise Agreements"), is in full force and effect and represents the valid and binding obligation, in accordance with its terms, of the Seller and any Acquired Company that is a party thereto, and to the knowledge of the Seller, the other party or parties thereto, except where the failure to be in such full force and effect and to be the valid and binding obligation could not reasonably be anticipated to result in a Material Adverse Effect on the Business.

     (ii) With respect to each Business Commitment (including without limitation each Lease and each Franchise Agreement), each of the Seller and any Acquired Company and, to the knowledge of the Seller, the other party or parties thereto, has performed all obligations required to be performed by it thereunder through the date hereof and is not (with or without the lapse of time or the giving of notice, or both) in default under any such Commitment, except in each case for any failure to perform or default as could not reasonably be anticipated to result in a Material Adverse Effect on the Business and none of the Seller or any Acquired Company has received any written notice or other notice given in accordance with the notice provisions of the relevant Commitment of any such existing default (whether monetary or nonmonetary) or termination of any such Commitment from any other party thereto which has not been withdrawn, cured or received within the past twelve (12) months.

     (iii) Except as set forth on Schedule 4.1(G)(iii), each of the Acquired Companies have duly obtained and legally and validly holds all certificates of need, permits, titles, fuel permits, licenses (including without limitation liquor licenses, restaurant licenses, franchises and certificates), approvals, consents and authorizations issued by any Governmental Entity (collectively, "Licenses") necessary under applicable Laws for the operation of the Business (except any operations of EMA) as presently conducted (the "Business Licenses") except where the failure to have obtained or to hold any such Business License could not reasonably be anticipated to have a Material Adverse Effect on the Business. Listed or to be listed under the sub-heading "Licenses" on Schedule 4.1(G) (which sub-heading will be delivered to the Purchaser as provided in Section 6.14) are and will be all of the Threshold Licenses (as hereinafter defined). All of the Business Licenses are valid, in good standing and in full force and effect except where the failure to be valid, in good standing and in full force and effect could not reasonably be anticipated to have a Material Adverse Effect on the Business. No claim, action, suit, proceeding or investigation in or before (or which would be brought before) or being conducted by (or which would be conducted by) any Governmental Entity (a "Legal Proceeding") against the Seller or any Acquired Company has been commenced, or to the knowledge of the Seller, threatened, which would, if successful on the merits, lead to a revocation, suspension, or material limitation of the rights of any Acquired Company under any of the Business Licenses, and the Seller and each Acquired Company is in compliance with each of such Licenses except for any failure to comply as could not reasonably be anticipated to result in a Material Adverse Effect on the Business.

     (iv) Without limiting the generality of the foregoing, Schedule 4.1(G) lists each Business Commitment of the type described below:

          (a) Any employment, severance or consulting Commitment with any Company Employee or Seller Employee;

          (b) Any Commitment or series of related Commitments for capital expenditures or the acquisition or construction of fixed assets which requires or require per Commitment future payments or expenditures in excess of $25,000 (other than any such Commitment which will be fully performed prior to the Closing Date);

          (c) Any Commitment granting to any Person a first-refusal, first-offer or other right to purchase or acquire any of the Assets, the Transferred Seller Assets, the Shares, or Equity Securities in any Acquired Company or in EMA;

          (d) Any Commitment relating to or evidencing any license or royalty agreement with respect to any Intellectual Property;

          (e) Any Threshold Commitment with any manufacturer's representative or other sales agent or relating to distribution or commission arrangements;

          (f) Any Commitment under which any Acquired Company or the Seller for the Business is: (1) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any other Person, (2) a lessor of real property, or (3) a lessor of, or makes available for use by any other Person, any tangible personal property, and in the case of items (1) and (3) above requires aggregate annual payments in excess of $25,000;

          (g) Any Commitment with respect to a joint venture or partnership arrangement, under which any Acquired Company is to become a joint venturer or partner;

          (h) Any Commitment granting a power of attorney;

          (i) Any Commitment of any Acquired Company with respect to letters of credit, surety arrangements or other performance bonds or pursuant to which any Assets are, or are to be, subjected to a Lien, other than Liens, if any, on Inventory securing ordinary course trade payables owing to the respective vendors of such Inventory other than surety bonds issued in the ordinary course of business with respect to insurance programs;

          (j) Any confidentiality Commitment or Commitment limiting or restricting the ability of any Acquired Company (or the Purchaser following the Closing) to enter into or engage in any market or line of business;

          (k) Any Commitment relating to (i) any borrowing by any Acquired Company or (ii) any full or partial guarantee or similar Liability by any Acquired Company in respect of any Liability of any Person other than any other Acquired Company; or

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

          (l) Any Commitment relating to services with respect to the Owned Real Properties which requires aggregate annual payments in excess of $5,000.

     H. Real Properties. (i) Schedule 4.1(H) lists all of the locations and parcels of real estate which are owned by any Acquired Company (such real estate, the "Owned Real Properties"). Listed (under the heading "Leases") on
Schedule 4.1(G) and on Schedule 4.1(H) are all of the leasehold interests of any Acquired Company (or the Seller to the extent related to the Business) under leases of real property (such leases, the "Leases", and the real estate subject to such leases, the "Leased Real Properties"). The locations and parcels of real estate which together comprise the Leased Real Properties and the Owned Real Properties (collectively, the "Current Locations") comprise all of the real estate owned or leased by the Seller for use in the Business as presently conducted or by any Acquired Company. Each Acquired Company listed on Schedule 4.1(H) or Schedule 4.1(G) as the owner of any Owned Real Property or as the holder of any leasehold interest in any Leased Real Property has good and marketable title to such Owned Real Property and to such leasehold interest, free and clear of all Liens except as set forth on Schedule 4.1(H). Except as set forth on Schedule 4.1(H), there are no subtenants under any of the Leases, and the Seller has delivered to the Purchaser true and complete copies of each Lease and of all extensions, renewals, guaranties, waivers and amendments thereto.

     (ii) Except as set forth on Schedule 4.1(H), on each of the Current Locations (other than the Head Office), a "Fuddruckers" restaurant is presently open and operating in the ordinary course.

     (iii) Except as set forth on Schedule 4.1(H), no condemnation, zoning, environmental or other land use regulation proceedings are pending, or to the knowledge of the Seller, threatened, with respect to any of the Current Locations, nor has any such property been condemned except for any such condemnation which does not and will not impair the ability of any Current Location to be operated in accordance with applicable zoning or other land use Laws as a restaurant substantially in the manner operated immediately prior to such condemnation. All past and ongoing improvements at the Current Locations were performed, and are being performed, in accordance with applicable Laws.

     (iv) Except as set forth on Schedule 4.1(H) and except for any such failure to have access as could not reasonably be anticipated to result in a Material Adverse Effect on the Business, the Acquired Companies have access to public roads or valid easements over private streets or private property for such ingress to and egress from each of the Current Locations as is necessary for the conduct of the Business as conducted as of the date hereof, and to the knowledge of the Seller, no change therein has been proposed by any Person or Governmental Entity. The consummation of the transactions contemplated by this Agreement will not adversely affect any such access or easements.

     (v) Except as set forth on Schedule 4.1(H), there are no special assessments filed, pending or, to the Seller's knowledge, proposed, against the Owned Real Properties or any portion thereof, including, without limitation, any street improvement or special district assessments.

     (vi) Except as set forth on Schedule 4.1(H), there are no so-called "linkage" payments, "impact fees," "voluntary contributions," or "voluntary payments" due and/or payable with respect to the Owned Real Properties.

     (vii) Except as set forth on Schedule 4.1(H), the Owned Real Properties are each legal and separate lot(s) under applicable subdivision statutes and ordinances and for tax assessment purposes, and are each an independent unit which does not rely on any facility or property (other than facilities of public utility and water companies) located on any property not included in such Owned Real Property (a) to fulfill any zoning or building code or any other municipal or governmental requirement or structural support, or (b) except for common areas or shared services reflected in any Business Commitment listed on Schedule 4.1(G), for furnishing essential building systems of utilities, including, without limitation, electrical, plumbing, drainage, mechanical, heating, ventilating and air conditioning systems; and no building or other improvements not included in any such Owned Real Property relies on any part of the Owned Real Property to fulfill any zoning, building code or any other governmental or municipal requirement, or structural support, or the furnishing to such building or improvement of any essential building system or utilities. The Seller has not received, nor, to the Seller's knowledge, is there any violation or any notice or record of any violation, of any restriction, condition, covenant or agreement concerning the Owned Real Property or the use thereof contained in any instrument of record or in any federal, state, municipal or governmental permit, rule or regulation applicable to the Owned Real Property except for any such violation which could not reasonably be anticipated to have a Material Adverse Effect on the Business.

     (viii) To the Seller's knowledge, there are no restrictive covenants or agreements affecting any of the Owned Real Properties except as reflected on
Schedule 4.1(H).

     (ix) Except as expressly set forth in the Leases and except as set forth on
Schedule 4.1(H), none of the Seller with respect to the Business or any Acquired Company is subject to any obligation to pay any broker's or other fee or commission upon the renewal of any Lease or the purchase or lease of any Current Locations or additional "Fuddruckers" locations.

     I. Other Assets. Except as set forth on Schedule 4.1(I), (a) the Company owns all of the Assets located at each of the Current Locations occupied, owned or leased by it as specified on Schedule 4.1(H) and on Schedule 4.1(G) and at its principal place of business located at 55 Ferncroft Road, Danvers, MA 01923 (the "Head Office"), and (b) ARVI owns all of the Assets located at each of the Current Locations occupied or leased by it as specified on Schedule 4.1(G). Except as set forth on Schedule 4.1(I), the Company, ARVI and the Seller have (and as to the Transferred Seller Assets, at the Closing the Company will have) good and marketable title to all Assets and Transferred Seller Assets free and clear of all Liens other than Liens for Taxes which are not due and payable or which may thereafter be paid without penalty and which are reflected in the March Balance Sheet and which will be reflected in the June Financials and in the Closing Statement (to the extent that they constitute Current Liabilities). All of the Assets and the Transferred Seller Assets necessary to operate the Business as currently conducted are maintained in current operating condition, normal wear and tear excepted. Except as set forth on Schedule 4.1(I), the Assets, together with the Owned Real Property, the Leases and the Transferred Seller Assets, taken as a whole, comprise all assets necessary to operate the Business as presently conducted, provided, however, that the Seller makes no representation as to the sufficiency or adequacy of the Transferred Seller Assets to perform corporate overhead functions currently being performed for the Business and the Acquired Companies by the Seller, including without limitation functions relating to payroll, preparation of financial statements and management reports, purchasing, insurance and risk management, non-store level technology and management information systems, employee benefits, and mail room and related functions.

     J. Intellectual Property. Set forth on Schedule 4.1(J) is a list of all licenses, patents, copyrights, designs and drawings, trademarks, service marks, trade names, computer software, and other intellectual property rights, and all applications therefor and registrations thereof (collectively, together with all engineering and manufacturing documents, technical manuals, patterns, processes, formulae, know how, trade secrets, and Proprietary Information, the "Intellectual Property") to the extent such are currently used or were designed for use (whether or not currently used) in the operation of the Business as presently conducted, indicating in each case whether such Intellectual Property is owned or licensed and if any Person other than the Company owns or licenses the same, the name of such other Person. Except as set forth on Schedule 4.1(J), the use of the Intellectual Property listed on Schedule 4.1(J) as currently used does not infringe upon any intellectual property rights of others and none of the Seller or any Acquired Company has received any written notice of a conflict with the asserted rights of others in connection with the use of any such Intellectual Property that has not been satisfied or withdrawn. Except as set forth on Schedule 4.1(J), the Seller has no knowledge of any infringing use of any Intellectual Property listed on Schedule 4.1(J) by others, and to the Seller's knowledge, no franchisees of the Seller or of any Acquired Company claims or has ever claimed any rights in any such Intellectual Property other than in accordance with their rights as franchisees under the Franchise Agreements.

     K. Litigation. Except as set forth on Schedule 4.1(K), there are no Legal Proceedings pending or, to the knowledge of the Seller, threatened: (i) against or involving any Acquired Company, the Seller to the extent related to the Business, the Shares, any of the Assets or any of the Transferred Seller Assets, or that may, with the passage of time or otherwise, result in the imposition of a mechanic's, serviceman's, materialman's or any other Lien with respect to any of the Current Locations, or
(ii) against or involving any Acquired Company or the Seller, by any Company Employee (as hereinafter defined), Seller Employee (as hereinafter defined), or Former Employee (as hereinafter defined) arising out of employment by any Acquired Company, or the Seller relating to the Business, including without limitation any Legal Proceeding for unlawful employment practices or discrimination in employment or (iii) against or involving any predecessors or Affiliates of any Acquired Company or the Seller to the extent related to the Business, the Shares, any of the Assets or any of the Transferred Seller Assets or (iv) that seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement. None of the Seller or any Acquired Company is in default with respect to any Order.

     L. Compliance With Laws. (i) The Business is operated and has been operated in compliance (and the Current Locations and the Seller's and any Acquired Company's use of the same comply) with all applicable Laws, including without limitation the Americans with Disabilities Act and all Laws relating to wage and hour restrictions, payment of minimum wages, minimum age of employees, liquor, food and beverage quality standards or disclosures (including without limitation any so-called "Consumer Protection" Laws), entertainment and restaurant licensing, zoning and property use, or noise and nuisance, except for any failure to so comply as could not reasonably be anticipated to result in a Material Adverse Effect on the Business.

     (ii) Without limiting the generality of clause (i) above, the Seller has made all filings required to be filed by it under the Securities Exchange Act of 1934, including each Current Report on Form 8-K, Proxy or Information Statement, Annual Report on Form 10-K and Quarterly Report on Form 10-Q (collectively, the "SEC Reports"). The SEC Reports, as of their respective filing dates, complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, and did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (iii) (a) Without limiting the generality of clause (i) above, none of the Seller or any Acquired Company has Liability under any, and each Acquired Company is presently in compliance with, all Environmental Laws (as hereinafter defined), except for any failure to so comply as could not reasonably be anticipated to result in a Material Adverse Effect on the Business, applicable to (1) the Current Locations, and any facilities and operations thereon, (2) any other location which the Seller or any of its Affiliates has at any time leased or owned for use in, or at which the Seller or any of its Affiliates has at any time conducted, the Business, or (3) any other location which any Acquired Company, or any Affiliate of any one of them has at any time leased or owned, or at which any Acquired Company or any Affiliate of any one of them has at any time conducted any activities or operations, including without limitation the Business (all such other locations referred to in paragraph (2) and (3) above, the "Other Locations"); (b) the Acquired Companies have all Licenses necessary under all applicable Environmental Laws for the conduct of the Business and their activities and operations at the Current Locations, which Licenses are or will be listed on Schedule 4.1(G); (c) except as set forth on Schedule 4.1(L), to the knowledge of the Seller, there exists no Environmental Condition (as hereinafter defined) with respect to any of the Current Locations or any facilities or operations thereon or any of the Other Locations or any facilities or operations thereon; (d) none of the Seller or any Acquired Company has generated, manufactured, refined, transported, treated, stored, handled, disposed of, transferred, produced or processed any Hazardous Materials (as hereinafter defined) in violation of any applicable Environmental Laws, except for any violation of such Environmental Laws as could not reasonably be anticipated to result in a Material Adverse Effect on the Business; (e) except as set forth on Schedule 4.1(L), to the knowledge of the Seller, there has been no Release or Threat of Release (as such terms are hereinafter defined) of any Hazardous Materials at the Current Locations or any of the Other Locations; (f) none of the Seller with respect to any Current Location or Other Location or any Acquired Company has entered into any Commitments relating to cleanup, abatement or other actions in connection with any Environmental Condition; (g) none of the Seller or any Acquired Company has received a request for information, notice, demand letter, or notice of a Legal Proceeding with respect to any Environmental Condition relating to any of the Current Locations or any facilities or operations thereon, any of the Other

Locations or any facilities or operations thereon or the generation, storage, handling, treatment, transportation or disposal of Hazardous Materials at or from any such Location; (h) none of the Seller or any Acquired Company is in violation of any Environmental Laws relating to asbestos or asbestos containing materials; (i) except as set forth on Schedule 4.1(L), to the knowledge of the Seller, no polychlorinated biphenyls are used or stored at any of the Current Locations; (j) except as set forth on Schedule 4.1(L), to the knowledge of the Seller, none of the Seller or any Acquired Company currently uses any private water or sewer system at any of the Current Locations, but rather uses public water and sewer systems at all of the Current Locations; and (k) except as set forth on Schedule 4.1(L), to the knowledge of the Seller, no underground storage tanks exist at or on any of the Current Locations.

          (iv) For purposes of this Agreement, the following terms shall have the following meanings:

          (a) "Environment" shall mean soil, surface waters, groundwater, land, stream and other sediments, surface or subsurface strata, ambient air and any other environmental medium.

          (b) "Environmental Condition" shall mean any condition with respect to the Environment, whether or not yet discovered, which results, could reasonably be expected to result, or has resulted in any material damage, loss, cost, expense, claim, demand, Order or Liability to or against the Seller or any Acquired Company by any Person (including without limitation any Governmental Entity) under any Environmental Law.

          (c) "Environmental Laws" shall mean any and all applicable federal, state, county or local laws, ordinances or regulations relating to (1) the generation, discharge, release, containment, storage, transportation or cleanup of Hazardous Materials or other contaminants or similar materials and (2) the protection of human health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation Liability Act of 1980, 42 U.S.C. sec.9601 et seq., the Solid Waste Disposal Act, 42 U.S.C. sec.6901 et seq., and any other federal, state, county, or local statutes or implementing regulations (or any other statutes or implementing regulations of any other Governmental Entity) relating to, regulating, or having jurisdiction over any Hazardous Materials, Environmental Condition, Release, or Threat of Release (all as amended).

          (d) "Hazardous Materials" shall mean any pollutants, toxic substances, hazardous wastes, hazardous materials, hazardous substances or oil or other petroleum products, including, without limitation, polychlorinated biphenyls, asbestos and asbestos containing materials, as any of the foregoing may be defined in any Environmental Law.

          (e) "Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the Environment.

          (f) "Threat of Release" shall mean a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

          (g) "Governmental Entity" shall mean any federal, state or local, domestic or foreign, court, government, governmental agency, authority, entity or instrumentality.

     M. Employee Matters. (i) Schedule 4.1(M) accurately lists all of the current employees of the Acquired Companies (the "Company Employees"), all of the Seller Employees (as hereinafter defined), and all Employee Benefit Plans and Benefit Arrangements currently applicable to Company Employees, Seller Employees or Former Employees (as hereinafter defined). Except as set forth on
Schedule 4.1(M), each Employee Benefit Plan complies in all respects and has been operated and administered in all respects in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent that ERISA is applicable, and all other applicable Laws, except for any failure to so comply or to be so operated and administered as could not reasonably be anticipated to result in a Material Adverse Effect on the Business; no "reportable event" (for which the notice requirement is not waived by the applicable regulations under ERISA), "prohibited transaction" (as such terms are defined in ERISA and the Code, as applicable) or termination has occurred with respect to any Employee Benefit Plan; and each Employee Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA has been determined by the

Internal Revenue Service (the "IRS") to be qualified under Section 401(a) of the Code, and to the Seller's knowledge, no event or omission has occurred which would cause any such Employee Benefit Plan to lose such qualification. Except as set forth on Schedule 4.1(M), no Company Employee, Seller Employee or Former Employee nor any beneficiary or dependent of any of them is or may become entitled to post employment health care or any other non-pension benefits (other than as required by Law) by reason of their employment by the Seller or any Acquired Company or termination of such employment and no Company Employee, Seller Employee or Former Employee will have rights to any severance payment or any other benefits by reason of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or, subject to Section
13.16 in the event of their termination prior to or following the Closing by the Seller or any Acquired Company. The Seller has made available to the Purchaser all material plan documents and other material documents relating to the Employee Benefit Plans and Benefit Arrangements.

     (ii) For purposes of this Agreement:

          (a) the term "Arrangements" means all employment policies, practices or other arrangements to provide employee or executive compensation or benefits with respect to employees and/or their spouses or beneficiaries, including without limitation any such policies or practices relating to life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refunds, service awards, company cars, scholarships, relocation, patent awards, fringe benefits, contracts, collective bargaining agreements, individual employment, consultancy or severance contracts; but excluding in all events Benefit Plans;

          (b) the term "Benefit Arrangements" means all Arrangements that the Seller or any Acquired Company is providing or is obligated to provide, or under which the Seller or any Acquired Company has any obligation to make any contributions or other payments, with respect to Company Employees, Seller Employees, Former Employees and/or any of their spouses or beneficiaries;

          (c) the term "Benefit Plans" shall mean each and all "employee benefit plans" as defined in Section 3(3) of ERISA;

          (d) the term "Employee Benefit Plans" means each and all Benefit Plans required to be maintained or contributed to by the Seller or any Acquired Company or in which the Seller or any Acquired Company participates or under which the Seller or any Acquired Company has any obligation to make any contributions or other payments or provides any benefits with respect to Company Employees, Seller Employees, Former Employees and/or any of their spouses or beneficiaries, including (1) any such plan that is an "employee welfare benefit plan" as defined in Section 3(l) of ERISA, including retiree medical and life insurance plans and (2) any such plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA; and

          (e) the term "Former Employees" means all employees employed by any Acquired Company, or the Seller for the Business, at any time prior to the Closing but not employed by any Acquired Company or the Seller on the date hereof, including any person on long-term leave of absence or long-term disability on the date hereof.

     N. Labor Relations. No Company Employee or Seller Employee is a party to or subject to any collective bargaining agreements. Except as set forth on
Schedule 4.1(M): (i) none of the Seller or any Acquired Company has any personnel policy applicable to, any Company Employee, Seller Employee or Former Employee; and (ii) there are, and have been within the last four years, no strikes or work slowdowns pending or, to the knowledge of the Seller, threatened, against or affecting any Acquired Company or the Business. To the knowledge of Seller, no union organizational campaign is currently, or has been within the last four years, pending with respect to employees involved in the Business.

     O. Insurance Policies. Schedule 4.1(O) accurately lists all workers, compensation, general liability, casualty, property damage, products liability, auto liability, excess general liability or any other insurance policy or program (collectively, "Insurance"), which the Seller currently maintains in force and covering the Business, the Assets, the Transferred Seller Assets or the Current Locations or any facilities or operations thereon, including (i) the broker for each such policy of Insurance and (ii) the periods covered by each such policy of Insurance. Except as set forth on Schedule 4.1(O), (i) all such Insurance is in full force and effect, (ii) all premiums, including any current or future retrospective premiums or other like arrangement with respect to such policies of Insurance which are currently maintained have been paid when due or have been accrued on the March Balance Sheet (or will be accrued on the June Financials and on the Closing Statement), (iii) no recommendation has been made by any insurer to the Seller or any Acquired Company under any such currently maintained policy of Insurance which is required for or relates to the maintenance or renewal of any such policy, (iv) no notice of cancellation or termination has been received with respect to any such policy of Insurance, (v) except as set forth in Schedule 4.1(O), no claim is currently reserved or, to the knowledge of the Seller, should be reserved under any policy of Insurance involving an amount in excess of $5,000, and (vi) all such Insurance is so-called "occurrence-based" Insurance. Except as set forth on Schedule 4.1(O), none of the Seller or any Acquired Company has and in the past has had any Insurance which is or was maintained as self-insurance.

     P. Taxes. (i) Except as set forth on Schedule 4.1(P) or as could not reasonably be anticipated to result in a Material Adverse Effect on the Seller or the Business, (A) all Tax Returns (as hereinafter defined) required to be filed by the Seller, any Acquired Company or any Applicable Affiliate have been filed on a timely basis under the Laws of each jurisdiction in which any Tax Return is so required to be or to have been filed, (B) all such Tax Returns were complete and accurate as filed, and (C) all Taxes shown as owing on such Tax Returns and all other Taxes owed by the Seller, any Acquired Company or any Applicable Affiliate have been paid, whether or not such Taxes are disputed or shown on any Tax Return. For purposes of this Agreement, the term "Applicable Affiliate" means any Person that, on or before the Closing Date, is or was a member of any "affiliated group" within the meaning of Code section 1504(a) (or similar group defined under a similar provision of state, local or foreign Law) that filed a consolidated federal income Tax Return that includes or included any of the Acquired Companies or for any Taxes of which any Acquired Company is or could be liable (jointly and severally or otherwise). All Taxes relating to the Acquired Companies, the Business (excluding EMA), the Assets or the Seller Assets not yet due but accruable in accordance with GAAP on or before the date hereof or allocable to a period ending on or before the date hereof or to a portion of a period beginning before and ending after the date hereof have been adequately reserved for on the Financial Statements and will be adequately reserved for on the June Financials and on the Closing Statement. Except as set forth on Schedule 4.1(P) or as could not reasonably be anticipated to result in a Material Adverse Effect on the Seller or the Business, none of the Seller, any Acquired Company or any Applicable Affiliate has executed or filed with the IRS or any other taxing authority any agreement extending the period for filing any Tax Return relating to or otherwise affecting the Seller, the Acquired Companies, the Business (excluding EMA), the Assets or the Seller Assets.

     (ii) Except as set forth on Schedule 4.1(P) or as could not reasonably be anticipated to result in a Material Adverse Effect on the Seller or the Business, no claim for assessment or collection of Taxes relating to or otherwise affecting the Seller, the Acquired Companies, the Business (excluding
EMA), the Assets or the Seller Assets has been asserted and is currently pending against the Seller, any Acquired Company, any Applicable Affiliate, any of the Assets or any of the Seller Assets. None of the Seller, any Acquired Company or any Applicable Affiliate is a party to any pending Legal Proceeding by any Governmental Entity for the assessment or collection of Taxes relating to or otherwise affecting the Seller, any Acquired Company, the Business (excluding
EMA), the Assets or the Seller Assets.

     (iii) Except as set forth on Schedule 4.1(P) or as could not reasonably be anticipated to result in a Material Adverse Effect on the Seller or the Business, no waivers of statutes of limitation in respect of any Taxes or Tax Returns relating to or otherwise affecting the Seller, any Acquired Company, the Business (excluding EMA), the Assets or the Seller Assets have been given or requested by the Seller, any Acquired Company, or any Applicable Affiliate nor has the Seller, any Acquired Company, or any Applicable Affiliate agreed to any extension of time with respect to a Tax assessment or deficiency relating to or otherwise affecting the Seller, any Acquired Company, the Business (excluding
EMA), the Assets or the Seller Assets. The federal income Tax Returns of, or which include, the Seller, any Acquired Company, and any Applicable Affiliate for all periods to and including any period ended prior to July 1, 1996, have either been examined by the IRS or the period of limitations for the assessment or collection of any deficiency with respect to such period has expired. Except as noted on Schedule 4.1(P), to the Seller's knowledge no claim has been made at any time by a Governmental Entity in a jurisdiction where the Seller, any Acquired Company, or any Applicable Affiliate does not currently file Tax Returns that any of such Persons is or may be subject to taxation by such jurisdiction nor is the Seller aware that any such assertion of jurisdiction is threatened. No security interests have been imposed upon or asserted against any of the Assets or Seller Assets or the Shares as a result of or in connection with any failure, or alleged failure, to pay any Tax. No ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Seller, any Acquired Company, or any Applicable Affiliate with respect to the Seller, any Acquired Company, the Business (excluding EMA), any Assets or any Seller Assets.

     (iv) Except as disclosed on Schedule 4.1(P) or as could not reasonably be anticipated to result in a Material Adverse Effect on the Seller or the
Business: (A) none of the Seller or any Acquired Company has filed a consent under Section 341(f) of the Code, (B) none of the Seller or any Acquired Company is obligated to make any payments that may constitute "excess parachute payments," as defined in Section 280G of the Code, (C) none of the Seller or any Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (D) none of the Seller or any Acquired Company is a party to any agreement that is or may be characterized as a lease under the safe-harbor leasing provisions of Section 168(f)(8) (now repealed) of the Internal Revenue Code of 1954 that would result in any Asset or Seller Asset being treated as owned by another Person, and (E) none of the Assets or Seller Assets is tax-exempt use property within the meaning of Section 168(h) of the Code or tax-exempt bond financed property within the meaning of
Section 168(g)(5) of the Code.

     (v) The Seller has delivered to the Purchaser true and correct copies of the federal income Tax Returns filed with respect to the Seller or any Acquired Company for tax years ending in 1993, 1994, 1995, 1996, and 1997. Except as disclosed on Schedule 4.1(P), no such Tax Returns have been audited or are currently the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all examination reports and statements of deficiencies accrued against or agreed to by the Seller, any Acquired Company or any Applicable Affiliate since June 25, 1992.

     (vi) None of the Seller or any Acquired Company has entered into any tax-sharing agreement or other agreement, whether or not written, providing for the payment of Taxes or entitlement to refunds and related matters with any other party, other than the Tax Allocation Agreement (as hereinafter defined).

     (vii) Except as set forth on Schedule 4.1(P) or as could not reasonably be anticipated to result in a Material Adverse Effect on the Seller or the Business, each of the Seller, the Acquired Companies and each Applicable Affiliate has withheld and paid all Taxes required to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party.

     (viii) Except as set forth on Schedule 4.1(P) or as could not reasonably be anticipated to result in a Material Adverse Effect on the Seller or the Business, none of the Assets or Seller Assets is held in an arrangement for which Tax Returns as a partnership have been, are required to, or may be filed.

     Q. La Salsa. As of the Closing, no Acquired Company has or will have any Liability or further obligations in respect of the La Salsa License Agreement (the "La Salsa Agreement") made and executed as of February 14, 1996 by and among La Salsa Franchise, Inc., La Salsa Holdings, Inc., the Company and International, except for any Liabilities under Sections 3.7, 3.8(c), 3.8(d), 6,
7.3 with respect to fees incurred prior to the termination which shall in any case be Retained Liabilities hereunder, 8.1, 9, 10, 15.2 and 16 of the La Salsa Agreement.

     R. Solvency; No Successor Liability. Both as of the date of this Agreement and taking into account the transactions contemplated hereby and the intended or otherwise anticipated disposition of the proceeds thereof, (i) the aggregate fair market value of each of the Seller's and Champps' respective assets is now and will then be greater than their respective Liabilities; (ii) each of the Seller and Champps is now and will then be able to pay its then-existing debts as they become due in the ordinary course, and (iii) the fair salable value of each of the Seller's and Champps' respective assets is now and will then be greater than the amount that will be required to pay their respective probable liability on each of their then-existing debts as they become due.

     S. Brokers' Fees. None of the Seller or any Acquired Company, or any Affiliate of any one of them has made any agreement or taken any other action which will cause the Purchaser to become obligated for any broker's or other fee or commission as a result of any of the transactions contemplated by this Agreement.

     T. Certain Payments. None of the Seller, any Acquired Company, or any Affiliate, director, officer, or agent of any one of them, or any Company Employee, Seller Employee, or Former Employee, or to the Seller's knowledge, any other Person associated with or acting for or on behalf of any Acquired Company or the Business (except for EMA), has directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, employee of any Governmental Entity, or other Person who is or may be in a position to help or hinder the Business (except for EMA) (i) which subjected or could reasonably be anticipated to subject the Seller or any Acquired Company to any suit, damage or penalty in any civil or criminal Legal Proceeding, or (ii) which, in the case of a payment made directly or indirectly to an official or employee of any Governmental Entity, constitutes an illegal bribe or kickback (or, if made to an official or employee of a foreign Governmental Entity, is unlawful under the Foreign Corrupt Practices Act of 1977) or, in the case of a payment made directly or indirectly to a Person other than an official or employee of a Governmental Entity, constitutes an illegal kickback or other illegal payment under any Law which subjects the payor to a criminal penalty or, except where such loss could not reasonably be anticipated to result in a Material Adverse Effect on the Business, the loss of a License or privilege to engage in a trade or business or the termination of a Commitment.

     U. Relationships with Related Persons. Except as set forth on Schedule 4.1(U), none of the Seller or any current Affiliate thereof (other than those Affiliates that are institutional stockholders of the Seller) owns, of record or beneficially, any Equity Securities or any other financial or profit interest in, a Person other than an Acquired Company or EMA that has (i) had material business dealings or a material financial interest in any transaction with any other Acquired Company, or (ii) engaged in competition with any such other Acquired Company in any market presently served by such other Acquired Company, except in each case for the ownership of up to 2% of the outstanding Equity Securities of any publicly traded corporation.

     V. Franchise. (i) From the time the Seller and each Acquired Company commenced franchising, the Seller and each Acquired Company have complied with all domestic and, where applicable, international laws pertaining to the offer and/or sale of a franchise or regulating the franchise relationship (collectively, "Franchise Laws"), except for any failure to comply as could not reasonably be anticipated to result in a Material Adverse Effect on the Business. As used in this Section 4.1(V), "Seller" and "Acquired Company" shall include each of their respective predecessors and agents, if any, involved in "Fuddruckers" franchising activity; and "laws" and "Franchise Laws" shall include but not be limited to statutes, regulations, rules, policies, interpretations, judicial and administrative opinions, and guidelines and, further, shall include business opportunity laws to the extent any such law may be deemed applicable by any regulatory authority or court to the "Fuddruckers" franchising activities of the Seller and each Acquired Company.

     (ii) None of the Seller or any Acquired Company has made any statement or omission in any registration application, notice, offering circular, franchise agreement or related document that either has been filed with any Governmental Entity or provided to any franchisee or prospective franchisee, which it knew or should have known was materially incomplete, inaccurate, deceptive, false or misleading. None of the Seller or any Acquired Company has made any representations, written or oral, or omissions to any Governmental Entity, franchisee or prospective franchisee, which it knew or should have known was materially inconsistent or contradictory to the disclosures contained in any registration application, or offering circular, or that were otherwise materially deceptive, false or misleading. The Seller and each Acquired Company have not made any "earnings claims", as that term is defined by or understood in connection with the Uniform Franchise Offering Circular Guidelines promulgated by the North American Securities Administrators' Association, to franchisees or prospective franchisees except in compliance with all Franchise Laws.

     (iii) Schedule 4.1(V) lists each state or other jurisdiction in which the Seller or any Acquired Company has undertaken franchising activities. The Franchise Agreements constitute all of the franchise agreements

(and all oral or written amendments thereto) to which the Seller (in relation to the Business) or any Acquired Company is a party. Each Franchise Agreement is in full force and effect and represents the valid, binding and enforceable obligation of the Seller or any Acquired Company, and to the Seller's knowledge, each of the other parties thereto. The Seller and each Acquired Company have not attempted to enforce any terms or provisions in any "Fuddruckers" franchise agreement (including, without limitation, any Franchise Agreement) in a way that would result in its violation of or noncompliance with any applicable Franchise Laws except for any such violation or noncompliance as could not reasonably be anticipated to result in a Material Adverse Effect on the Business.

     (iv) Prior to each offer and/or sale of a franchise, each prospective franchisee received all offering circulars and other disclosure documents (collectively, "disclosure documents") required to be provided by all then applicable Franchise Laws and, further, all such disclosure documents were provided within timelines prescribed by all such applicable Franchise Laws.

     (v) Each offer and/or sale of a "Fuddruckers" franchise by the Seller or any Acquired Company occurred at a time when all material information contained in the offering circular and other required documents disclosed in each such transaction was current as of that time except for any such failure to be current as could not reasonably be anticipated to result in a Material Averse Effect on the Business.

     (vi) Whenever the Seller or any Acquired Company has offered, attempted to sell or sold a "Fuddruckers" franchise in any state that had at the relevant time a franchise registration statute, rule or regulation, the "Fuddrucker's" franchise offering has been effectively and lawfully registered with each such state except for any failure to be so registered as could not reasonably be anticipated to result in a Material Adverse Effect on the Business.

     (vii) All offering circulars (with attachments and exhibits thereto including the standard "Fuddruckers" franchise agreements then in use) registered with each state or Governmental Entity, or provided by the Seller or any Acquired Company to any prospective franchisee in connection with any offer and/or sale of a "Fuddruckers" franchise, have substantially complied with the format and content requirements of that state's or Governmental Entity's applicable Franchise Laws. With respect to offers and/or sales involving any registration state, prospective franchisees received disclosure documents that were identical in form and content as the then effectively registered disclosure documents.

     (viii) There are no existing or impending defaults by the Seller or any Acquired Company under any of the Franchise Agreements and no event has occurred which (with notice, or lapse of time, or both) would constitute a default by Seller or any Acquired Company thereunder.

     (ix) The Seller has made available to the Purchaser complete and accurate copies of the following past, present and pending documents or information:

          (a) Any documents received by the Seller or any Acquired Company and the outside franchise counsel of the same, during the last five years, from the Federal Trade Commission or any other Governmental Entity relating to any "Fuddruckers" franchising activity, including activity in connection with any registration or attempted registration of a "Fuddruckers" franchise offering.

          (b) All current offering circulars (with attachments, accompanying submissions and exhibits) in the form filed or registered in any state or other jurisdiction.

          (c) All franchise agreements (with related contracts, amendments, attachments and exhibits thereto, whether oral or written) for currently open franchises and franchises closed since 1993, including without limitation the Franchise Agreements and any documents (including notices and correspondence) related to the performance (or alleged failure of performance or default) of the Seller or any Acquired Company and each franchisee under the applicable franchise agreements.

          (d) All documents relating to the transfer or sale of a franchise by a franchisee and the Seller's and each Acquired Company's assistance, if any, with the same and all franchises (y) terminated by any Acquired Company or the Seller before the expiration of their term or (z) not renewed at the end of the franchise agreement's terms.

          (e) All versions of any current operating manual for franchisees.

     W. Champps. Champps is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota. Champps has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation by Champps of the transactions contemplated by the terms and provisions of this Agreement to be performed by it has been duly authorized by all requisite corporate action. This Agreement has been duly executed by Champps and, assuming the due execution of this Agreement by the Purchaser, this Agreement constitutes a valid and binding obligation of Champps enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and to general principles of equity. Neither the execution and delivery by Champps of this Agreement nor the consummation by Champps of the transactions contemplated hereby: (i) violates or will violate any Law applicable to Champps; (ii) violates or will violate any Order applicable to Champps; (iii) results or will result in a breach of or default under the certificate or articles of incorporation or bylaws of Champps, or conflicts or will conflict or results or will result in any breach of any Commitment applicable to Champps; (iv) results or will result in the imposition of any Lien on any of Champps' assets; or (v) results or will result and/or give rise to any claim or judgment against Champps, except for any of the foregoing as could not reasonably be anticipated to result in a Material Adverse Effect on Champps.

     X. EMA. Schedule 4.1(X) lists: (a) all of the Commitments (the "EMA Agreements") to which the Company is a party relating to EMA, and (b) all Liabilities of the Company towards EMA or its stockholders (other than the Company) which are not contained in the EMA Agreements. The Company is in compliance with all of its obligations under the EMA Agreements and the other Liabilities the existence of which are listed on Schedule 4.1(X), except where the failure to so comply could not reasonably be anticipated to result in a Material Adverse Effect on the Business. The Seller has delivered true and complete copies of all of the EMA Agreements to the Purchaser.

     Y. ARVI. The Company has no contractual obligations or other Liabilities towards ARVI or the other stockholders thereof except for those obligations as are found in the Commitments listed on Schedule 4.1(Y) and obligations imposed under the corporate Laws of the State of Virginia. The Company has the right to purchase all of NARLP's Equity Securities in ARVI on January 31, 2000 for $5,400,000 under the terms of the Put/Call Agreement dated as of October 22, 1993 as amended November 24, 1993 (the "Put/Call Agreement") between the Company and New American Restaurants Limited Partnership ("NARLP"). The "Investor Value Added", as defined in the Put/Call Agreement, is zero.

     SECTION 4.2 Certain Defined Terms. As used in the foregoing Section 4.1 and elsewhere in this Agreement, the terms set forth below shall have the following meanings:

          "Assets". As used herein, the term "Assets" shall mean all of the properties (including without limitation the Owned Real Properties), rights, claims, judgments, cash (to the extent included in the Working Capital and the Final Working Capital), Commitments, Licenses, Intellectual Property, Equity Securities, machinery, equipment, leasehold improvements, vehicles, parts, furniture, furnishings, plant and office equipment and other assets, whether fixed or personal, tangible or intangible, real or personal, choate or inchoate, wherever located, owned, leased or otherwise held, by any Acquired Company.

          "Commitments". As used herein, the term "Commitments" shall mean all contracts, agreements, guaranties, loans, other rights or obligations of a contractual nature, Licenses, Leases, franchises, rights or arrangements, and all warranties or other transferable benefits.

          "Current Receivables". As used herein, the term "Current Receivables" shall mean each of the Receivables that are Current Assets.

          "Disclosure Schedule". As used herein, the term "Disclosure Schedule" shall mean the Schedules attached hereto, which Schedules are incorporated herein and made a part hereof, fully as if the same were set forth in the body of this Agreement in their entirety. The information disclosed on any Schedule shall be deemed to have been disclosed on each other Schedule regardless of the presence or absence of internal cross-references, except that (a) the financial statements (but not the footnotes) attached as

     Schedule 4.1(D)(i), Schedule 4.1(D)(ii) and Schedule 4.1(D)(iii) and the information disclosed and reflected in such financial statements shall not be deemed to have been disclosed on any other Schedule, and (b) none of the information disclosed on any Schedule other than Schedule 4.1(B) (except for Section 4.1(B)(iv) and the last sentence of Section 4.1(B)), Schedule 4.1(C), Schedule 4.1(D)(i), Schedule 4.1(D)(ii) and Schedule 4.1(D)(iii) shall be deemed to have been disclosed on Schedule 4.1(B), Schedule 4.1(C),
     Schedule 4.1(D)(i), Schedule 4.1(D)(ii), or Schedule 4.1(D)(iii) unless a specific cross-reference to another Schedule is noted on such Schedules.

          "EBITDA". As used herein, the term "EBITDA" shall mean for any period, an amount equal to the consolidated net income of a Person determined in accordance with GAAP consistently applied, plus the following to the extent deducted in computing such net income for such period: (i) all interest and all amortization of debt discount and expense on any indebtedness for such period, (ii) Taxes on income for such period, (iii) depreciation for such period, (iv) amortization for such period, and (v) other non-cash charges resulting from the application of Statement of Financial Accounting Standards No. 121 ("FAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed
     Of ".

          "Excluded Items". As used herein, the term "Excluded Items" shall mean any and all of the Current Assets (including Current Receivables) and Long-Term Receivables that the Purchaser has required the Seller, in accordance with Section 2.2(A)(ii) and Section 2.3(C), to have Transferred to itself at or prior to the Closing or to purchase from the Purchaser post-Closing.

          "Inventory". As used herein, the term "Inventory" shall mean all inventories, including raw materials, food and beverage inventories, liquor, wine, beer, soft drinks, linens, tableware, glasses, smallwares, dishes, ingredients and work in process, finished product and administrative, cleaning and other supplies and materials including, without limitation, any of the foregoing which are in the possession of any subcontractor or other bailee.

          "Long-Term Receivables". As used herein, the term "Long-Term Receivables" shall mean each of the Receivables other than the Current Receivables, including those franchise and lease receivables listed on
     Schedule 4.2 attached hereto.

          "Material Adverse Change". As used herein, the term "Material Adverse Change" shall mean any change or changes in the business, financial condition or results of operations of any Acquired Company or the Business which changes taken as a whole result, or could reasonably be anticipated to result, in an aggregate decrease in the annualized EBITDA of the Acquired Companies by more than $600,000 following such change or changes.

          "Material Adverse Effect". As used herein, the term "Material Adverse Effect on the Business" shall mean a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Business taken as a whole or of the Acquired Companies taken as a whole whether prior to or following the Closing and shall be deemed to include in any case any event or series of events resulting in either (a) the incurrence by, imposition upon, or attachment against, any Acquired Company or its assets, of aggregate Liabilities with respect to the representations or warranties to which the concept of Material Adverse Effect is being applied in excess of $100,000, or (b) the material impairment of the ability to operate the Business (including without limitation, the ability to operate any one or more "Fuddruckers" restaurant). As used herein, the term "Material Adverse Effect" when used with specific reference to any Person shall mean a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of such Person.

          "Receivable(s)". As used herein, the term "Receivable(s)" shall mean each of the trade, miscellaneous, accounts and notes receivable arising out of the sale or lease of goods or the rendering of services and any amount payable and all security for any of the foregoing.

          "Retained Liabilities". As used herein, the term "Retained Liabilities" shall mean all Liabilities of the Seller and the Acquired Companies other than the Transferred Liabilities, including without limitation, regardless of any disclosure made in the Disclosure Schedule,
     (i) any Liabilities under any
     current or pending Legal Proceedings, (ii) any Liability for Taxes for which the Seller is responsible under this Agreement, (iii) any Liability of the Company in connection with the sublease of the Saugus Restaurant or the Andover Restaurant and any other Liability in connection with the Saugus Restaurant or the Andover Restaurant, (iv) any Liability under any Business Commitments which are required to be disclosed on any Schedule to this Agreement and have not been so disclosed (unless the Acquired Companies elect to continue to receive the performance of the other party(ies) to such Commitments), (v) any Liability which would constitute a breach of any of the Seller's representations and warranties under this Agreement, (vi) any Commitment listed on Schedule 4.2(A), and (vii) any other Liability (other than the Transferred Liabilities) arising out of or relating to the operation of the Business prior to the Closing regardless of whether the Purchaser would be deemed to have otherwise assumed any such Liabilities as a matter of law incident to the purchase of the Shares.

          "Seller Assets". As used herein, the term "Seller Assets" shall mean all of the properties, rights, claims, judgments, cash, Commitments, Licenses, Intellectual Property, machinery, equipment, leasehold improvements, vehicles, parts, furniture, furnishings, plant and office equipment and other assets, whether fixed or personal, tangible or intangible, real or personal, choate or inchoate, wherever located, owned, leased or otherwise held as of the date hereof and as of the Closing Date by the Seller for use in the Business as currently or then conducted.

          "Threshold Licenses". As used herein, the term "Threshold Licenses" shall mean any Licenses, the absence of which would: (a) cause an interruption in the ordinary course operation of the Business (except for EMA), or (b) cost more than $1,000 per License, or $25,000 in the aggregate, to renew, file, or otherwise reinstate, obtain or replace.

          "Transferred Liabilities". As used herein, the term "Transferred Liabilities" shall mean all Current Liabilities reflected in the Final Working Capital, all obligations under Business Commitments and Business Licenses to which any of the Acquired Companies is a party arising following the Closing (except that Transferred Liabilities shall not include in any case any Liability under any Business Commitments which are required to be disclosed on any Schedule to this Agreement and have not been so disclosed unless the Acquired Companies elect to continue to receive the performance of the other party(ies) to such Commitments) and any Liability arising out of or relating to the operation of the Business after the Closing including all severance and similar payments due upon termination of Company Employees and, except as set forth in Section 13.16, Seller Employees, after the Closing.

          "Transferred Seller Assets". As used herein, the term "Transferred Seller Assets" shall mean all of the Seller Assets to be Transferred to the Company pursuant to Section 1.2.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

     SECTION 5.1 Representations and Warranties. The Purchaser represents and warrants to the Seller that:

          A. Corporate Existence and Qualification; Due Execution, Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution and performance by the Purchaser of the terms and provisions of this Agreement have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement by the Seller, Champps, and Specialty, this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

          B. No Violation. Neither the execution and delivery by the Purchaser of this Agreement nor the consummation of the transactions contemplated hereby: (i) violates or will violate any provision of Law applicable to the Purchaser; (ii) violates or will violate any Order applicable to the Purchaser; or (iii) results or will result in a breach of or default under the certificate of incorporation or bylaws of the Purchaser.

          C. Capitalization. Michael Cannon owns not less than 85% of the Equity Securities in the Purchaser.

          D. Litigation. There are no Legal Proceedings pending before any Governmental Entity or, to the Purchaser's knowledge, threatened against the Purchaser.

          E. Brokers' Fees. The Purchaser has not made any agreement or taken any other action which will cause the Seller to become obligated for any broker's or other fee or commission as a result of any of the transactions contemplated by this Agreement.

          F. Net Worth. The Purchaser has, and shall have as of the Closing, net worth in cash or freely tradeable securities not issued by Affiliates of the Purchaser equal to at least $20,000,000 and will maintain such net worth through to the Closing.

          G. Compliance With Law. (i) The Purchaser's business is operated and has been operated in material compliance with all applicable Laws.

          H. No Prior Activities. Since its incorporation on July 28, 1998, the Purchaser has owned no assets (other than the cash and securities referred to in Section 5.1(F)), and has not conducted any business or operations except the negotiations of the terms of this Agreement. Except as set forth on Schedule 5.1(H), the Purchaser has no Liabilities, Commitments or obligations with respect to indebtedness or guarantees.

                                   ARTICLE VI

               COVENANTS OF THE SELLER PRIOR TO AND POST-CLOSING

     SECTION 6.1 Access and Investigation. Prior to the Closing, upon reasonable notice from the Purchaser to the Seller given in accordance with this Agreement, the Seller will afford to the officers, attorneys, accountants or other authorized representatives of the Purchaser reasonable access during normal business hours to the facilities, assets, books and records of the Seller and the Acquired Companies so as to afford the Purchaser a reasonable opportunity to make, at its sole cost and expense, such additional review, examination and investigation of the Business, the Assets and the Transferred Seller Assets as the Purchaser may reasonably desire to make, including without limitation examination of the title of the Owned Real Properties, asset appraisals and so-called "Phase I" (i.e., documentary review and walk-through site inspection) preliminary environmental evaluations; provided, however, that no borings or other so-called "Phase II" environmental examinations will be performed without the Seller's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Seller hereby consents to such borings or other so-called "Phase II" environmental examinations as may be recommended in any Update (as hereinafter defined) prepared for Store No. 114 (as hereinafter defined) in accordance with Section 8.6, provided that the Seller is given at least two days' prior notice of any such borings or other examinations. The Purchaser will be permitted to make extracts from or to make copies of such books and records as it may reasonably request. Prior to the Closing, the Seller will furnish or cause to be furnished to the Purchaser such existing financial and operating data and other information pertaining to the Acquired Companies and the Business as the Purchaser may reasonably request so long as such information is available to the Seller or any Acquired Company and does not require additional services of outside auditors or advisors to prepare.

     SECTION 6.2 Operation of the Business. Between the date of this Agreement and the Closing, the Seller will, and will cause each Acquired Company to:

          (i) conduct the Business (excluding EMA) only in the ordinary course consistent with past practice, and use its commercially reasonable efforts to maintain the Assets and the Transferred Seller Assets in their current condition subject to additions, deletions and normal wear and tear in the ordinary course;

          (ii) use its commercially reasonable efforts to preserve intact the current business organization of each Acquired Company and of the Seller to the extent related to the Business, to keep available the services of the current officers and agents of each Acquired Company, the Company Employees and the Seller Employees, and to maintain the relations and good will with suppliers, customers, landlords, creditors, franchisees, Company Employees, Seller Employees, agents, and others having material business relationships with any Acquired Company or with the Seller to the extent related to the Business;

          (iii) confer with the Purchaser concerning operational matters of the Business which are of a material nature, it being understood that notwithstanding anything to the contrary herein until the Closing the Seller and the Acquired Companies shall have sole authority to operate the Business; and

          (iv) keep, or cause to be kept, proper books of record and account such that such books and accounts shall be true and complete as of the date on which the quarterly reports of the Seller and the Acquired Companies are prepared or can be prepared in the ordinary course, and supply to the Purchaser monthly and quarterly unaudited balance sheets and statements of income of the Acquired Companies as a consolidated group, and monthly updates to the March Balance Sheet and the June Financials, as soon as practicable after the end of each month, prepared in accordance with past practice (it being understood that the monthly balance sheets and updates are internally prepared management reports which are not necessarily prepared in accordance with GAAP and are not subject to the same procedures and review as quarterly balance sheets, updates and financial statements).

     SECTION 6.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, none of the changes or events listed in Section 4.1(E) shall have occurred without the prior written consent of the Purchaser.

     SECTION 6.4 Approvals. As promptly as practicable after the date of this Agreement, the Seller will, and will cause each Acquired Company to, make all filings required by Law to be made by them in order to consummate the transactions contemplated by this Agreement (including all filings under the HSR
Act). Between the date of this Agreement and the Closing, the Seller will, and will cause each Acquired Company to cooperate with the Purchaser with respect to all filings that the Purchaser reasonably elects or is required by Law to make in connection with the transactions contemplated by this Agreement (including taking all actions requested by the Purchaser to cause early termination of any applicable waiting period under the HSR Act).

     SECTION 6.5 Notification. Between the date of this Agreement and the Closing, the Seller will promptly notify the Purchaser in writing if the Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Seller's representations and warranties as of the date of this Agreement, or if the Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly required by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule hereto if such Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Seller will promptly deliver to the Purchaser a supplement to the Disclosure Schedule hereto specifying such change. No supplement to the Disclosure Schedule delivered pursuant to this Section 6.5 shall be deemed to cure any breach of any representation or warranty made in this Agreement for the purposes of a determination by the Purchaser that the conditions of Article VIII shall have been met or otherwise, but if the Closing occurs the Disclosure Schedule as so supplemented shall be the Disclosure Schedule for all purposes under this Agreement, including Section 13.14. During the same period, the Seller will promptly notify the Purchaser of the occurrence of any breach of any covenant of the Seller in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

     SECTION 6.6  Liabilities, etc.

     A. Non-Current Liabilities. The Seller hereby agrees and covenants that it shall, prior to or simultaneously with the Closing, perform, pay or discharge, or cause the Acquired Companies to perform, pay or discharge, all to the extent not theretofore performed, paid or discharged, and in each case in accordance with its terms, (1) those Liabilities of the Seller listed in
Schedule 6.6(A)(i), and (2) any and all known Liabilities as of the Closing Date of any Acquired Company ((1) and (2) collectively, the "Non-Current Liabilities") other than in the case of (2), (i) those Liabilities set forth on
Schedule 6.6(A)(ii), (ii) contingent Liabilities or Liabilities for workers' compensation or similar payments not due and payable as of the Closing Date unless otherwise expressly required by this Section 6.6, (iii) Current Liabilities, (iv) all deferred income items (in each case measured as of the Closing Date) of the type indicated on the March Balance Sheet with a triple asterisk (***) including straight line rent adjustment and buy-down royalty accrued income, and (v) Liabilities arising under any Business Commitment applicable to the Acquired Companies following the Closing. Without limiting the generality of the foregoing, the Seller hereby agrees and covenants that it shall, prior to or simultaneously with the Closing, (a) obtain the releases described on Schedule 6.6(A)(iii); and (b) cause all indebtedness owed by the Seller and or any of its Affiliates to an Acquired Company and by an Acquired Company to the Seller, any other Acquired Company or any of their respective Affiliates (whether or not such indebtedness constitutes a Non-Current Liability) to be canceled or forgiven. The Seller shall provide evidence reasonably satisfactory to the Purchaser of the foregoing at the Closing, failing which, the Seller shall disclose to the Purchaser the continued existence of any such Liabilities. The aggregate amount of any Liabilities required to be paid, canceled or forgiven under this Section 6.6(A) at or prior to the Closing and not so paid, canceled or forgiven shall be delivered by the Purchaser to the Escrow Agent as an additional escrow amount (the "Liability Escrow") to be used at the direction of the Seller by the Escrow Agent to pay all such Liabilities and any portion of the Liability Escrow remaining after such payment shall be returned to the Seller as soon as all such Liabilities have been so paid or canceled (and if not so paid or canceled by the termination of the Escrow Agreement the Purchaser may pay such amounts on behalf of the Seller from the Liability Escrow), all as more fully set forth in the Escrow Agreement.

     B.  Intentionally Deleted.

     C. Closed Locations. The Seller shall Transfer to itself at or prior to the Closing, or otherwise assume responsibility for in a manner and on terms reasonably satisfactory to the Purchaser, all Assets and Liabilities (whether Non-Current Liabilities or otherwise, and without the Purchaser being required to make a separate election in respect of the same under Section 2.2(A)(ii) or
Section 2.3(C)) relating to any "Fuddruckers" location that is no longer operating as a "Fuddruckers" restaurant at Closing (including without limitation the locations listed on Schedule 6.6(C)), and shall deliver to the Purchaser, at the Closing, evidence reasonably satisfactory to the Purchaser of the same.

     D. Concluded Litigation. The Seller hereby covenants and agrees that, by no later than the Closing, it shall have paid and discharged all Liabilities in regard to any concluded Legal Proceeding that has been reduced to Judgment against the Seller to the extent relating to the Business or against any Acquired Company, is the subject of an executed settlement agreement or otherwise concluded as of the Closing Date (except for any such Legal Proceeding as to which the Seller is pursuing an appeal), including without limitation those Legal Proceedings listed on Schedule 6.6(D). In addition, to the extent that the Legal Proceeding indicated with an asterisk (*) on Schedule 6.6(D) has not been paid and discharged by the Closing, the Seller hereby agrees that the full amount of the damages and costs awarded in the Judgment Entered After Finding dated March 23, 1998 totaling $41,752.83 shall be delivered by the Purchaser to the Escrow Agent from the Estimated Purchase Price, at the Closing, as an additional escrow amount (the "Litigation Escrow") to be so held by the Escrow Agent for use at the Seller's request to pay and discharge the final judgment in such case and any balance after the judgment has been so paid and discharged shall be delivered to the Seller, all as more fully set forth in the Escrow Agreement.

     E. Liens. The Seller hereby agrees and covenants that it shall, prior to or simultaneously with the Closing, file, or cause to be filed, UCC-3 termination statements and obtain, or cause to be obtained, any other releases, consents or similar documents necessary to release any Liens on the Assets, the Transferred Seller Assets or the Shares including without limitation those relating to the Liabilities to be performed, paid or discharged as provided in this Section 6.6, those in favor of those Persons listed on Schedule 6.6(E), and the mortgages on the Owned Real Properties in favor of those Persons listed on
Schedule 6.6(E), all as set forth on Schedule 6.6(E), except for those Liens curing, to the extent and only to the extent they may secure, furniture, fixtures and equipment which are leased pursuant to Business Commitments listed on a Schedule to this Agreement and applicable to the Acquired Companies after the Closing, or which are loaned or consigned pursuant to ordinary course vendor arrangements, or purchase money security interests pursuant to any Business Commitment listed on Schedule 4.1(I) and applicable to the Acquired Companies after the Closing.

     F. Liabilities Not Assumed. The Seller agrees and acknowledges that notwithstanding the Transfer of the Shares, the Purchaser does not and will not at Closing or otherwise assume any Liabilities of the Seller or the Acquired Companies other than the Transferred Liabilities. The Seller shall be deemed to have assumed and Transferred to itself at Closing, or shall otherwise retain, and shall from and after the Closing pay, discharge and perform in accordance with their respective terms, all of the Retained Liabilities.

     SECTION 6.7  No Solicitation or Negotiation.

     A. No Solicitation. Until such time, if any, as this Agreement is terminated pursuant to Article X, the Seller will not, nor will it authorize or permit any Acquired Company or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Seller or any Acquired Company to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from any Person (other than the Purchaser) relating to any transaction involving the sale of all or any part of the Shares, the Business, the Assets or the Transferred Seller Assets (other than in the ordinary course of business), or any Equity Securities of any Subsidiary or of EMA, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company (any such transaction, a "Competing Transaction") or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Competing Transaction (it being expressly acknowledged by the Purchaser that any transaction involving the sale, merger, consolidation of, share exchange, tender or exchange offer for, business combination with, or similar transaction involving, the Seller or any of its subsidiaries other than the Acquired Companies and which is not inconsistent with this Agreement and the consummation of the transactions contemplated hereby in accordance with its terms shall not fall within the definition of "Competing Transaction", so long as the Seller's obligations under this Agreement shall survive as the obligations of the resulting or surviving Person); provided, however, that prior to the approval of this Agreement and the transactions contemplated hereby at a Special Meeting, the Seller may, to the extent required by the fiduciary obligations of the Board of Directors of the Seller as determined in good faith by such Board of Directors with the advice of outside legal counsel (i) in response to an unsolicited request therefor, furnish information with respect to the Acquired Companies to any Person who has indicated to the Seller that it is interested in pursuing a Competing Transaction and discuss such information with such Person and (ii) following the delivery to the Purchaser of the notice required pursuant to Section 6.7(C), participate in discussions or negotiations with any Person that makes, or expresses a bona fide intention to make, a proposal with respect to a Competing Transaction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of, or any investment banker, attorney, broker, agent or other advisor or representative with implied or express authority, of the Seller or any Acquired Company, shall be deemed to be a breach of this Section 6.7 by the Seller. For purposes of this Agreement, "Qualified Competing Transaction" means a Competing Transaction having terms which the Board of Directors of the Seller believes (based on, among other things, the advice of a financial advisor of nationally recognized reputation) in its good faith reasonable judgment to be more favorable to the Seller than the terms contemplated hereby.

     B. Seller's Board of Directors. Except as provided otherwise in this paragraph, neither the Board of Directors of the Seller nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by such Board of Directors or any such committee of this Agreement and the consummation of the transactions contemplated hereby, (y) approve or recommend, or propose to approve or recommend, any Competing Transaction or (z) enter into any agreement with respect to any Competing Transaction. Notwithstanding the foregoing, in the event that the Seller receives a bona fide offer of a Qualified Competing Transaction, the Board of Directors of the Seller or any committee thereof may (subject to the limitations contained in this Section 6.7) withdraw or modify its approval or recommendation of this Agreement and the consummation of the transactions contemplated hereby following the Purchaser's receipt of written notice (a "Notice of Qualified Competing Transaction") advising the Purchaser that the Seller has received a bona fide offer of a Qualified Competing Transaction, specifying the material terms and conditions of such Qualified Competing Transaction and identifying the Person making such Qualified Competing Transaction. The Seller may take any of the foregoing actions pursuant to the preceding provisions of this Section 6.7(B) only until this Agreement and the consummation of the transactions contemplated hereby have been approved at the Special Meeting. Once the Board of Directors of the Seller or any committee thereof has withdrawn or modified its approval or recommendation of this Agreement and the consummation of the transactions contemplated hereby in accordance with this Section 6.7(B), or the stockholders of the Seller shall otherwise fail to approve this Agreement and the transactions contemplated hereby at a Special Meeting, if required as specified in Section 6.8, the Seller shall give notice of the occurrence of the same to the Purchaser (the "Section 6.7(B) Notice") within 48 hours following such occurrence.

     C. Notice to Purchaser. In addition to the obligations of the Seller set forth in Section 6.7(B), the Seller shall promptly advise the Purchaser orally and in writing of any request for information or of any proposal for a Competing Transaction, the material terms and conditions of such request, Competing Transaction, or proposal, and the identity of the Person making any such request or Competing Transaction proposal. The Seller shall keep the Purchaser fully informed of the status and details of any such request, Competing Transaction, or proposal.

     SECTION 6.8 Special Meeting. Subject to Section 6.7, if required by Law or the rules of any applicable self-regulatory organization the Seller shall call (or shall cause the calling of) a special meeting of its stockholders (the "Special Meeting") to be held as soon as shall be practicable after the date hereof in order for such stockholders to consider and vote upon all matters necessary for the consummation of the transactions contemplated by this Agreement and shall recommend to its stockholders a vote "FOR" the approval of this Agreement and the consummation of such transactions.

     SECTION 6.9 Press Releases. Prior to the filing of proxy or related disclosure materials with respect to the Special Meeting, the Seller will, and will cause each Acquired Company to, maintain this Agreement confidential and will not, and will cause each Acquired Company not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser which consent shall not be unreasonably withheld; provided, however, that nothing herein will prohibit the Seller from issuing or causing publication of any such press release or public announcement to the extent that the Seller reasonably determines, after consultation with outside legal counsel, such action to be required by Law or the rules of any applicable self-regulatory organization, in which event the Seller will use its commercially reasonable efforts to allow the Purchaser reasonable time to comment on such release or announcement in advance of its issuance. The parties acknowledge that a press release in the form of Schedule 6.9 shall be made immediately following the execution of this Agreement.

     SECTION 6.10  Intentionally Deleted.

     SECTION 6.11 Transferred Seller Assets. Prior to the Closing, the Seller shall take any and all reasonable actions (including the obtaining of any required consents) to effect the Transfer of the Transferred Seller Assets to the Company so that all such Transferred Seller Assets are owned, free and clear of any Liens, by the Company immediately prior to and immediately following the Closing, and shall deliver to the

Purchaser evidence reasonably satisfactory to the Purchaser of the same. A transitional services agreement (the "Transitional Services Agreement") in form and substance reasonably acceptable to the Purchaser and the Seller shall be entered into at Closing and shall provide for those matters listed on Schedule 6.11.

     SECTION 6.12

     A. June Financials. As soon as practicable following the date hereof and in any event no later than 30 days prior to the Closing Date, the Seller shall deliver to the Purchaser a complete set of financial statements for the Acquired Companies as of June 28, 1998 (the "June Financials") on a stand-alone basis, which financial statements shall include a balance sheet as of June 29, 1997 (the "June 1997 Balance Sheet") and a balance sheet as of June 28, 1998 (prepared on a consistent basis using the same accounting principles, assumptions and methodologies applied in the preparation of the June 1997 Audited Financials), a statement of operations for the fiscal year ended June 28, 1998, and the related statements of stockholders' equity and cash flows for the fiscal year then ended (including any footnotes thereto), all of which shall
(a) have been audited by the Seller's Accountants, whose unqualified reports thereon will be simultaneously delivered to the Purchaser, (b) have been prepared in accordance with GAAP, consistently applied throughout the period involved and for prior periods, (c) present fairly, in all material respects, the financial position of the Acquired Companies, on a consolidated basis, at the dates indicated in such financial statements, and the results of the Acquired Companies' operations, on a consolidated basis, for the periods stated therein. The statement of operations included in the June Financials shall separately identify: (i) an allocation of the corporate overhead for the Acquired Companies on a stand-alone basis, (ii) an allocation of district overhead for the Acquired Companies, (iii) the 1998 Store EBITDA, if less than zero, and any write-offs or write-downs attributable (without double counting) to (A) any "Fuddruckers" locations which were closed during the fiscal year ended June 28, 1998; (B) the Saugus Restaurant; (C) the Andover Restaurant; and
(D) the Boston Restaurant, (iv) adjustments for FAS 121 for the fiscal year then ended, (v) any write-downs, write-offs or accruals related to the termination of the La Salsa Agreement, (vi) amounts paid in settlement or satisfaction of pending Legal Proceedings pursuant to the terms of this Agreement, and (vii) costs or expenses related to environmental testing or remediation pursuant to the terms of this Agreement.

     B. 1998 EBITDA. As used in this Agreement, the "1998 EBITDA" shall equal the EBITDA of the Acquired Companies computed consistently with the illustration attached as Schedule 4.2(B) and based on the June Financials with (a) add-backs for the items described in Section 6.12(A)(i), Section 6.12(A)(iv), Section 6.12(A)(v), Section 6.12(A)(vi) and Section 6.12(A)(vii) and subject to Section 6.12(D), Section 6.12(A)(iii), and (b) for clarification, any expense relating to the AT&T Credit Corp. Master Equipment Lease Agreement (as amended) and Assumption Agreement will be included as an expense in the computation of such 1998 EBITDA. Attached hereto as Schedule 4.2(B) is a calculation of EBITDA for the nine month period ended March 29, 1998 which shall be used as an illustration of the application of the 1998 EBITDA.

     C. Boston Restaurant. If the Boston Restaurant has not been closed by the Closing, the Seller hereby agrees to operate the Boston Restaurant as a franchisee of the Company and to assume full liability in connection with such operation until the expiration of the term of the Lease applicable to the Boston Restaurant (without any extension of such term) all as set forth on Schedule
6.11 and to be more fully set forth in the Transitional Services Agreement.

     D. Saugus/Andover. In the event that prior to the Closing the escrow funds (the "S/A Escrow Funds") deposited with the escrow agent under that certain Escrow Agreement (the "S/A Escrow Agreement") dated as of June 28, 1998 among The Boland Group I, LLC, The Boland Group II, LLC, the Company and Shapiro, Israel & Weiner, P.C. have been delivered to the Company and the conditions for the release of such escrow have been met or waived in accordance with the terms of such Agreement, the Seller shall deliver to the Purchaser evidence reasonably satisfactory to the Purchaser that the Asset Purchase Agreements (the "S/A Agreements") made and entered into as of June 28, 1998 between the Company and, respectively, The Boland Group I, LLC and The Boland Group II, LLC (and the other transaction documents under each such Agreements) are no longer terminable. In the event that such evidence is not delivered to the Purchaser at the Closing, the items described in Section 6.12(A)(iii)(B) and
Section 6.12(A)(iii)(C) shall
not be add-backs for the purposes of calculating 1998 EBITDA. In the event that at any time prior to or at the Closing either (a) The Boland Group I, LLC or The Boland Group II, LLC has exercised its rights pursuant to the S/A Agreements to terminate such Agreement, or (b) the S/A Escrow Funds have been delivered to The Boland Group I, LLC or The Boland Group II, LLC under the S/A Escrow Agreement, the Seller shall promptly notify the Purchaser of the same, and any and all Liabilities relating to the operation of the Saugus Restaurant and the Andover Restaurant shall be Retained Liabilities (including without limitation any Liabilities under the Leases applicable to such locations).

     SECTION 6.13 Maintenance. The Seller hereby covenants and agrees that it has, and shall, from July 1, 1998 until the Closing Date, spend not less than $250,000 per month (or pro rated for any partial month) on capital expenditures of the type reflected on the schedule relating to the same and previously delivered to the Purchaser. The Seller shall provide evidence reasonably satisfactory to the Purchaser, at the Closing, that the foregoing covenant has been met, failing which any amount required to have been spent and which was not so spent by the Seller in accordance with this Section 6.13 (to the extent not included in Current Liabilities for purposes of Working Capital or Final Working Capital) shall be deducted from the Estimated Purchase Price at Closing as a reduction thereto (the "Maintenance Expenditure Adjustment"). The Maintenance Expenditure Adjustment shall be the Purchaser's sole remedy for a breach of the covenant contained in this Section 6.13 and, provided that the Maintenance Expenditure Adjustment is made, any such breach shall not constitute a breach of a closing condition in Article VIII.

     SECTION 6.14 Licenses. By no later than thirty (30) days prior to the Closing, the Seller shall deliver to the Purchaser that portion of Schedule 4.1(G) containing the sub-heading "Licenses" and listing all Threshold Licenses thereon (it being understood that Schedule 4.1(G)(iii) shall have been delivered to the Purchaser on the date hereof).

     SECTION 6.15 Taxes. The Seller hereby covenants and agrees that by no later than the Closing, it shall have filed or caused to be filed all Tax Returns which it is required to file and all amended Tax Returns which it is required to file (including without limitation the stub year Tax Return and the amended 1997 Tax Return and all those Tax Returns listed on Schedule 4.1(P)) in all jurisdictions in which such Tax Returns are required to be filed, and shall pay or cause to be paid all Taxes relating to the same. The Seller shall provide evidence reasonably satisfactory to the Purchaser of the foregoing at the Closing.

     SECTION 6.16 Pending Litigation. The Seller hereby covenants and agrees that, by no later than the Closing, it shall use its commercially reasonable efforts to settle, and cause the dismissal with prejudice of the Legal Proceeding listed on Schedule 6.16.

     SECTION 6.17 Cash Payment Adjustment. Cash payments received after the date hereof and prior to the Closing on account of non-refundable rebates of vendors, buy-downs of franchise fees, one-time license fees for territorial rights, and other similar rights shall be apportioned between the Purchaser and the Seller such that to the extent that such cash payments are attributable to periods prior to the Closing they shall be for the Seller's benefit and to the extent such cash payments are attributable to periods post-Closing they shall be for the Purchaser's benefit and the Unadjusted Purchase Price shall be reduced (without double-counting in the Working Capital or Final Working Capital) by such amount which is for the Purchaser's benefit (the "Cash Payment Adjustment").

     SECTION 6.18  Leases.

     A. Definitions. The following terms, when used in this Section 6.18, shall be defined as hereinafter set forth:

          (i) Required Lease -- Those Leases listed on Schedule 6.18, which require the consent of the lessor in connection with the consummation of the transactions contemplated by this Agreement.

          (ii) Required Estoppel -- Those Estoppel Certificates listed on
     Schedule 6.18, which are required by Purchaser for Closing.

          (iii) Required Consent -- Each consent necessary pursuant to the terms of each Required Lease in connection with the consummation of the transactions contemplated by this Agreement, as provided in Schedule 6.18.

          (iv) Required Restaurant -- Each restaurant as to which a Required Consent or Required Estoppel, or both, is required.

          (v) 1998 Store EBITDA -- With respect to each Required Restaurant, the EBITDA for the fiscal year ended June 28, 1998.

          (vi) Closed Required Restaurant -- Any Required Restaurant that shall have ceased to operate or is in the process of ceasing to operate between the date hereof and the Closing.

          (vii) Closed Store Adjustment -- For and with respect to each Closed Required Restaurant, the sum of (x) five times the 1998 Store EBITDA for such Closed Required Restaurant, plus (y) $50,000.

          (viii) Rent Adjustment Amount -- The net present value on the Closing Date of the aggregate increase in the lessee's monetary obligations to the lessor under any amendment to a Required Lease, as contemplated by Section 6.18(D) (including, without limitation, any so-called "up front payment" and any rent increase during the balance of the term of the Required Lease) calculated using a discount rate of ten percent (10%) from the time when such amount is payable.

          (ix) Lease Termination Amount -- For and with respect to each Required Lease which is terminated, the sum of: (i) the product of (x) the 1998 Store EBITDA for such Required Restaurant (but in no event less than $0), times (x) in the event the termination occurs during the (A) first two years following the Closing, five, (B) the third year following the Closing, three, (C) the fourth year after the Closing, two, and (D) the fifth year following the Closing, one; plus (ii) $50,000, plus (iii) the actual cost incurred by the Purchaser after the Closing with respect to the leasehold improvements to the premises demised under the applicable Required Lease.

     B. Requirements for Consents and Estoppels. Schedule 6.18 lists all Required Leases. As soon as practicable after delivery of the June Financials, the Purchaser and the Seller shall supplement Schedule 6.18 to include the 1998 Store EBITDA for each Required Restaurant. Following the execution and delivery of this Agreement, the Seller shall, at its sole expense, use all commercially reasonable efforts to obtain all Required Consents and Required Estoppels. The Purchaser shall cooperate with the Seller in such efforts as reasonably requested by the Seller, but at no cost or expense to the Purchaser. Incident to such cooperation, the Purchaser agrees that, as necessary, the Purchaser will:

          (i) furnish evidence to the lessor of the Purchaser's net worth and other financial information related to the Purchaser's ability to perform the lessee's obligations under the relevant Required Lease from and after the Closing as reasonably requested by such lessor;

          (ii) execute instruments reasonably satisfactory to the Purchaser evidencing the Purchaser's obligations (from and after the Closing), as successor to the Seller (if and only to the extent Seller had been so obligated), to pay and perform the lessee's obligations under the relevant Required Lease incurred or arising from and after the Closing Date, as the lessor may reasonably request; and

          (iii) participate in meetings with lessors at mutually acceptable times and locations.

     C. Payment of Closed Store Adjustment. For and with respect to each Closed Required Restaurant, the Estimated Purchase Price shall be reduced by the Closed Store Adjustment.

     D. Post-Closing Efforts. If any Required Consent or Required Estoppel shall not have been obtained by the Seller on or prior to the Closing Date and the Closing shall have occurred, the Seller shall cooperate, at the Purchaser's request after the Closing, to seek any such Required Consent and any such Required Estoppel on behalf of the Purchaser, but at the sole cost and expense of the Seller. Purchaser may at its election participate in any such efforts or initiate such efforts on its own and shall be authorized to commit the Seller to pay to lessors of Required Restaurants up to $250,000 as Rent Adjustment Amounts to obtain one or more Required Consents or Required Estoppels.

     Any time and at the election of either Purchaser or Seller, in the event that within three (3) months following the Closing Date any Required Consent or Required Estoppel shall not have been obtained, the Seller and the Purchaser shall cooperate to institute and prosecute Legal Proceedings, to compel the lessor under the terms of a Required Lease or applicable Law to execute a Required Consent or Required Estoppel. The costs and expenses of prosecuting any such proceedings shall be paid entirely by the Seller.

     If, at any time after the Closing Date, a lessor shall exercise or attempt to exercise its remedies under the terms of a Required Lease or shall refuse to perform any of such lessor's obligations thereunder on account of any breach arising as a result of the transactions contemplated by this Agreement having been consummated without a Required Consent or on account of or allegedly on account of any default or alleged default under a Required Lease which occurred or is alleged to have occurred prior to the Closing Date, the Purchaser shall so notify the Seller.

     Thereafter, subject to the provisions of this Section 6.18, the Seller shall have the right to act on behalf of the lessee in response to any such exercise of remedies or refusal to perform by lessor, and regardless of whether the Seller elects to act on lessee's behalf as aforesaid, the Purchaser retains the right to act on its own or any such lessee's behalf in the event Seller fails to take timely actions in response to any such exercise of remedies by any such lessor. All costs and expenses of prosecuting any such Legal Proceeding against a lessor by Seller or Purchaser shall be paid by the Seller and shall not be undertaken by Seller unless and until Purchaser shall have been notified of any intended action by the Seller and shall have had an opportunity for input to the Seller. Furthermore, provided that there shall have been, and shall be, no interference with the Purchaser's or any lessee's use and enjoyment of a Required Restaurant, the Seller (or Purchaser if Seller has not undertaken to act on behalf of the lessee) may negotiate the terms of a settlement or amendment to the Required Lease in order to induce the lessor to grant a Required Consent or Required Estoppel. No such amendment or settlement shall impose any additional non-monetary obligation under such Required Lease, or affect the term or the availability of any right or option to extend the term of any such Required Lease, or, except as hereinafter explicitly set forth, increase any monetary obligation under such Required Lease. If a monetary obligation under such Required Lease is to be increased by actions of either Seller or Purchaser hereunder, the Purchaser shall receive from Seller, at the time of execution of any such amendment, payment in cash of the Rent Adjustment Amount with respect to such Required Lease.

     If, notwithstanding such efforts by the Seller or Purchaser, a Required Lease is terminated or the lessee under a Required Lease is otherwise unable to continue to operate the applicable Required Restaurant, the Seller shall pay to the Purchaser, in cash, an amount equal to the Lease Termination Amount for and with respect to each such Required Restaurant.

     E. Lease Consent Escrow. The Seller shall cause an amount equal to $1,000,000 in cash to be deposited with the Escrow Agent (the "Lease Consent Escrow"), to be held by the Escrow Agent as security for the benefit of the Purchaser with respect to any amounts due to the Purchaser from the Seller as a Lease Termination Amount or Rent Adjustment Amount as provided in this Section 6.18(D) and for no other purposes under the terms of the Escrow Agreement. The Purchaser's rights to obtain amounts pursuant to the Lease Consent Escrow shall be non-exclusive and the Purchaser's recourse against the Seller shall not be limited to amounts in the Lease Consent Escrow.

     F. Termination. Anything to the contrary in this Agreement notwithstanding, the Seller's obligations under this Section 6.18 (including any liability under Section 6.18(D)) shall be terminated with respect to the applicable Required Lease if the reason for the exercise by a lessor of its remedies under a Required Lease is not the consummation of the transactions contemplated by this Agreement, but, rather, is because the Purchaser after the Closing (i) fails to satisfy any of the requirements under the terms of such Required Lease, including any minimum net worth requirements, continued financial covenants, or continued operation of a minimum number of restaurants,
(ii) the Purchaser and/or the Company and/or the lessee under the applicable Required Lease breaches in any material respect such Required Lease or fails to discharge when due any financial obligation of the lessee under such Required Lease resulting in the termination of the Required Lease by the lessor or (iii) fails to make any filing with a Governmental Entity required with respect to the change in control of the Acquired Companies to the Purchaser as a result of the consummation of the transactions contemplated by this Agreement.

     G. Purchaser's Covenants. The Purchaser agrees that from and after the Closing, it shall pay and perform, and cause the applicable lessee to pay and perform, any and all obligations with respect to all Leases (other than Leases for Current Locations referred to in Section 6.6(C)) as they become due. As to Required Leases for which the Required Consents and/or Required Estoppels have been delivered to the Purchaser, the Purchaser shall reimburse the Seller for any payments made by the Seller to the appropriate lessor after the Closing Date under or pursuant to guaranty agreements, if any, whereby the Seller secures any Required Lease, and the Purchaser shall indemnify the Seller from any liability or obligation under such Required Leases arising from any failure of the Purchaser or the lessee to pay or perform any of its obligations under such Required Leases arising after the Closing Date.

     H. Alternative Arrangements. To the extent permitted by any Required Lease, the Seller and the Purchaser (or the Company, at the Purchaser's election) may enter into arrangements reasonably acceptable to the Purchaser and the Seller in order to provide the Purchaser the benefits of any such Required Lease for which the Required Consent or Required Estoppel has not been delivered at the Closing, including, without limitation, management agreements, subleases, franchise agreements, or the like.

                                  ARTICLE VII

                COVENANTS OF THE PURCHASER PRIOR TO THE CLOSING

     SECTION 7.1 Approvals. As promptly as practicable after the date of this Agreement, the Purchaser will make all filings required by Law to be made by it to consummate the transactions contemplated by this Agreement (including all filings under the HSR Act). Between the date of this Agreement and the Closing, the Purchaser will cooperate with the Seller with respect to all filings that the Seller is required by Law to make in connection with the transactions contemplated by this Agreement; provided, however, that this Agreement will not require the Purchaser to dispose of or make any change in any portion of its business or to incur any other burden or expense in order to comply with the foregoing covenant.

     SECTION 7.2 Press Releases. Prior to the filing of proxy or related disclosure materials with respect to the Special Meeting, the Purchaser will maintain this Agreement confidential and will not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Seller which consent shall not be unreasonably withheld. The parties acknowledge that a press release in the form of Schedule 6.9 shall be made immediately following the execution of this Agreement.

                                  ARTICLE VIII

          CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE

     The Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

     SECTION 8.1 Accuracy of Representations. Each of the Seller's representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule (it being understood that the portion of Schedule 4.1(G) to be delivered by the Seller pursuant to Section 6.14 shall not be considered to be a supplement to the Disclosure Schedule), except for such breaches as could not reasonably be anticipated to result in, in the aggregate, a Material Adverse Effect on the Business and which the Seller undertakes to cure within 30 days following the Closing with such cure obligation to survive the Closing as a covenant of the Seller.

     SECTION 8.2 Seller's Performance. Each of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with and the Seller must have delivered each of the documents required to be delivered by it pursuant to Section 3.2(A).

     SECTION 8.3 No Proceedings. At the time of Closing, there shall be no effective injunction, writ or preliminary restraining order or any Order of any nature issued by a court or Governmental Entity of competent jurisdiction directing that any of the transactions contemplated in this Agreement not be consummated as herein provided, and no Legal Proceeding shall have been commenced or threatened in writing by any Person against the Purchaser or any Acquired Company seeking to enjoin or obtain damages in respect of the consummation of any transaction contemplated by this Agreement.

     SECTION 8.4 No Claim. There must not have been made or threatened in writing by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Shares, or any Equity Securities in ARVI (other than the Equity Securities owned by NARLP as listed on Schedule 4.1(C)).

     SECTION 8.5 Owned Real Property Appraisals. The Purchaser shall have obtained current appraisals, from an "MAI" appraiser selected by the Seller and acceptable to the financial institution providing financing to the Purchaser in connection with the transactions contemplated by this Agreement, of the value of each of the Owned Real Properties which value shall not be, in the aggregate for all of the Owned Real Properties, less than $12,500,000.00.

     SECTION 8.6  Updated Environmental Site Assessment Reports.

     A. The Purchaser shall have obtained, at the Purchaser's sole cost and expense, updated Environmental Site Assessment ("ESA") reports for each of the Owned Real Properties (the "Updates") from Professional Service Industries, Inc. ("PSI"), the environmental consulting firm which performed ESAs on all of the Owned Real Properties in 1997 (the "Existing PSI Reports"), or another qualified environmental consulting firm selected by the Purchaser. Except as set forth below in this Section 8.6, such Updates shall either (i) confirm that the conclusions and/or recommendations set forth in the Existing PSI Reports, including, without limitation, PSI's "Supplemental File Review" letter report regarding Store No. 90, 300 Town Center, Matteson, Illinois (dated September 10,
1997), remain unchanged or (ii) set out modified conclusions and/or recommendations which are determined to be acceptable to the Purchaser, in the Purchaser's sole discretion.

     B. The Purchaser and the Seller acknowledge that the Existing PSI Report for Store No. 114, 4625 Virginia Beach Blvd., Virginia Beach, VA ("Store No. 114"), contains a recommendation regarding the performance of certain Phase II ESA activities, including the installation of soil borings and monitoring wells. In the event that the Update for Store No. 114 concludes that Phase II ESA activities are not warranted or recommended at this time, the Seller shall be deemed to have satisfied the condition precedent regarding an Update for Store No. 114 and Store No. 114 shall be included in the transactions contemplated by this Agreement.

     C. Any Phase II ESA activities recommended in the Update for Store No. 114 shall be conducted as soon as is practicable and the Seller shall be kept informed, in a timely manner, as to the nature and timing of all such Phase II ESA activities. In the event that Hazardous Materials are discovered in connection with such Phase II ESA activities, the selected consultant shall prepare cost estimates (the "Environmental Cost Estimate") for all investigatory activities, remedial activities, monitoring and regulatory compliance work required in accordance with applicable Environmental Laws.

     D. In the event that the Environmental Cost Estimate is less than $300,000, Store No. 114 shall be included within the transactions contemplated by this Agreement and the Seller shall be responsible for addressing, or causing to be addressed, all Hazardous Materials on, at or under Store No. 114 after the Closing (except for Releases of Hazardous Materials which occur after the Closing and are not related to the acts, practices or omissions of the Seller). All such post-Closing environmental work shall be conducted (i) in a manner and at times that will not unreasonably interfere with the operation of Store No. 114, (ii) in accordance with all applicable Environmental Laws, and (iii) at the Seller's sole cost and expense.

     E. In the event that the Environmental Cost Estimate is or exceeds $300,000, at the Seller's option the Seller may nevertheless address all Hazardous Materials as specified in Section 8.6(D) or Store No. 114 shall be Transferred to the Seller prior to or at the Closing and agreements shall be entered into between the Seller and the Purchaser (or the Company at the Purchaser's election) whereby the Seller shall have rights as a franchisee to operate Store No. 114 and the Seller shall be responsible for all costs and expenses associated with the operation of Store No. 114; provided that the Company will manage Store No. 114 in consideration of a management fee equal to 100% of the economics (EBITDA) of Store No. 114.

     SECTION 8.7 Estimated Purchase Price. The Estimated Purchase Price shall not be less than $40,000,000.

                                   ARTICLE IX

            CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE

     The Seller's obligation to sell the Shares and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

     SECTION 9.1 Accuracy of Representations. Each of the Purchaser's representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date, except for such breaches as would not, in the aggregate, have a Material Adverse Effect on the Purchaser and which the Purchaser undertakes to cure within 30 days following the Closing with such obligation to survive the Closing as a covenant of the Purchaser.

     SECTION 9.2 Purchaser's Performance. Each of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with and the Purchaser must have delivered each of the documents required to be delivered by it, and must have made the payments required to be made by it, pursuant to Section 3.2(B).

     SECTION 9.3 No Proceedings. At the time of Closing, there shall be no effective injunction, writ or preliminary restraining order or any Order of any nature issued by a court or Governmental Entity of competent jurisdiction directing that the transactions contemplated in this Agreement or any of them not be consummated as herein provided, and no Legal Proceeding shall have been commenced or threatened in writing by any Person against the Seller seeking to enjoin or obtain damages in respect of the consummation of any transaction contemplated by this Agreement.

     SECTION 9.4 Seller Stockholder Approval. To the extent required as provided in Section 6.8, the sale of the Shares by the Seller to the Purchaser shall have been approved and adopted by the requisite vote of the stockholders of the Seller.

     SECTION 9.5 Estimated Purchase Price. The Estimated Purchase Price shall not be less than $40,000,000.

                                   ARTICLE X

                               TERMINATION EVENTS

     SECTION 10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by mutual consent of the Purchaser and the Seller;

          (b) by either the Purchaser or the Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived by the terminating party;

          (c) (i) by the Purchaser, if any of the conditions in Article VIII has not been satisfied as of the Closing or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition at or before the Closing; or (ii) by the Seller, if any of the conditions in Article IX has not been satisfied as of the Closing or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition at or before the Closing;

          (d) by the Seller, if (i) the Board of Directors of the Seller pursuant to Section 6.7(B) withdraws or modifies its approval or recommendation of, or otherwise fails to approve or recommend, this Agreement and the consummation of the transactions contemplated hereby to the stockholders of the Seller, and (ii) the Seller pays to the Purchaser an alternative transaction fee equal to $1,720,000, promptly upon such withdrawal, modification or failure, by wire transfer of immediately available funds to such account as shall have been designated by the Purchaser; or

          (e) by either the Purchaser or the Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 2, 1998, (the "Outside Date") or such later date as the parties may agree upon; provided, however, that notwithstanding anything to the contrary in this Agreement (i) if on November 2, 1998 the applicable waiting periods under the HSR Act have not expired or terminated then each of the Purchaser and the Seller shall have the independent right, exercisable in its sole discretion by delivery of written notice thereof to the other on or before November 2, 1998, to extend the Outside Date to the earlier of five (5) business days after such regulatory approvals have been obtained or December 15, 1998 and (ii) if on November 2, 1998 the Seller has not obtained the consents required to be delivered pursuant to Section 3.2(A)(5) then the Seller shall have the right exercisable in its sole discretion by delivery of written notice thereof to the Purchaser on or before November 2, 1998, to extend the Outside Date to December 15, 1998.

     SECTION 10.2 Effect of Termination. Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 6.9, 7.2, 10.1(d), 11.6, 13.7 and 13.14 will survive.

     SECTION 10.3 Failure to Close. In the event that the Closing does not occur on or prior to the Outside Date (as the same may be extended pursuant to Section 10.1(e)) due to: (i) the Purchaser's breach of its obligations under this Agreement and the resulting termination of this Agreement (other than a termination pursuant to Section 10.1(a), Section 10.1(b) due to the Seller's breach, Section 10.1(c)(i), Section 10.1(d), or Section 10.1(e)), notwithstanding any other provision of this Agreement (including Section 10.2 and Section 13.14) the Seller's sole and exclusive remedy against the Purchaser under this Agreement and with respect to the transactions contemplated hereby shall be to exercise its rights to terminate this Agreement and to receive the payment from the Purchaser of cash in an amount equal to $5,000,000 as liquidated damages (and not as a penalty) for which within 30 days after the date hereof the Purchaser shall furnish a letter of credit for the benefit of the Seller; or (ii) the non-satisfaction of the condition contained in Section
8.7 or Section 9.5 or the failure of the stockholders of the Seller to approve this Agreement and the consummation of the transactions contemplated hereby at the Special Meeting (if required) where the Board of Directors of the Seller has approved or recommended the same to the stockholders (without modification or withdrawal of such approval or recommendation), the Seller shall pay to the Purchaser an amount equal to $1,000,000 as liquidated damages (and not as a penalty) in consideration of the time, the fees and expenses spent or incurred by the Purchaser, or on its behalf, in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE XI

                                OTHER COVENANTS

     SECTION 11.1 Personnel; Taxes. From and after the Closing, the Seller and the Purchaser will each make available to the other, upon written request and with the requesting party bearing responsibility for all of its out-of-pocket expenses therefor, its and its Affiliates personnel and books and records to the extent that the assistance or participation of such personnel or access to such books and records is reasonably requested in anticipation of, or preparation for, existing or future Legal Proceedings, Tax Return preparation, audits or other matters in which the requesting party or any of its Affiliates (including any Acquired Company) is involved and that is related to the Business. Each of the Seller and the Purchaser will cooperate with one another in the conduct of any Tax audit, claim for refund of Taxes or similar proceedings involving or otherwise relating to the Shares, any of the Assets, any of the Transferred Seller Assets, the Business or any Acquired Company (or the income therefrom or assets thereof).

     SECTION 11.2 Corporate Name. Without in any way limiting the right, title or interest of the Acquired Companies in and to Intellectual Property, following the Closing the Seller shall change all signage and stationery and otherwise discontinue the use of the name "Fuddruckers" and shall have no further right to use any of the Intellectual Property; provided, however, that the Seller may, for a period of 90 days following the Closing Date, consume stationary and similar supplies on hand as of the Closing which contains the name "Fuddruckers" and related logos.

     SECTION 11.3 Certain Insurance Matters. After the Closing, the Seller will not take any action to cancel before its normal expiration any Insurance policy of the Seller if such Insurance policy relates to the Business, the Assets or the Transferred Seller Assets and by the Closing and continuing thereafter the Acquired Companies shall be named as additional insureds thereon. With respect to any loss, Liability or damage suffered after the Closing relating to, resulting from or arising out of the conduct of the Business at or prior to the Closing for which the Seller or any of its Affiliates would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of Insurance maintained by or for the benefit of the Seller, in respect of the Business, at the request of the Purchaser or any Acquired Company the Seller will assert one or more claims under such Insurance policy if the Purchaser or any Acquired Company is not itself entitled to assert any such claim but the Seller or any of its Affiliates is so entitled. To the extent required under the terms of such Insurance policy to give effect to the foregoing, the Seller will be deemed, solely for the purpose of asserting claims for Insurance pursuant to the immediately preceding sentence, to have assumed or retained Liability for such loss, Liability or damage to the extent of the policy limits for the applicable policy of Insurance.

     SECTION 11.4 Cooperation by the Seller. Without limiting the provisions of Section 13.14, after the Closing, the Seller shall, reasonably promptly after acquiring knowledge thereof, notify the Purchaser of any threatened or pending Legal Proceeding in which the Seller may be involved, whether as an actual or potential party or witness or otherwise, or with respect to which it may receive requests for information, arising out of or relating to the Business with respect to a matter for which indemnification is to be provided by the Seller under Section 13.14. The Seller shall cooperate fully with the Purchaser and any insurer or other indemnitor of the Purchaser in connection with any such Legal Proceeding, at no expense to the Purchaser. After the Closing, the Seller shall
(a) cooperate fully with and shall assist the Purchaser in the enforcement of the Acquired Companies' rights under the Business Commitments, and (b) perform any other action reasonably requested by the Purchaser in order to fully vest the Purchaser in the ownership of the Shares, the Company in the ownership of the Transferred Seller Assets, and the Acquired Companies in the ownership of any of the Equity Securities in any other Acquired Company free and clear of all Liens, and to effect the Transfer of any Business License required due to the transactions contemplated by this Agreement.

     SECTION 11.5  Non-Competition.

     As part of the consideration to be paid by the Purchaser to the Seller pursuant to this Agreement, each of the Seller and Champps agrees to be bound by, and agrees to cause each of its subsidiaries (other than EMA) to operate in a manner consistent with, the following covenants on and after the Closing:

     A. The Fuddruckers System. Each of the Seller and Champps acknowledges that (i) the Company owns all right, title and interest in and to any and all information, knowledge, recipes, trade secrets, plans, drawings, information concerning sources of supply, confidential and proprietary information, know-how and techniques that give the Company a competitive advantage (collectively, the "Fuddruckers System"), and the Company has taken measures to protect the Fuddruckers System and (ii) each of the Seller and Champps shall not communicate or disclose any information regarding the Fuddruckers System to any Person, unless such Person receives the Purchaser's prior written consent or such information regarding the Fuddruckers System is then generally known to the public or is disclosed in accordance with an order of a court of competent jurisdiction or in a manner otherwise required by applicable Law.

     B. Covenant Not to Compete. Absent the prior written consent of the Purchaser, for a period of ten years following the Closing, none of the Seller or Champps, shall: (1) directly or indirectly, own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a partner or representative in connection with, any restaurant business that is in the gourmet hamburger business or whose method of operation or trade dress is similar to that employed in the operation of the "Fuddruckers" restaurants; or (2) directly or indirectly solicit, induce or attempt to induce any Person then employed by any Acquired Company or the Purchaser (including without limitation any Company Employee or Seller Employee who has entered the employ of the Purchaser or the Company at or after the Closing) to enter the employ of the Seller or Champps, or any of their respective Affiliates or any other Person. To the extent that any subsidiary of the Seller or Champps has not, or does not, join in this Agreement, each of the Seller or Champps shall cause each such subsidiary (other than the Acquired Companies) to comply with the provisions of this Section 11.5. None of the Seller or Champps, or any of their respective subsidiaries (other than the Acquired Companies), shall dispose of any of its assets or of any Equity Securities it may own in any other such subsidiary unless the purchaser or transferee thereof agrees, in a document reasonably acceptable to the Purchaser, to uphold the provisions of this Section 11.5.

     The Fuddruckers trade dress is comprised of the "total image" of the "Fuddruckers" restaurant including products, colors, sizes, shapes, color combination, graphics, layout and floor plan and specifically such features (or any of them in different combinations) as follows: An exposed glassed in butcher shop for meal preparation and for cutting and processing beef; a beef showcase; an exposed on-premises bakery for the preparation of bread and dessert products; a bakery showcase for the bakery products; a fresh vegetable condiment island with stacked vegetables; and interior green bands of neon lights and neon beer signs. While it is understood that the use of some of these elements are used in "casual dining" restaurants in general, the way in which several of these elements are used in combination by the Company constitutes its distinctive trade dress. This covenant is not intended to cover all "casual dining" concepts.

     The Purchaser acknowledges and agrees that, notwithstanding anything to the contrary herein, the Seller is presently engaged in the operation of "Champps Americana" restaurants and is hereby permitted to engage in the operation thereof as currently conducted.

     C. Limitations. (i) The Purchaser shall have the right, in its sole discretion, to reduce the scope of any covenant in this Section 11.5 effective immediately upon the Seller's receipt of written notice to such effect from the Purchaser, and each of the Seller and Champps agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable so long as any such reduction does not add additional burden, limitation or restriction on the Seller or Champps.

     (ii) The restrictions contained in this Section 11.5 shall not apply to the ownership, by the Seller or Champps, of less than a 5% legal or beneficial ownership in outstanding Equity Securities of any publicly traded corporation. The existence of any claim that the Seller or Champps may have against the Purchaser or any Acquired Company, whether or not arising from this Agreement, shall not constitute a defense by the

Seller or Champps to the enforcement by the Purchaser and any Acquired Company of the covenants in this Section 11.5

     D. Equitable Relief. The Seller and Champps, and the Purchaser, each acknowledge that any breach of the covenants contained in Section 11.5(A) would cause an irreparable injury to the Purchaser and that damages and remedies at law for any breach of any such covenant would be inadequate, and the Seller and Champps hereby accordingly consent to the entry of an order by any court of competent jurisdiction for specific performance or for injunctive relief and other equitable relief to prevent an actual, intended or probable breach of any such covenant. Each of the Acquired Companies and the Purchaser may further avail itself of any other legal or equitable rights and remedies that it may have under this Agreement or otherwise.

     E. Judicial Determinations. It is the desire and intent of the parties to this Agreement that the provisions of this Section 11.5 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 11.5 shall be adjudicated to be invalid, ineffective or unenforceable, this Section 11.5 shall be deemed automatically amended to delete therefrom such provision or portion adjudicated to be invalid, ineffective or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which adjudication is made.

     SECTION 11.6 Confidentiality. Whether or not the Closing occurs, the Purchaser and the Seller will each, and will each cause its Affiliates and authorized representatives to, treat in confidence all documents, materials and other information disclosed by or on behalf of the other party or any of their respective Affiliates, whether before, during or after the course of the negotiations leading to the execution of this Agreement or thereafter, and in the preparation of agreements, schedules and other documents relating to the consummation of the transactions contemplated hereby.

     SECTION 11.7 Champps Successors. Champps and the Seller hereby jointly and severally agree that not less than fifteen (15) days prior written notice of
(i) any proposed sale of the stock of Champps, (ii) any proposed sale of any significant portion of the assets of Champps outside of the ordinary course, or
(iii) any merger, consolidation or similar transaction involving Champps, shall be given by Champps or the Seller to the Purchaser. The Seller and Champps jointly and severally covenant and agree that, as a condition to (A) any such sale of assets or (B) any such sale of stock or merger, consolidation or similar transaction after giving effect to which the purchaser of the stock or the surviving or resulting Person would not become as a matter of law legally and validly bound by this Agreement, including Section 13.14 and this Section 11.7, the Seller or Champps, as applicable, shall cause the purchaser of such assets or stock or the surviving or resulting Person in any such merger or other transaction to (a) expressly assume, jointly and severally, for the benefit of the Purchaser in a writing delivered to the Purchaser, all obligations of Champps under this Agreement, and (b) undertake for the direct benefit of the Purchaser to require any subsequent purchaser of such stock or assets or subsequent surviving or resulting Person in any merger or other transaction described in clause (A) or clause (B) above to in turn agree to the matters contained in this Section 11.7 including with respect to any subsequent transferee. It is further acknowledged that any breach of the covenants and agreements contained in this Section 11.7 would cause an irreparable injury to the Purchaser and that damages and remedies at law for any breach of any such covenant would be inadequate, and the parties each hereby accordingly consent to the entry of an order by any court of competent jurisdiction for specific performance or for injunctive relief and other equitable relief to prevent an actual, intended or probable breach of any such covenant or agreement. The Purchaser may further avail itself of any other legal or equitable rights and remedies that it may have under this Agreement or otherwise.

                                  ARTICLE XII

                              CERTAIN TAX MATTERS

     SECTION 12.1 Obligation for Certain Taxes. All sales, use, transfer, documentary, stamp, registration, conveyance, value added or other similar Taxes, duties, fees, excises or governmental charges (including any penalties and interest) imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees (other than the HSR Act filing fee which is governed by Section 13.7), notarial fees and other similar costs of Closing with respect to the Transfer of the Shares, the Assets and the Transferred Seller Assets (and any Excluded Items, or Assets and Liabilities to be Transferred as provided in Section 6.6(C)) will be borne by the Seller, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all of the foregoing.

     SECTION 12.2  Section 338(h)(10) Elections; Allocation of Purchase Price.

     A. Section 338(h)(10) Elections. The Seller will join with the Purchaser in making elections under section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign Law) (collectively, the "Section 338(h)(10) Elections") with respect to the purchase and sale (including any deemed purchase and sale) of the stock of each of the Acquired Companies. The Seller will pay any Tax attributable to the making of the Section 338(h)(10) Elections and will indemnify the Purchaser and the Acquired Companies from and against any costs, expenses or other Liabilities (including any Taxes resulting from this indemnification) arising out of any failure to pay such Tax. The Seller will also pay any state, local or foreign Tax (and indemnify the Purchaser and the Acquired Companies from and against any costs, expenses or other Liabilities, including any Taxes resulting from this indemnification, arising out of any failure to pay such Tax) attributable to any election under state, local or foreign Law similar to the election available under section 338(g) of the Code (or which results from the making of an election under section 338(g) of the Code) with respect to the purchase and sale (including any deemed purchase and sale) of the stock of the Acquired Companies. Indemnification under this Section 12.2(A) shall include only such Taxes (together with related costs, expenses or other Liabilities) as result directly from such elections as of the date on which the deemed asset purchase occurs, and shall not include Taxes, if any, resulting from the secondary effects of such elections, such as differences in depreciation deductions, loss of net operating loss carry forwards and like matters.

     B. Allocation of Purchase Price. The Seller and the Purchaser agree to use their best good faith efforts to allocate, as soon as practicable following the Closing, the Final Purchase Price and the Transferred Liabilities (plus other relevant items) to the assets of the Acquired Companies for all Tax purposes. The Seller, the Purchaser and the Acquired Companies will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

     SECTION 12.3  Tax Returns; Cooperation.

     A. Tax Periods Ending on or Before the Closing Date. The Seller shall prepare and file or cause to be prepared and filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date including income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of the Seller will include the operations of the Acquired Companies. The Seller shall permit the Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Seller shall pay all Taxes of the Acquired Companies with respect to such periods.

     B. Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare and file or cause to be prepared and filed any Tax Returns of the Acquired Companies for Tax periods which begin before the Closing Date and end after the Closing Date. The Purchaser shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Seller shall reimburse the Purchaser, within fifteen (15) days after the date on which such costs are paid with respect to such periods, for one half of the costs associated with the preparation and filing of such Tax Returns. The Seller shall deliver to the Purchaser, at least three (3) business days prior to the date on which such Taxes are required to be paid, that portion of the Taxes which relate to the portion of such taxable period ending on the Closing Date. For purposes of this Section 12.3(B), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall
(i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Acquired Companies.

     C. Legal Proceedings. With respect to any Tax Returns for any Tax periods, the party hereto responsible for the preparation and filing of such Tax Return shall control the defense of any audits thereof or other Legal Proceedings relating thereto, provided that the costs of any such defense shall be shared by the parties hereto, pro rata based on their responsibility for Taxes due under any such Tax Return, and provided further that no such audits or other Legal Proceedings shall be settled in a manner which would adversely affect the other party hereto without the prior written consent of such other party, which consent shall not be unreasonably withheld.

     D. Cooperation on Tax Matters. (i) The Purchaser, the Acquired Companies and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 12.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder as provided in Section 11.1.

     (ii) The Purchaser and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (iii) The Purchaser and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

     (iv) The Purchaser and the Seller further agree that Tax Returns prepared pursuant to paragraphs A and B above shall not unreasonably, or in a manner inconsistent with past practice of the Acquired Companies, accelerate or defer any Tax items.

     E. Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving any Acquired Company shall be terminated as to the Acquired Companies as of the Closing Date. After the Closing Date, no Acquired Company shall be bound by or have any Liability under any such tax sharing agreement or similar agreement, including without limitation the Tax Allocation Agreement.

     F. Indemnification Against Taxes of Other Persons. The Seller agrees to indemnify the Purchaser and the Acquired Companies from and against any costs, expenses or other Liabilities (including any Taxes resulting from this indemnification) that the Purchaser or the Acquired Companies may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Acquired Companies for Taxes of any Person other than the Acquired Companies (i) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. Such indemnification shall not include Liability for Taxes of any Person who is an "affiliate" (within the meaning of Section 1504(a) of the Code) of the Purchaser or who becomes an "affiliate" (within the meaning of Section 1504(a) of the Code) of any of the Acquired Companies on or after the Closing. Furthermore, such indemnification shall not include any Liability for Taxes arising from or relating to any transaction occurring after the Closing Date.

     SECTION 12.4 Certain Definitions. For purposes of this Agreement, (i) "Tax" or "Taxes" includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers' compensation, severance, windfall, profits, customs, duties, disability, registration, estimated, environmental (including Taxes under Code
Section 59A), transfer, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not, (ii) "Tax Return" or "Tax Returns" includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law, and (iii) all citations of the Code or to the Treasury Regulations promulgated thereunder will include any amendments or successor provisions thereto.

                                  ARTICLE XIII

                                 MISCELLANEOUS

     SECTION 13.1 Entire Agreement; Amendment. Each of the representations, warranties, covenants and agreements of any party hereto contained in this Agreement or the Disclosure Schedule or any certificate delivered by any party hereto pursuant to this Agreement will be deemed incorporated and contained in this Agreement and will constitute representations and warranties of such party. This Agreement (including the Disclosure Schedule) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof, including without limitation that certain letter from the Purchaser to the Seller dated May 15, 1998 and agreed to by the Seller on June 3, 1998 and, as of the Closing only, that certain confidentiality letter dated March 2, 1998. This Agreement (including the Disclosure Schedule) constitutes the entire agreement of the parties hereto with respect to the matters provided for herein and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof except as expressly set forth in this Agreement. No investigation or receipt of information (other than the information contained in the Disclosure Schedule) by or on behalf of the Purchaser will diminish any of the representations, warranties, covenants or agreements of the Seller under this Agreement or the conditions to obligations of the Purchaser under this Agreement. No investigation or receipt of information by or on behalf of the Seller will diminish or obviate any of the representations, warranties, covenants or agreements of the Purchaser under this Agreement or the conditions to obligations of the Seller under this Agreement.

     SECTION 13.2 Amendments. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Purchaser and the Seller.

     SECTION 13.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. This Agreement may not be assigned by the Seller, or by Champps without the Purchaser's prior written consent (subject to Section 11.7). This Agreement is freely assignable by the Purchaser, and without limiting the foregoing, the Purchaser may designate a nominee(s) or designee(s) to acquire the Shares at the Closing, provided that the assignee, nominee or designee of the Purchaser executes a document acknowledging that it accepts the terms and provisions of this Agreement with the same force and effect as if it had originally been the "Purchaser" hereunder provided that the Seller is reasonably satisfied that such assignee, nominee or designee meets the net worth and other requirements applicable to the Purchaser hereunder.

     SECTION 13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

     SECTION 13.5 Headings and Section References. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

     SECTION 13.6 Waiver. No failure or delay by either the Purchaser or the Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by Law.

     SECTION 13.7 Expenses. Except as otherwise specifically provided for in this Agreement, the Seller and the Purchaser shall each pay all costs and expenses incurred by it, or on its behalf, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel. The Purchaser and the Seller shall each pay one half of the HSR Act filing fee. The Purchaser shall pay all fees and expenses related to filings with Governmental Entities relating to Business Licenses which filings are required to be made following the Closing due to a change in control of any Acquired Company due to the Purchaser's acquisition of the Shares.

     SECTION 13.8 Notices. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered personally, dispatched by facsimile transmission, or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid:

        If to the Seller, to:

           Unique Casual Restaurants, Inc.
           55 Ferncroft Road
           Danvers, MA 01923
           Attn.: Donald C. Moore and
                  Donna L. Depoian, Esq.
           Fax No.: (978) 774-1334

           with a copy to:

           Goodwin, Procter & Hoar
           Exchange Place
           Boston, MA 02109
           Attn.: Ettore A. Santucci, Esq.
           Fax No.: (617) 570-8150

        If to the Purchaser, to:

           King Cannon, Inc.
           575 Lexington Avenue, Suite 410
           New York, NY 10022
           Attn: Michael R. Cannon
           Fax No.: (212) 572-8369

           with a copy to:

           Goulston & Storrs, P.C.
           400 Atlantic Avenue
           Boston, MA 02110-3333
           Attn.: Kitt Sawitsky, Esq.
           Fax No.: (617) 574-4112

or at such other address as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the Person to which it is directed upon actual receipt by such Person (or its agent for notices hereunder). Any notice that is dispatched by facsimile transmission shall be deemed to have been duly given to the Person to which it is addressed upon transmission and confirmation of receipt. Any notice that is addressed as provided herein and mailed by registered or certified mail shall be conclusively presumed to have been duly given to the Person to which it is addressed at the close of business, local time of such party, on the fifth calendar day after the day it is so placed in the mail. Any notice that is addressed as provided herein and sent by a nationally recognized overnight courier service shall be conclusively presumed to have been duly given to the Person to which it is addressed at the close of business, local time of such Person, on the next business day following its deposit with such courier service for next day delivery.

     SECTION 13.9 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive Laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.

     SECTION 13.10 Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

     SECTION 13.11 "Knowledge". Whenever "to its knowledge," "known", "aware" or a similar phrase is used to qualify a representation of the Seller, the "knowledge" so referred to shall be deemed to be the actual knowledge of the individual named on Schedule 13.11.

     SECTION 13.12 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     SECTION 13.13 Consent to Jurisdiction. Each of the Purchaser and the Seller hereby irrevocably consents that any legal action or proceeding against it under, arising out of, or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement may be brought in any state or federal court in the Commonwealth of Massachusetts of competent jurisdiction. Each party, by the execution and delivery of this Agreement, expressly and irrevocably consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. Each party hereby further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand, by mail or by overnight express delivery service in the manner provided for in Section 13.8 or by serving a copy thereof on any registered agent for such party in such jurisdiction. Each party hereby expressly and irrevocably waives any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis. Nothing in this Section 13.13 shall affect or impair in any manner or to any extent the right of any party to commence legal proceedings or otherwise proceed against any other party in any jurisdiction or to serve process in any manner permitted by Law. The parties further agree that the consents and waivers provided for in this Section 13.13 are personal and solely for the benefit of the parties to this Agreement and their respective heirs and successors and are not intended for the benefit of, and may not be invoked by, any other Person.

     SECTION 13.14  Indemnification: Survival of Representations and Warranties.

     A. Indemnification by the Seller and Champps. The Seller and Champps each hereby jointly and severally agrees to indemnify, defend and hold harmless the Purchaser, each of the Acquired Companies, each of the Affiliates of the Purchaser or any Acquired Company, and each of the employees, officers, directors, stockholders, members, managers, partners and representatives of any one of them, from and against any losses, assessments, Liabilities, claims, obligations, damages, costs or expenses (including without limitation reasonable attorneys' fees and disbursements) which arise out of or relate to:

          (1) any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, undertakings, covenants or agreements of the Seller or any Acquired Company or any Affiliate of any of them contained in this Agreement, including without limitation in the Disclosure Schedule, or in any certificate or other instrument or document executed and delivered by the Seller or any Acquired Company or any Affiliate of any of them pursuant to this Agreement; or

          (2) any Environmental Matters (as hereinafter defined); or

          (3) any Retained Liabilities; or

          (4) obligations of the Seller under Section 2.4 with respect to Lease Termination Amounts and Rent Adjustment Amounts;

and all such losses, assessments, Liabilities, claims, obligations, damages, costs or expenses so arising out of or relating to any of the foregoing clauses
(1) through (4), inclusive, of this Section 13.14(A), or the matters described therein, are referred to hereinafter as the "Purchaser's Losses"; provided, however, that the Seller shall not have any obligation so to indemnify the Purchaser on account of any breach of any representation or warranty as described in clause (1) above of this Section 13.14(A) unless and until the Purchaser's Losses paid or incurred by the Purchaser on account of all such breaches of representations and warranties exceed $100,000 in the aggregate, in which event the Purchaser will be entitled to such indemnification in respect of all such Purchaser's Losses, including without limitation such initial $100,000 of Purchaser's Losses.

     As used above, the term "Environmental Matters" shall mean and include each and all of the following:

          (i) any Environmental Condition on, at, under, migrating from or to, or relating to the Current Locations or the Other Locations or any facilities or operations thereon, or otherwise relating in any way to the Business, to the proportionate extent any such Environmental Condition was caused or is alleged to have been caused by the acts, omissions, operations or activities of the Seller and/or any of the Acquired Companies;

          (ii) the generation, manufacture, refinement, transportation, treatment, storage, handling, disposal, transfer, production, Release, Threat of Release, or processing of any Hazardous Materials (collectively, "Hazardous Materials Activities") on, at, under or relating to the Current Locations or the Other Locations or any facilities or operations thereon, or otherwise relating in any way to the Business, to the proportionate extent any such Hazardous Materials Activities occurred or are alleged to have occurred during the period of the Seller's ownership or operation of the Business and/or any of the Acquired Companies, including, without limitation, off-site waste transportation and disposal practices prior to the Closing; and

          (iii) any Environmental Condition on, at, under, migrating from or to, or relating to any Current Location or Other Location or any facilities or operations thereon, or otherwise relating in any way to the Business, and identified or referenced in the ESA for said Location listed on Schedule
     13.14 attached hereto or otherwise disclosed to the Purchaser by the Seller.

     The Seller acknowledges and agrees that the definition of "Environmental Matters" above shall include each and all of the foregoing clauses (i) through
(iii), inclusive, regardless of whether any of the matters described in such clauses (i) through (iii), inclusive, or any facts or circumstances relating thereto, have been disclosed to the Purchaser in this Agreement or in the Disclosure Schedule or otherwise, and that the indemnification obligations with respect to Environmental Matters pursuant to this Section 13.14 shall exist in full force and effect notwithstanding any such disclosure. The Purchaser acknowledges that (i) the Seller's indemnification obligations with respect to Environmental Matters shall not abrogate or otherwise affect the Seller's ability to pursue third parties for damages and/or contribution, and (ii) the Seller shall be entitled to bring third party claims regarding Environmental Matters by or through the Purchaser (at the Seller's sole cost and expense) provided that the Seller first obtains the Purchaser's written consent (which consent shall be granted or denied at the sole but reasonable discretion of the Purchaser).

     B. Indemnification by the Purchaser. The Purchaser shall indemnify, defend and hold harmless the Seller and its employees, officers, directors, partners and representatives (other than any of the foregoing as may become employees of any Acquired Company or the Purchaser at or after the Closing) from and against any losses, assessments, Liabilities, claims, obligations, damages, costs or expenses (including without limitation reasonable attorneys' fees and disbursements) which arise out of or relate to: (i) any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Purchaser contained in this Agreement, or in any certificate or other instrument executed and delivered by the Purchaser pursuant to this Agreement; or (ii) any Transferred Liabilities (and all such losses, assessments, Liabilities, claims, obligations, damages, costs or expenses are referred to hereinafter as the "Seller's Losses"); provided, however, that the Purchaser shall not have any obligation so to indemnify the

Seller on account of any breach of any representation or warranty as described herein unless and until the Seller's Losses paid, incurred, suffered or accrued by the Seller on account of all breaches of representations and warranties exceed $100,000 in the aggregate, in which event the Seller will be entitled to such indemnification in respect of all such Seller's Losses, including without limitation such initial $100,000 of Seller's Losses. The Purchaser's representations and warranties under this Agreement, and its indemnification obligations arising from such representations and warranties, shall survive the Closing and shall expire and terminate on December 31, 2000. Any covenants or agreements of the Purchaser hereunder, and any and all indemnification obligations relating thereto shall survive the Closing indefinitely, unless earlier expiring in accordance with their respective terms. Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Purchaser on account of any breach of any representation or warranty described in this Section 13.14(B)(i) shall be limited to $5,000,000; provided, however, that such limitation on the liability of the Purchaser shall not apply to, and there shall be no cap or limit on the liability of the Purchaser to the Seller under or in connection with any such liability on account of any breach by the Purchaser of any of its covenants or agreements hereunder or on account of its indemnification obligations pursuant to this Section 13.14 (except for those indemnification obligations specifically referenced in the first clause of this sentence).

     C. Survival. The Seller's representations and warranties under this Agreement, and its indemnification obligations arising from such representations and warranties, shall survive the Closing and shall expire and terminate on December 31, 2000, except for those representations and warranties contained in
(a) Section 4.1(L)(iii) which shall survive the Closing and shall expire and terminate on December 31, 2003, (b) Section 4.1(M) and Section 4.1(P) which shall survive the Closing and shall expire and terminate on the expiration of the applicable statute of limitations with respect to any applicable Purchaser's Losses, and (c) Section 4.1(A) with respect to the due organization, valid existence and good standing of the Seller and any Acquired Company as well as with respect to the matters referred to in the last two sentences thereof,
Section 4.1(B) (except for clause (iv) and the last sentence thereof), and
Section 4.1(C) which shall survive the Closing indefinitely. Any covenants or agreements of the Seller hereunder, and any and all indemnification obligations relating thereto shall survive the Closing indefinitely, unless earlier expiring in accordance with their respective terms. The Seller's indemnification obligations with respect to covenants and the items described in Section 13.14(A)(2), Section 13.14(A)(3), and Section 13.14(A)(4) shall survive indefinitely.

     D. Indemnification Liability. Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Seller on account of any breach of any representation or warranty described in Section 13.14(A)(1) shall be limited to the amount of the Final Purchase Price. Such limitation on the liability of the Seller shall not apply to, and there shall be no cap or limit on the liability of the Seller to the Purchaser under or in connection with any liability on account of any breach by the Seller of any of its covenants or agreements hereunder or on account of indemnification obligations pursuant to this Section 13.14 (except for those indemnification obligations specifically referenced in the first clause of this Section 13.14(D)), provided that it shall be a condition to the Purchaser recovering any amount of Purchaser's Losses in excess of the Final Purchase Price that the Purchaser transfers to the Seller full ownership and control of the Shares, the Assets and the Transferred Seller Assets (to the extent then owned by the Purchaser and the Acquired Companies), the Acquired Companies and the Business in such a manner as to rescind the transactions contemplated hereby and the Seller pays to the Purchaser in connection with such transfer an amount equal to (i) the Final Purchase Price plus (ii) all additional investments made in the Acquired Companies following the Closing plus (iii) an amount equal to an internal rate of return equal to 25% on the sum of items (i) and (ii), unless the Seller in its discretion declines to have such transfer-back and rescission effected and elects to pay to the Purchaser all such Purchaser's Losses regardless of this proviso.

     E. Procedures. (i) Any of the Purchaser's Losses may first be satisfied, at the Purchaser's election, from the General Escrow Amount, and any interest earned thereon, to the extent sufficient. In the event that any Legal Proceeding shall be threatened or instituted in respect to which indemnification may be sought by one party hereto from another party under the provisions of this
Section 13.14, the party seeking indemnification ("Indemnitee") shall, reasonably promptly after acquiring actual knowledge of such threatened or instituted Legal Proceeding, cause written notice in reasonable detail of such threatened or instituted Legal

Proceeding and which is covered by this indemnification, to be forwarded to the other party from which indemnification is being sought ("Indemnitor"), provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder.

     (ii) In the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of the notice described in Section 13.14(E)(i), at its option and at its own expense, to be represented by counsel of its choice, and (subject to Section 13.14(E)(iii)) to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Purchaser's Losses or Seller's Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee's costs and expenses arising therefrom or relating thereto shall constitute Purchaser's Losses, if the Indemnitee is the Purchaser, or Seller's Losses, if the Indemnitee is the Seller); provided, however, that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense, except that, if the Indemnitor fails to take reasonable steps necessary to defend diligently such third party claim within 15 business days after receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnitor has failed to take such steps, the Indemnitee may assume its own defense, and, in such event (a) the Indemnitor will be liable for all Purchaser's or Seller's Losses, as the case may be, reasonably paid or incurred in connection therewith, and (b) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense.

     (iii) Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third party claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not provided indemnification hereunder or which would otherwise adversely affect the Assets, the Transferred Seller Assets, the Business, any Acquired Company or the Purchaser. If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not provided indemnification hereunder and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee notifies the Indemnitor that it does not consent to such firm offer within 10 calendar days after its receipt of such notice from the Indemnitor, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnitor as to such third party claim will not exceed the amount of such settlement offer, plus the Purchaser's Losses or Seller's Losses, as the case may be, reasonably paid or incurred by the Indemnitee through the end of such 10-calendar day period.

     (iv) After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier's check within 30 days after the date of such notice. Any and all Purchaser's Losses or Seller's Losses that are costs and expenses incurred in connection with a third party claim other than those described in the preceding sentence (including Purchaser's Losses or Seller's Losses incurred in the absence of any threatened or pending Legal Proceeding, or Purchaser's Losses or Seller's Losses incurred after any such Legal Proceeding has been threatened or instituted but prior to the rendering of any final judgment or award in connection therewith), shall be paid by the Indemnitor on a current basis, and, without limiting the generality of the foregoing, the Indemnitee shall have the right to invoice the Indemnitor for such Purchaser's Losses or Seller's Losses, as the case may be, as frequently as it deems appropriate, and the amount of any such Purchaser's Losses or Seller's Losses, as the case may be, which are described or listed in any such invoice shall be paid to the Indemnitee, by wire transfer or certified or bank cashier's check, within 30 days after the date of such invoice.

     F. Certain Limitations. (i) The amount of any Purchaser's Losses or Seller's Losses shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such Purchaser's Losses or Seller's Losses as the case may be. Any Indemnitor hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant Purchaser's Losses or Seller's Losses as the case may be. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of any Purchaser's Losses or Seller's Losses as the case may be after the full amount of such Purchaser's Losses or Seller's Losses has been paid by an Indemnitor or after an Indemnitor has made a partial payment of such Purchaser's Losses or Seller's Losses and the amount received from the third party exceeds the remaining unpaid balance of such Purchaser's Losses or Seller's Losses, then the Indemnitee shall promptly remit to the Indemnitor the excess (if any) of (a) the sum of the amount theretofore paid by the Indemnitor in respect of such Purchaser's Losses or Seller's Losses plus the amount received from the third party in respect thereof, less (b) the full amount of such Purchaser's Losses or Seller's Losses.

     (ii) The amount of any Purchaser's Losses or Seller's Losses or any other amounts payable or reimbursable by one party to the other under this Agreement shall be increased or decreased to take account of any net Tax cost incurred or any net Tax benefit realized by the Indemnitee.

     (iii) Notwithstanding any other provisions of this Agreement (a) the Purchaser shall not have any right to make claims for indemnification pursuant to this Section 13.14 with respect to any matter which is the basis of any economic adjustment pursuant to Section 2.2(B) or Section 2.3(C), it being understood that such adjustments constitute the Purchaser's sole recourse and remedy with respect to such matters to the exclusion of this Section 13.14, and
(b) neither the Purchaser nor the Seller shall have any right to make claims for indemnification pursuant to this Section 13.14 on account of breaches of representations and warranties in this Agreement after the period for which such representations or warranties survive pursuant to Section 13.14(B) and Section 13.14(C). If the Closing occurs, the indemnification rights of the parties provided in this Section 13.14 and in the Escrow Agreement constitute the exclusive remedy of the parties with respect to all matters described in this Agreement (except for the matters described in Article II, Section 6.7, Section 6.9, Section 6.18, Article XI and Article XII for which the parties shall be entitled to specific performance and all other remedies available at law or equity for the breach of the matters described in such Sections and Articles).

     SECTION 13.15 Arbitration. Any and all disputes between the parties that arise out of or relate to Article II or Section 13.14 (other than a claim based on a breach of a representation or warranty except for a claim for such breach under the Escrow Agreement to which arbitration shall apply) of this Agreement, or that arise out of or relate to the Escrow Agreement, and which cannot be amicably settled, shall be determined solely and exclusively by arbitration by a single arbitrator (the "Arbitrator") who has either been appointed jointly by
(a) the Purchaser and the Seller, or (b) an arbitrator appointed by the Purchaser and an arbitrator appointed by the Seller. If the Arbitrator has not been appointed within ten business days of the date of notice of any such dispute having been given by a party hereto the other party, the Arbitrator shall be appointed by the President of the AAA. The Arbitrator shall be an individual with experience in the field which is the subject matter which he or she is being asked to determine. Any arbitration pursuant to this Section 13.15 shall be administered by the AAA under its commercial arbitration rules for such disputes at its office in Boston, Massachusetts. The parties expressly, unconditionally and irrevocably waive any right to recision, repudiation or any similar remedy in any Legal Proceeding hereunder for which arbitration is applicable under this Section 13.15. Judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the Arbitrator shall be paid by the non-prevailing party.

     SECTION 13.16  Certain Employment Matters.

     A. Company Employees. As of and immediately following the Closing all Company Employees shall remain employees of the applicable Acquired Company on the same terms and conditions on which they are employed by such Acquired Company immediately prior to the Closing. The Acquired Companies shall not assume the Employee Benefit Plans of Seller, but Purchaser shall use reasonable commercial efforts, to the extent consistent with the operating plans for the Business after the Closing, to establish comparable benefit arrangements for the Acquired Companies (other than any stock purchase or other incentive or retirement plan except for a so-called "401K" plan) to be in force immediately following the Closing; provided, however, that after the Closing, the Acquired Companies shall be liable for all severance and all accrued vacation of the Company Employees as of the Closing Date, and the Seller shall have no reimbursement or other liability to the Purchaser, the Acquired Companies or the Company Employees after the Closing on account thereof. The obligations of the Acquired Companies under the second sentence of this Section 13.16(A) to establish comparable benefit arrangements shall only survive for six months following the Closing. The employee benefit plans, programs and policies established by Purchaser and/or the Acquired Companies after the Closing shall credit the Company Employees covered thereby with all service with Seller or the Acquired Companies (or any predecessor or affiliated employers) to the extent such service would be recognized by Seller prior to the Closing for all purposes under its Employee Benefit Plans, to the same extent as if such service were service with Purchaser and/or the Acquired Companies, and in the case of any group medical or dental insurance or other health care plan, the Company Employees shall be covered under such plan without regard to any pre-existing condition restrictions, but only to the extent such condition did not also apply under Seller's health care plan, and to the extent feasible, with credit for payments made during the current plan year as to annual maximum out-of-pocket co-payments and deductibles. Nothing contained in this Agreement shall confer upon any Company Employee any right with respect to continuance of employment by the applicable Acquired Company, nor shall anything herein interfere with the right of the Seller, the Purchaser and the Acquired Companies to terminate the employment of any of the Company Employees at any time, with or without cause, or restrict the Purchaser or the Acquired Companies in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of the Company Employees. No provision of this Agreement shall create any third party beneficiary rights in any Company Employee, or any beneficiary or dependents thereof, with respect to compensation, terms and conditions of employment and benefits. Seller will provide Purchaser, in a timely manner, any information with respect to any Company Employee's employment with and compensation from Seller or the Acquired Companies or rights or benefits under any employee benefit plan of Seller which Purchaser may reasonably request.

     B. Seller Employees. Schedule 13.16 sets forth the names of all current employees of Seller (including employees on sick leave and vacation, but excluding the Chief Executive Officer of Seller) who spend any of their working time performing services relating to the Business (the "Seller Employees"). Unless Purchaser otherwise elects with Seller's consent (not to be unreasonably withheld) prior to the Closing, all Seller Employees shall be offered employment by the Company as of the Closing, which offers shall be for wages or salaries which are reasonably similar to such employees' wages or salaries immediately prior to the Closing. Seller agrees to fully cooperate with Purchaser in connection with such offer of employment by Purchaser and will not take any action, directly or indirectly, to prevent any Seller Employee to whom the Purchaser offers employment from becoming employed by the Company from and after the Closing. After the Closing, all Seller Employees who shall have accepted the Company's offer of employment pursuant to the foregoing sentence shall be treated for all purposes as if they were "Company Employees", including without limitation all provisions of Section 13.16(A) hereof, except as otherwise expressly set forth in Section 13.16(C). Effective as of the Closing, Seller shall (i) terminate the employment of each Seller Employee who has been offered employment by the Company as of the Closing in accordance with this Section 13.16(B) and has accepted such employment (a "Rehired Seller Employee"); and
(ii) in its sole discretion, either retain any Seller Employee who has been offered employment by the Company as of the Closing in accordance with this
Section 13.16(B) and has not accepted such employment (a "Declining Seller Employee") or terminate such Declining Seller Employee's employment, whereby Seller shall be liable for all severance and accrued vacation of such Declining Seller Employee as of the Closing Date, and the Purchaser and the Acquired Companies shall have no reimbursement or other liability to the Seller or such Declining Seller Employee as of and after the Closing on account thereof.

     C. Shared Employees. An asterisk in Schedule 13.16 next to their names indicates those Seller Employees who, if they become Rehired Seller Employees, Purchaser will cause to be made available to Seller by the Company to provide services after the Closing for the benefit of Seller and its remaining subsidiaries and business in accordance with this Section 13.16(C) and the Transitional Services Agreement (the "Shared Employees"). Notwithstanding their status as "Shared Employees", except as otherwise, expressly set forth in this Section 13.16(C) such employees shall be for all purposes "Rehired Seller Employees". Seller shall have the right to receive from the Shared Employees, and Purchaser and the Company shall take all commercially reasonable actions to cause the Shared Employees so long as they are employed by any Acquired Company to provide to Seller, services in the categories and for the maximum terms specifically set forth in the Transitional Services Agreement, (the "Shared Employee Services"). Approximately 50% of each Shared Employee's normal business hours will be devoted to duties on behalf of Seller. Each such Shared Employee's duties hereunder will consist of substantially the same duties as were performed by such Shared Employee during the six-month period prior to the Closing subject to (i) such minor modifications as shall be necessary to reflect the consummation of the transactions contemplated by this Agreement or as to which Seller shall reasonably request, and (ii) the reasonable needs of the Company as determined in its reasonable discretion. It is understood and agreed that Seller, and not Purchaser, shall be responsible for directing and supervising the Shared Employees with respect to the performance of Shared Employee Services. Purchaser and the Company may not terminate any of the Shared Employee Services prior to the earlier of (i) the maximum terms set forth in the Transitional Services Agreement or (ii) the date on which Seller elects to terminate the applicable Shared Employee Services as provided in the Transitional Services Agreement, unless such termination is "for cause" or unless in each case Purchaser gives Seller five business day's prior written notice of any such termination by an Acquired Company without cause and an opportunity to offer employment to the terminated Shared Employee notwithstanding the restrictions set forth in Section 11.5 hereof. Seller agrees to compensate the Company for Shared Employees Services at the rate of 50% of the sum of (i) annual salary (initially as of the Closing and as may be revised during the Company's standard employee merit review process) and (ii) attributable benefits and direct costs related to such Shared Employee. Seller shall have no employer-employee relationship with any Rehired Seller Employees. If a Shared Employee is terminated by Purchaser or the Company within the 12 months immediately following the Closing, Seller and Purchaser agree to share equally in any severance obligation which becomes payable to such terminated Shared Employee.

                           [Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                                          KING CANNON, INC.

                                          By: /s/ MICHAEL R. CANNON
                                             -----------------------------------
                                             Title: President


                                          UNIQUE CASUAL RESTAURANTS, INC.

                                          By: /s/ DONALD C. MOORE
                                             -----------------------------------
                                             Title: President


     Champps Entertainment, Inc. hereby joins in this Agreement for the purposes of the representations, warranties, covenants and obligations contained in
Section 4.1(R), Section 4.1(W), Section 11.5, Section 11.7, and Section 13.14, and hereby agrees to be bound by each and all of the provisions thereof as a direct obligor thereunder:

                                          CHAMPPS ENTERTAINMENT, INC.

                                          By: /s/ DONALD C. MOORE
                                             -----------------------------------
                                             Title: President

                         UNIQUE CASUAL RESTAURANTS, INC.



                                                        PLEASE MARK
                                                        YOUR VOTES AS        [X]
                                                        INDICATED IN
                                                        THIS EXAMPLE

Please sign this Proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and, where more than one name appears, a majority must sign. If a corporation, this signature should be that of any authorized officer, who should state his or her title.

1. To approve the sale of the stock of Unique's wholly-owned subsidiary, Fuddruckers, Inc., to King Cannon, Inc. pursuant to the terms of that certain stock purchase agreement dated as of July 31, 1998.

         FOR                      AGAINST                   ABSTAIN
        [   ]                     [    ]                     [   ]


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. A VOTE FOR PROPOSAL 1 IS RECOMMENDED BY THE BOARD OF DIRECTORS. RECORD DATE SHARES: _______________

SIGNATURE_________________ DATE________  SIGNATURE_________________ DATE________



                              FOLD AND DETACH HERE

                         UNIQUE CASUAL RESTAURANTS, INC.

Dear Stockholder:

      Please take note of the important information enclosed with this Proxy Ballot. You are encouraged to read carefully the enclosed proxy materials.

      Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

      Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

      Your vote must be received prior to the Special Meeting of Stockholders on Thursday, November 5, 1998.

      Thank you in advance for your prompt consideration of these matters.

      Sincerely,

      Unique Casual Restaurants, Inc.

PROXY                                                                      PROXY

                         UNIQUE CASUAL RESTAURANTS, INC.

    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 5, 1998

      The undersigned, having received notice of the meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Donald C. Moore and Donna L. Depoian, and each of them, attorney or attorneys of the undersigned (with full power of substitution) for and in the name(s) of the undersigned to attend the Special Meeting of Stockholders of Unique Casual Restaurants, Inc. (the "Company"), to be held at the Tara Hotel, 50 Ferncroft Road, Danvers, Massachusetts on Thursday, November 5, 1998 at 10:00 a.m. and any adjourned or postponed sessions thereof, and to vote and act upon the matters in respect of all shares of stock of the Company that the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

      Attendance of the undersigned at the meeting or at any adjourned or postponed sessions thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at the meeting the intention of the undersigned to vote said shares in person. If the undersigned is not the registered direct holder of his or her shares, the undersigned must obtain appropriate documentation from the registered holder in order to be able to vote the shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy must be signed by the undersigned in every such capacity as well as individually.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
         DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS
                 MADE, THE PROXIES SHALL VOTE "FOR" PROPOSAL 1.

  This proxy is solicited on behalf of the Board of Directors of the Company.

          PLEASE VOTE AND SIGN ON THE OTHER SIDE AND RETURN PROMPTLY IN
                               ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

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